                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-31060


[EL PASO ENERGY LOGO]                             [THE COASTAL CORPORATION LOGO]

                        JOINT PROXY STATEMENT/PROSPECTUS
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of El Paso Energy Corporation and The Coastal Corporation have approved a merger agreement that will result in a combination of our two companies. If we complete the merger, Coastal stockholders will receive 1.23 shares of El Paso common stock for each share of Coastal common stock and for each share of Coastal Class A common stock they own, and each holder of Coastal convertible preferred stock will receive the number of shares of El Paso common stock specified in this document. El Paso stockholders will continue to own their existing shares after the merger. We estimate that in connection with the merger El Paso will issue approximately 269 million shares of El Paso common stock to Coastal stockholders and optionholders. Those shares will represent approximately 54% of the outstanding shares of El Paso common stock after the merger. The El Paso common stock is listed on the New York Stock Exchange under the symbol "EPG."

     The merger will bring together El Paso's and Coastal's highly complementary assets and operations and create the leading integrated natural gas and power company in North America. This combined company will be among the top five companies in every sector of the natural gas and power industries. Our combined coast-to-coast natural gas transmission system will consist of over 58,000 miles of pipeline reaching all major growth areas in the United States, have access to every key natural gas supply source in North America and transport 20.7 billion cubic feet of gas per day, more than any other energy company in the world. We will also be the third largest producer of natural gas in the United States, the second largest gatherer and processor of natural gas in the United States and will have a net ownership interest in approximately 8,000 megawatts of power generation worldwide.

     We cannot complete the merger unless El Paso stockholders approve the issuance of El Paso shares in connection with the merger and Coastal stockholders approve the merger agreement. We have each scheduled special meetings for our stockholders to vote on these important matters. This document provides information about the dates, times and places of the special meetings.


     YOUR VOTE IS VERY IMPORTANT. Please take the time to vote by completing the enclosed proxy card and returning it in the return envelope provided, even if you plan to attend your special meeting. If you are a Coastal stockholder, you may also vote by telephone or over the Internet by following the instructions on your proxy card. If you hold your shares in the name of a bank or broker, you should follow the instructions on the form you receive from your bank or broker.



     This document contains detailed information about the meetings and the proposed merger. We encourage you to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 18 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE MERGER.


     We are very enthusiastic about this transaction and the strength and opportunities of the combined company. We join all the other members of our two companies' boards of directors in recommending that you vote in favor of the matter presented at your special meeting.


[William A. Wise sig]                  [David A. Arledge sig]
William A. Wise                        David A. Arledge
President and Chief Executive Officer  Chairman, President and Chief Executive Officer
El Paso Energy Corporation             The Coastal Corporation

   NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE EL PASO COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MARCH 17, 2000. AND IT IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT MARCH 31, 2000.

         [Map of the Combined North American Gas and Power Operations]

[EL PASO LOGO]
                             ---------------------

                  NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 5, 2000

                             ---------------------

To the Stockholders of El Paso Energy Corporation:

     A special meeting of the stockholders of El Paso Energy Corporation will be held at The Westin Galleria, located at 5060 W. Alabama, Houston, Texas 77056, at 9:00 a.m., local time, on Friday, May 5, 2000, for the following purposes:

          1. To consider and vote on a proposal to approve the issuance of shares of El Paso common stock to stockholders and optionholders of The Coastal Corporation in connection with the proposed merger of a wholly owned subsidiary of El Paso into Coastal, as a result of which Coastal will become a wholly owned subsidiary of El Paso.

          2. To act on any other matters that may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

     Only stockholders of record at the close of business on March 17, 2000, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

     THE BOARD OF DIRECTORS OF EL PASO UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF EL PASO COMMON STOCK IN CONNECTION WITH THE PROPOSED MERGER.


     You are cordially invited to attend the special meeting. Your vote is very important to us. Whether or not you plan to attend, please act promptly to vote your shares on the proposal described above. You may vote your shares by completing the enclosed proxy and returning it in the return envelope provided, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote your shares in person, even if you have previously submitted a proxy.


                                            By Order of the Board of Directors,

                                            [David L. Siddall sig]
                                            David L. Siddall
                                            Corporate Secretary

Houston, Texas
March 17, 2000

[THE COASTAL CORPORATION LOGO]

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 5, 2000

                             ---------------------

To the Stockholders of The Coastal Corporation:

     A special meeting of the stockholders of The Coastal Corporation will be held at the Renaissance Houston Hotel, located at 6 Greenway Plaza East, Houston, Texas 77046, at 9:00 a.m., local time, on Friday, May 5, 2000, for the following purposes:

          1. To consider and vote on a proposal to approve and adopt the merger agreement, dated as of January 17, 2000, by and between El Paso Energy Corporation, El Paso Merger Company, a subsidiary of El Paso, and Coastal under which, among other things, El Paso Merger Company will merge into Coastal, and El Paso will issue shares of El Paso common stock to Coastal stockholders and optionholders as follows:

        - 1.23 shares for each share of common stock and for each share of Class A common stock;

        - 9.133 shares for each share of $1.19 Series A convertible preferred stock and for each share of $1.83 Series B convertible preferred stock;

        - 17.980 shares for each share of $5.00 Series C convertible preferred stock; and

        - for each outstanding Coastal option, shares of El Paso common stock having a market value equal to the value of the Coastal option based on an agreed valuation methodology.

          2. To act on any other matters that may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

     Only record holders of shares of common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock, and $5.00 Series C convertible preferred stock at the close of business on March 17, 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

     THE BOARD OF DIRECTORS OF COASTAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     You are cordially invited to attend the special meeting. Your vote is very important to us. Whether or not you plan to attend, please act promptly to vote your shares with respect to the proposal described above. You may vote your shares by completing the enclosed proxy and returning it in the return envelope provided, which requires no postage if mailed in the United States. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the enclosed proxy card. If you attend the special meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

                                            By Order of the Board of Directors,

                                            /s/ AUSTIN M. O'TOOLE
                                            Austin M. O'Toole
                                            Senior Vice President and Secretary
Houston, Texas
March 17, 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    4
  The Companies.............................................    4
  Our Reasons for the Merger................................    4
  Our Recommendation to Stockholders........................    4
  Record Date; Stock Entitled to Vote.......................    4
  Votes Required............................................    5
  Share Ownership and Voting Power of Management............    5
  What Stockholders and Optionholders Will Receive in the
     Merger.................................................    5
  Board of Directors of the Combined Company After the
     Merger and Related Matters.............................    6
  By-laws of the Combined Company...........................    6
  Opinions of Financial Advisors............................    6
  Accounting Treatment......................................    6
  Material Terms of the Merger Agreement....................    6
  Stock Option Agreements...................................    8
  Listing of El Paso Stock..................................    8
  Regulatory Approvals Required for the Merger..............    8
  Interests of Certain Persons in the Merger................    9
  Comparative Market Prices.................................   10
  El Paso Selected Historical Financial Data................   11
  Coastal Selected Historical Financial Data................   13
  Selected Pro Forma Combined Financial Data................   14
  Comparative Per Share Data................................   16
RISK FACTORS................................................   18
  We will be operating in highly competitive industries.....   18
  The revenues of our pipeline businesses are generated
     under contracts that must be renegotiated
     periodically...........................................   18
  Fluctuations in energy commodity prices could adversely
     affect our business....................................   18
  The rates we are able to charge our customers may be
     reduced by governmental authorities....................   19
  The success of our oil and gas exploration and production
     businesses is dependent on factors which cannot be
     predicted with certainty...............................   19
  Estimates of oil and gas reserves may change..............   19
  Our use of derivative financial instruments could result
     in financial losses....................................   20
  The success of our power generation and marketing
     activities depends on many factors, some of which may
     be beyond our control..................................   20
  Our telecommunications business strategy is unproven......   20
  Our foreign investments involve special risks.............   21
  Costs of environmental liabilities, regulation and
     litigation could exceed our estimates..................   21
  Our operations are subject to operational hazards and
     uninsured risks........................................   21
  El Paso's senior management has limited experience
     operating refineries and chemical plants and in the
     coal production business and key Coastal personnel
     necessary to operate these businesses could terminate
     their employment with the combined company.............   21
  We cannot assure you that our two companies will be
     successfully combined into a single entity.............   22
  Since the market price of El Paso shares will vary,
     Coastal stockholders cannot be sure of the value of the
     consideration they will receive in the merger..........   22
  The companies could be required to effect significant
     divestitures or comply with other regulatory
     requirements...........................................   22
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   23
THE MERGER..................................................   25
  Background of the Merger..................................   25
  Our Reasons for the Merger................................   27


                                       (i)

                                                              PAGE
                                                              ----
  Factors Considered by, and Recommendation of, the Board of
     Directors of El Paso...................................   28
  Factors Considered by, and Recommendation of, the Board of
     Directors of Coastal...................................   31
  Accounting Treatment......................................   33
  Description of Material United States Federal Income Tax
     Consequences of the Merger.............................   33
  Regulatory Approvals Required for the Merger..............   35
  Appraisal Rights..........................................   36
  Federal Securities Laws Consequences; Stock Transfer
     Restrictions...........................................   37
  By-Laws of the Combined Company...........................   38
OPINIONS OF FINANCIAL ADVISORS..............................   40
  Opinion of Financial Advisor to El Paso...................   40
  Opinion of Financial Advisor to Coastal...................   46
MATERIAL TERMS OF THE MERGER AGREEMENT......................   54
  Structure of the Merger...................................   54
  Closing; Effective Time...................................   54
  Consideration to be Received in the Merger................   54
  Procedures for Surrender of Certificates; Fractional
     Shares.................................................   54
  Board of Directors; Nominating Committees; Officers.......   55
  Representations and Warranties............................   56
  Covenants.................................................   57
  Additional Agreements.....................................   60
  Conditions to the Completion of the Merger................   63
  Termination...............................................   63
  Amendments................................................   65
MATERIAL TERMS OF THE STOCK OPTION AGREEMENTS...............   66
  Terms of the Options......................................   66
  Substitute Option.........................................   66
  Exchange Option...........................................   66
  Limitation of Profit......................................   67
  Effect of Stock Option Agreements.........................   67
THE SPECIAL MEETINGS........................................   68
  Dates, Times and Places...................................   68
  Matters to be Considered at the Special Meetings..........   68
  Record Date; Stock Entitled to Vote; Quorum...............   68
  Votes Required............................................   69
  Share Ownership and Voting Power of Management............   69
  Voting of Proxies; Shares Held in "Street Name"...........   69
FINANCIAL INFORMATION.......................................   72
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................   78
DIRECTORS OF THE COMBINED COMPANY AFTER THE MERGER..........   79
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   79
COMPARISON OF STOCKHOLDER RIGHTS............................   81
WHERE YOU CAN FIND MORE INFORMATION.........................   88
EXPERTS.....................................................   90
LEGAL MATTERS...............................................   90
INDEPENDENT PUBLIC ACCOUNTANTS..............................   90
SUBMISSION OF STOCKHOLDER PROPOSALS.........................   90
OTHER MATTERS...............................................   91


                                      (ii)

                                                              PAGE
                                                              ----
INFORMATION REGARDING EL PASO AND COASTAL DIRECTORS.........   91
  El Paso Directors.........................................   91
  Coastal Directors.........................................   92


LIST OF ANNEXES
  Annex A  -- Agreement and Plan of Merger
           -- Stock Option Agreement for Option Granted by Coastal to
  Annex B     El Paso
           -- Stock Option Agreement for Option Granted by El Paso to
  Annex C     Coastal
           -- Opinion of Donaldson, Lufkin & Jenrette Securities
  Annex D     Corporation
           -- Opinion of Merrill Lynch, Pierce, Fenner & Smith
  Annex E     Incorporated
           -- Section 262 of the Delaware General Corporation Law
  Annex F     (Appraisal Rights)

                                      (iii)

     This document incorporates important business and financial information about our companies from documents we have filed with the SEC that we have not included in or delivered with this document. El Paso will provide you with copies of this information relating to El Paso, without charge, upon written or oral request to:

        El Paso Energy Corporation
        El Paso Energy Building
        1001 Louisiana Street
        Houston, Texas 77002
        Attention: Office of Corporate Secretary
        Telephone Number: (713) 420-6195

     Coastal will provide you with copies of this information relating to Coastal, without charge, upon written or oral request to:

        The Coastal Corporation
        Coastal Tower
        Nine Greenway Plaza
        Houston, Texas 77046-0995
        Attention: Office of Corporate Secretary
        Telephone Number: (713) 877-6821

     In order to receive timely delivery of the documents in advance of our special stockholders' meetings, you should make your request no later than April 28, 2000.


     For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information" beginning on page 88.


                                      (iv)

             QUESTIONS AND ANSWERS ABOUT THE EL PASO/COASTAL MERGER

Q.   WHAT DO I NEED TO DO NOW?

A. After you have carefully read this document, please vote your shares as soon as possible:

     - by completing and signing the enclosed proxy card and returning it in the prepaid return envelope provided; or


     - if you are a Coastal stockholder, by telephone or through the Internet by following the instructions provided on your proxy card.


Q.   WHAT DO I DO IF I WANT TO REVOKE OR CHANGE MY VOTE?

A.   You may revoke or change your vote:

     - by sending a written notice to the corporate secretary of your company before your special meeting stating that you would like to revoke your proxy;

     - by completing and signing another proxy card and returning it by mail prior to your special meeting;


     - if you are a Coastal stockholder, by telephone or through the Internet by following the instructions provided on your proxy card; or


     - by attending your special meeting and voting in person.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A:   No. If we complete the merger, El Paso will send
     Coastal stockholders written instructions for exchanging their Coastal stock certificates for stock certificates representing El Paso common stock. Stock certificates held by El Paso stockholders will continue to represent an identical number of shares of El Paso common stock after the merger is completed.

Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BANK
     OR BROKER, WILL MY BANK OR BROKER VOTE MY SHARES FOR ME?

A: Your bank or broker will vote your shares only if you provide it with instructions on how to vote. Your bank or broker will contact you regarding the procedures necessary for it to vote your shares. Please tell your bank or broker how you would like it to vote your shares. If you do not tell your bank or broker how to vote, your shares will not be voted.

Q:   IS THE MERGER TAXABLE?

A:   We anticipate that the merger, as it has been
structured, will constitute a reorganization for United States federal income tax purposes. Neither of us will be obligated to complete the merger unless we receive legal opinions to that effect. We may not waive this condition unless we first obtain Coastal stockholder approval. Assuming the merger qualifies as a reorganization, Coastal stockholders who exchange their Coastal common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock or $5.00 Series C convertible preferred stock solely for El Paso common stock in the merger generally will not recognize gain or loss for United States federal income tax purposes, except for gain or loss recognized because of cash received instead of fractional shares.


     We describe material United States federal income tax consequences of the merger in more detail beginning on page 33. The tax consequences to you will depend on the facts and circumstances of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you.


Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working toward completing the merger as quickly as possible. We must first obtain the necessary regulatory clearance and the approvals of our stockholders at the special meetings. We plan to complete the merger in the fourth quarter of 2000. However, we cannot assure you as to when or if the merger will occur.

Q:   WILL THERE BE ANY CHANGES TO THE AMOUNT OF
DIVIDENDS I RECEIVE?

A: We expect no changes in the dividend policies of El Paso or Coastal before we complete the merger. After the merger, we expect that El Paso's dividend rate, currently $.206 per share per quarter, will initially be the dividend rate applicable to the combined company's common stock. In its decision to declare future dividends, the combined company's board of directors will consider business conditions and the earnings and financial condition of the combined company and its subsidiaries.

Q:   WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I
     DISSENT FROM THE MERGER?


A:   Both El Paso and Coastal are organized under
Delaware law. Under Delaware law, unless you hold shares of Coastal's $5.00
     Series C convertible preferred stock, you will not have the right to dissent and receive the appraised value of your shares in connection with the merger. Holders of shares of Coastal's $5.00 Series C convertible preferred stock will be entitled to appraisal rights in respect of those shares if they comply with the requirements of Section 262 of the Delaware General Corporation Law as described under "The Merger -- Appraisal Rights" beginning on page 36.


Q:   WHERE CAN I FIND MORE INFORMATION ABOUT THE
     COMPANIES?


A: Both companies file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov and at the offices of the New York Stock Exchange. You can also request copies of these documents from us. In addition, you can get information about our companies from our Internet sites located at http://www.epenergy.com and http://www.coastalcorp.com. The information on our Internet sites is not a part of, and is not being incorporated by reference into, this joint proxy statement/prospectus. For more information, please see "Where You Can Find More Information," beginning on page 88.

                         WHO CAN ANSWER YOUR QUESTIONS

             If you have additional questions, you should contact:

                             EL PASO STOCKHOLDERS:
                           El Paso Energy Corporation
                            El Paso Energy Building
                             1001 Louisiana Street
                              Houston, Texas 77002
             Attention: Bruce Connery, Office of Investor Relations
                        Telephone Number: (713) 420-5855

                             COASTAL STOCKHOLDERS:
                            The Coastal Corporation
                                 Coastal Tower
                              Nine Greenway Plaza
                           Houston, Texas 77046-0995
                   Attention: Office of Shareholder Relations
                        Telephone Number: (713) 877-6821

                             ---------------------

                  If you would like additional copies of this joint proxy statement/prospectus, or if you have questions about the merger, you may also contact:

                             EL PASO STOCKHOLDERS:

                                 GEORGESON LOGO
                          17 State Street, 10th Floor
                            New York, New York 10004
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: 1-800-223-2064

                             COASTAL STOCKHOLDERS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 BANKS AND BROKERS CALL COLLECT: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: 1-800-769-6414

                                    SUMMARY


     This summary highlights selected information from this joint proxy statement/prospectus. This summary may not include all of the information that is important to you. To understand the proposed transactions fully and for a more detailed description of the legal terms of the transactions, we urge you to read carefully this entire joint proxy statement/prospectus and the documents we refer to in this document. See "Where You Can Find More Information" beginning on page 88. We have included page references directing you to a more complete description of each item presented in this summary. In this document we often refer to the "combined company," which means, following the merger, El Paso and its subsidiaries, including Coastal.


THE COMPANIES

EL PASO ENERGY CORPORATION
El Paso Energy Building
1001 Louisiana Street
Houston, Texas 77002
(713) 420-2131

     El Paso is a diversified energy holding company that provides comprehensive energy solutions through its strategic business units. It has operations in natural gas transportation, storage, gathering and processing, power generation, merchant energy services, natural gas and oil production and international project development. El Paso owns the only integrated coast-to-coast natural gas pipeline system in the United States.

     El Paso has approximately 4,700 full-time employees.

THE COASTAL CORPORATION
Coastal Tower
Nine Greenway Plaza
Houston, Texas 77046
(713) 877-1400

     Coastal is a diversified energy holding company with operations in natural gas transmission, storage, gathering and processing and marketing; oil and gas exploration and production; petroleum refining, marketing and distribution; chemicals; power production; and coal.

     Coastal has approximately 13,200 full-time employees.


OUR REASONS FOR THE MERGER (SEE PAGES 27 THROUGH 28)


     We believe that by combining the highly complementary assets and operations of El Paso and Coastal, we will create a company that will be the leading integrated natural gas and power company in North America and will have tremendous opportunities for growth and creation of stockholder value. In particular, the combined company:

- will be the only company ranked among the top five companies in each sector of the natural gas and power industries: natural gas transmission, natural gas storage, merchant energy and power, international, field services, and exploration and production;

- will be uniquely positioned to take advantage of new opportunities that arise as a result of the continuing convergence of the natural gas and power industries;

- will be able to utilize its combined 58,000 mile, coast-to-coast, natural gas pipeline system, which reaches approximately 70% of the U.S. population, to take advantage of opportunities in the telecommunications and electric power transmission areas; and

- will have the opportunity to realize pre-tax annual cost savings of at least $200 million beginning in the first full year of operations after the completion of the merger.


OUR RECOMMENDATION TO STOCKHOLDERS (SEE PAGES 28 THROUGH 33)


     El Paso. The El Paso board believes that the merger agreement, the merger and the related transactions, including the issuance of El Paso common stock in connection with the merger, are fair to and in the best interests of El Paso and its stockholders and unanimously recommends that you vote FOR the approval of the issuance of shares of El Paso common stock in connection with the proposed merger.

     Coastal. The Coastal board believes that the merger agreement, the merger and the related transactions are fair to and in the best interests of Coastal and its stockholders and unanimously recommends that you vote FOR the approval and adoption of the merger agreement.


RECORD DATE; STOCK ENTITLED TO VOTE (SEE PAGES 68 THROUGH 69)


     El Paso. You may vote at the El Paso special meeting if you owned shares of El Paso common stock at the close of business on March 17, 2000. At El Paso's special meeting, you will be entitled to cast one vote for each share of El Paso common stock that you owned at the close of business on March 17, 2000. As of the close of business on March 14, 2000, there were 236,505,461 shares of El Paso common stock outstanding.

     Coastal. You may vote at the Coastal special meeting if you owned shares of Coastal common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock, and/or $5.00 Series C convertible preferred stock at the close of business on March 17, 2000. At Coastal's special meeting, you will be entitled to one vote for each share of common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock, and $5.00 Series C convertible preferred stock you owned at the close of business on March 17, 2000 and 100 votes for each share of Class A common stock you owned on that date. As of the close of business on March 14, 2000, there were 213,369,398 shares of Coastal common stock, 343,226 shares of Class A common stock, 52,709 shares of $1.19 Series A convertible preferred stock, 57,555 shares of $1.83 Series B convertible preferred stock and 26,680 shares of $5.00 Series C convertible preferred stock outstanding.


VOTES REQUIRED (SEE PAGE 69)


     El Paso. To approve the issuance of shares of El Paso common stock in connection with the merger, El Paso stockholders must vote at least a majority of all shares voted by all El Paso stockholders at the special meeting in favor of the proposal for the issuance of those shares. At the special meeting, El Paso stockholders will be entitled to vote a total of approximately 236,505,461 shares of El Paso common stock.

     Coastal. To approve and adopt the merger agreement, Coastal stockholders must cast a majority of the total number of votes entitled to be cast at the special meeting in favor of the proposal to approve and adopt the merger agreement. Accordingly, if a Coastal stockholder fails to vote any of his or her Coastal stock it will have the same effect as a vote against the merger agreement. At the special meeting Coastal stockholders will be entitled to cast a total of approximately 247,828,942 votes.


SHARE OWNERSHIP AND VOTING POWER OF MANAGEMENT (SEE PAGE 69)


     El Paso. As of the close of business on March 14, 2000, the directors and executive officers of El Paso held, and they will be entitled to vote at the special meeting, approximately 18.8 million shares of El Paso common stock. These shares represent approximately 7.9% of the total number of shares of El Paso common stock then outstanding. All of the directors and executive officers of El Paso have indicated to us that they intend to vote their shares in favor of the issuance of El Paso common stock in connection with the merger.

     Coastal. As of the close of business on March 14, 2000, the directors and executive officers of Coastal held approximately 5,652,180 shares of Coastal common stock and 183,966 shares of Class A common stock. They will be entitled to cast a total of approximately 24,048,780 votes at the special meeting, representing approximately 9.7% of the total number of votes Coastal stockholders will be entitled to cast at that meeting. All of the directors and executive officers of Coastal have indicated to us that they intend to vote their shares in favor of the approval and adoption of the merger agreement.


WHAT STOCKHOLDERS AND OPTIONHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGES 54 AND
60)


     Coastal. If we complete the merger, you will receive:

- 1.23 shares of El Paso common stock for each share of Coastal common stock and for each share of Class A common stock you own;

- 9.133 shares of El Paso common stock for each share of $1.19 Series A convertible preferred stock and for each share of $1.83 Series B convertible preferred stock;

- 17.980 shares of El Paso common stock for each share of $5.00 Series C convertible preferred stock; and

- for each outstanding Coastal option, shares of El Paso common stock having a market value equal to the value of the Coastal option based on an agreed valuation methodology.

These exchange ratios will not change if the market price of El Paso or Coastal stock increases or decreases between now and the date of the merger.

     You will not receive a fractional share of El Paso common stock. Instead, you will receive a cash payment for any fractional share based on the market value of the El Paso common stock.

     El Paso. You will not receive any new shares in the merger. You will continue to own your shares of El Paso common stock after the merger.

BOARD OF DIRECTORS OF THE COMBINED COMPANY
AFTER THE MERGER AND RELATED MATTERS (SEE PAGES 55 THROUGH 56)


Following the merger:

- the board of the combined company will consist of 12 members, seven of whom will be designated by El Paso from among its directors and five of whom will be persons designated by Coastal from among its directors;

- Ronald L. Kuehn, Jr., currently the Chairman of El Paso, will continue as Chairman of the combined company until December 31, 2000;

- when Mr. Kuehn steps down, William A. Wise, currently the President and Chief Executive Officer of El Paso, will become Chairman, President and Chief Executive Officer of the combined company; and

- David A. Arledge, currently Chairman, President and Chief Executive Officer of Coastal, will become Vice Chairman of the board of the combined company and will oversee the non-regulated businesses of the combined company.


BY-LAWS OF THE COMBINED COMPANY (SEE PAGES 38
THROUGH 39)


     The by-laws of the combined company will provide, among other things, that until December 31, 2002:

- unless expanded in connection with a future business combination transaction, the combined company's board of directors will have 12 members;

- the seven directors designated by El Paso and their designated successors will have the authority to recommend seven candidates for nomination at each annual stockholders' meeting and to designate persons to replace any of those directors who may resign before the end of his or her term;

- the five directors designated by Coastal and their designated successors will have the authority to recommend five candidates for nomination at each annual stockholder's meeting and to designate persons to replace any of those directors who may resign before the end of his or her term;

- William A. Wise will hold the position of Chairman of the combined company's board after December 31, 2000 and will also hold the positions of President and Chief Executive Officer of the combined company;

- David A. Arledge will hold the position of Vice Chairman of the board of the combined company; and

- the board of the combined company will not be permitted to take action inconsistent with the by-laws, including removing Mr. Wise or Mr. Arledge from their respective offices, unless the action is approved by two-thirds of the directors designated by El Paso and Coastal under the merger agreement and their designated successors.


OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 40 THROUGH 53)


     El Paso. In deciding to approve the merger, the El Paso board considered the opinion of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, that the 1.23 exchange ratio applicable to the shares of Coastal common stock and Class A common stock was fair to El Paso from a financial point of view. We have attached this opinion as Annex D to this joint proxy statement/prospectus and encourage you to read it.

     Coastal. In deciding to approve the merger, the Coastal board considered the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that the exchange ratios applicable to the shares of Coastal common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock and $5.00 Series C convertible preferred stock were fair from a financial point of view to the holders of those shares. We have attached this opinion as Annex E to this joint proxy statement/prospectus and encourage you to read it.


ACCOUNTING TREATMENT (SEE PAGE 33)


     We expect that the merger will be accounted for as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.


MATERIAL TERMS OF THE MERGER AGREEMENT (SEE PAGES 54 THROUGH 65)


     We have attached the merger agreement as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.


     Conditions to Completion of the Merger (see page 63)


     Our respective obligations to complete the merger are subject to a number of conditions. These include:

- Coastal stockholders approving and adopting the merger agreement;

- El Paso stockholders approving the issuance of shares of El Paso common stock in connection with the merger;

- the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, applicable to the merger;

- all other regulatory approvals, including approval of the Federal Energy Regulatory Commission, or FERC, having been obtained without the imposition of conditions that would be materially adverse to El Paso's and Coastal's combined businesses, financial condition or results of operations;

- our respective independent public accountants concurring that the merger will qualify for pooling of interests accounting treatment; and

- our receiving legal opinions from our respective counsel that the merger will qualify as a reorganization under the Internal Revenue Code.


     Withdrawal of Recommendation of Boards of Directors (see page 60)


     The El Paso and Coastal boards cannot withdraw their recommendations in support of the proposed transaction except:

- if the board receives a proposal for another transaction that is more favorable to its stockholders than our proposed merger; or

- if the board determines in good faith that as a result of adverse developments affecting the other company, the merger is contrary to its stockholders' best interests.


     Termination of the Merger Agreement (pages 63 through 64)


     El Paso and Coastal can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, either company can terminate the merger agreement if:

- we do not complete the merger by the "drop-dead date," which is January 17, 2001, but will be extended to April 17, 2001 if the only reason the merger has not been completed by January 17, 2001 is because of the failure to obtain the necessary regulatory approvals;

- the Coastal stockholders do not approve and adopt the merger agreement;
- the El Paso stockholders do not approve the issuance of El Paso common stock in connection with the merger; or

- a governmental authority permanently prohibits the merger.

     Either company can also terminate the merger agreement if:

- the other company's representations in the merger agreement were untrue, and the untrue representations are so significant that as a result the representing company's business, financial condition or results of operations are materially and adversely affected;

- the other company does not materially comply with its obligations under the merger agreement; or

- the other company's board of directors no longer recommends that its stockholders vote to adopt the merger agreement or the issuance of common stock, as the case may be, or recommends that its stockholders accept a proposal from a third party for a takeover transaction for at least 25% of its common stock or assets.

     Finally, either Coastal or El Paso may terminate the agreement if it receives, before its special meeting, an unsolicited proposal to acquire in a tender offer, merger or otherwise 50% or more of its common stock or assets, and:

- the board of directors of the company receiving the proposal believes that its legal duties require that it consider the new proposal;

- after considering the new proposal, that board of directors concludes that the new proposal is more favorable to its stockholders than our proposed merger;

- the company that received the proposal gives the other company five business days to respond to the new proposal; and

- the company that received the proposal pays the other company a termination fee of $300 million.

     Termination Fees (see page 64)


     El Paso and Coastal have each agreed to pay to the other company a termination fee of $300 million and reimburse up to $10 million of the other company's expenses if:

- (1) any person makes a takeover proposal to the paying company, and then either company terminates the merger agreement because of the occurrence of the drop-dead date or because the paying company's stockholders fail to approve the transaction, and (2) within 12 months after termination, the paying company enters into or completes another transaction;

- any person makes a takeover proposal to the paying company and the other company terminates the merger agreement because the paying company's board has withdrawn or modified its approval or recommendation of the transaction;

- (1) no takeover proposal has been made to the paying company but the other company nonetheless terminates the merger agreement because the paying company's board has withdrawn or modified its approval or recommendation of the transaction, and (2) within three months after termination, the paying company enters into or completes another transaction; or

- the paying company terminates the merger agreement, because it receives a proposal more favorable to its stockholders as described above.

     In addition, El Paso and Coastal have each agreed to reimburse the other for up to $10 million of its expenses if the transaction is not approved by either of their respective stockholders, even if no takeover proposal has been previously made.


STOCK OPTION AGREEMENTS (SEE PAGES 66 THROUGH 67)


     In connection with the merger agreement, Coastal entered into a stock option agreement in which it granted El Paso an option to purchase up to 31,834,515 shares of Coastal common stock for $34.14375 per share.

     In connection with the merger agreement, El Paso entered into a similar stock option agreement in which it granted Coastal an option to purchase up to 35,080,566 shares of El Paso common stock for $37.80 per share.

     Each option will become exercisable only if the company that granted the option becomes obligated to pay a termination fee of $300 million to the other company. The stock option agreements, however, limit the aggregate amount of profit either company is permitted to receive as a result of the termination fee and the exercise of an option, including profit made on the sale of shares received as a result of the exercise of the option, to $325 million.

     If either option is exercised, the company issuing shares under the option will likely be precluded for up to two years from accounting for a subsequent business combination transaction as a pooling of interests. The grant of the stock options could therefore have the effect of discouraging a third party from proposing an alternative transaction to Coastal or El Paso or limiting the amount a third party would pay in connection with an alternative transaction with Coastal or El Paso.

     We have attached copies of both stock option agreements as Annexes B and C to this joint proxy statement/prospectus.


LISTING OF EL PASO STOCK (SEE PAGES 62)


     It is a condition to the merger that the New York Stock Exchange approve for listing the shares of El Paso common stock El Paso will issue in connection with the merger. El Paso expects that the New York Stock Exchange will grant this approval. El Paso common stock will continue to trade under El Paso's current symbol "EPG" after the merger.


REGULATORY APPROVALS REQUIRED FOR THE MERGER (SEE PAGES 35 THROUGH 36)


     Under the HSR Act and the rules under the HSR Act, we cannot complete the merger until we have given notification and furnished information relating to the operations of the parties and the industries in which they operate to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and a specified waiting period expires or is terminated. We both filed notification and report forms under the HSR Act with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission on February 2, 2000. On March 3, 2000, we received a request from the Federal Trade Commission for additional information and other materials. We are not permitted to complete the merger until 20 days after we have substantially complied with this request unless the waiting period is terminated earlier. Even after the waiting period expires or terminates, the Antitrust Division of the United States Department of Justice and the Federal Trade Commission will have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

     In addition, because we both currently operate subsidiary companies that are engaged in the wholesale marketing of power, under the Federal Power Act, the FERC has the authority to review the proposed merger to determine if it is in the public interest. We expect to file shortly a joint application with the FERC. In evaluating similar applications in other merger transactions, the FERC has considered the impact of the proposed merger on competition, rates and regulation. The FERC has, in some cases, imposed conditions on its approval of a merger. Even after it approves the merger, the FERC will have continuing jurisdiction over the combined company's power marketing business to affect the rates, terms and conditions of its service and to affect its dealings with affiliates.

     Under the merger agreement, we have both agreed to use reasonable best efforts to take all actions to obtain all material regulatory and governmental approvals necessary to complete the merger and to address concerns of antitrust regulators and the FERC. Neither of us is required under the merger agreement to sell any portion of its business or take any other action to address concerns of regulators if the result would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the combined company after the merger. El Paso is also not required to take actions that would be reasonably likely to be materially adverse to Tennessee Gas Pipeline Company, a subsidiary of El Paso, or ANR

Pipeline Company, a subsidiary of Coastal. Coastal may not make any sales or take any of the other actions described above without El Paso's approval.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGES 79 THROUGH 80)


     In evaluating the merger, you should recognize that a number of directors and executive officers of Coastal may have interests in the merger that are different from, or in addition to, your interests as stockholders. These interests include:

- all exercisable and unexercisable Coastal stock options and restricted shares that Coastal employees and directors hold will be cancelled in exchange for shares of El Paso common stock with a market value equal to the fair value of those options calculated based on a variation of the Black-Scholes option valuation methodology agreed to by the companies' financial advisors. Using this valuation methodology, based on the average of the high and low trading prices for El Paso common stock on February 18, 2000, which was $37.50, Coastal directors and executive officers would have received in exchange for the exercisable and unexercisable options and restricted shares they hold a total of 2,231,129 shares of El Paso common stock; and

- if the combined company were to terminate all 21 of Coastal's current executive officers after completion of the merger, they would be entitled to receive cash severance payments of approximately $24 million in total.

                           COMPARATIVE MARKET PRICES


     The following table presents trading information for El Paso common stock and Coastal common stock on January 14, 2000 and March 14, 2000. January 14, 2000 was the last full trading day in the United States before our announcement of the signing of the merger agreement. March 14, 2000 was the last practicable trading day for which information was available before the date of this joint proxy statement/prospectus. You should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information" on page 78.


                                     EL PASO COMMON STOCK             COASTAL COMMON STOCK
                                 -----------------------------    -----------------------------
                                  HIGH        LOW       CLOSE      HIGH        LOW       CLOSE
                                 -------    -------    -------    -------    -------    -------
January 14, 2000...............  $37.438    $37.000    $37.125    $36.000    $34.438    $36.000
March 14, 2000.................  $38.375    $36.563    $37.125    $45.000    $42.500    $43.000

     The market prices of the shares of El Paso common stock and Coastal common stock fluctuate, but the number of shares of El Paso common stock to be received by holders of Coastal stock in the merger is fixed and will not be adjusted for changes in market prices prior to the merger.

                   EL PASO SELECTED HISTORICAL FINANCIAL DATA

     We present below selected consolidated historical financial data for El Paso as of and for each of the years indicated. These financial statements reflect the merger with Sonat Inc. in October 1999 in a transaction accounted for as a pooling of interests.

     We derived the operating results data for the years ended December 31, 1999, 1998 and 1997 and the financial position data as of December 31, 1999 and 1998 from El Paso's audited consolidated financial statements included in El Paso's Annual Report on Form 10-K for the year ended December 31, 1999. We derived the remaining financial data by combining selected financial data from the separate audited historical consolidated financial statements of El Paso and Sonat to give effect to the Sonat merger.


     We incorporate by reference into this joint proxy statement/prospectus the audited consolidated financial statements of El Paso for the year ended December 31, 1999, included in El Paso's Annual Report on Form 10-K for the year ended December 31, 1999. See "Where You Can Find More Information," beginning on page 88.


                                                          YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                               1999        1998       1997      1996     1995
                                              -------     ------     -------   ------   ------
                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS DATA:(a)(b)
Operating revenues..........................  $10,581     $9,500     $10,015   $6,217   $2,941
Merger-related, restructuring, and asset
  impairment charges(c).....................      557         15          50       99
Ceiling test charges(d).....................      352      1,035
Depreciation, depletion, and amortization...      609        624         639      490      447
Income (loss) from continuing operations....     (242)      (306)        405      294      354
Basic earnings (loss) per common share from
  continuing operations(e)..................    (1.06)     (1.35)       1.81     1.61     1.98
Diluted earnings (loss) per common share
  from continuing operations(e)(f)..........    (1.06)     (1.35)       1.77     1.59     1.97
Cash dividends declared per common
  share(g)..................................     0.80       0.76        0.73     0.70     0.66
Basic average common shares outstanding.....      228        226         224      183      179
Diluted average common shares
  outstanding(f)............................      239        237         229      185      180

                                                              AS OF DECEMBER 31,
                                                ----------------------------------------------
                                                 1999      1998      1997      1996      1995
                                                -------   -------   -------   -------   ------
                                                                (IN MILLIONS)
FINANCIAL POSITION DATA:(a)(b)
Total assets..................................  $16,657   $14,443   $14,784   $13,206   $6,548
Short-term debt (including current maturities
  of long-term debt)..........................    1,344     1,650     1,353     1,064      534
Long-term debt, less current maturities.......    5,223     3,692     3,404     3,251    1,640
Company-obligated preferred securities of a
  consolidated trust..........................      325       325
Minority interest.............................    1,368       374       380       347        9
Stockholders' equity..........................    2,947     3,437     3,921     3,514    2,428

---------------

(a) Our operating results and financial position reflect El Paso's merger with Sonat Inc. in October 1999 and Sonat's merger with Zilkha Energy Company in January 1998. Each of these transactions was accounted for as a pooling of interests and, accordingly, our operating results and financial position data have been restated to include the accounts and operations of Sonat and Zilkha Energy for all periods presented.

(b) Our operating results and financial position reflect the acquisition in September 1995 of Eastex Energy, Inc., in December 1995 of Premier Gas Company, in June 1996 of Cornerstone Natural Gas, Inc., in December 1996 of El Paso Tennessee Pipeline Co. (formerly Tenneco Inc.), and in

     August 1998 of DeepTech International Inc. These acquisitions were accounted for as purchases and therefore operating results of these acquired entities are included in our operating results prospectively from the date of acquisition.

(c) We have included under merger-related, restructuring, and asset impairment charges in 1999, a pretax charge of $557 million ($407 million after tax) for El Paso's merger with Sonat and the impairment of long-lived assets; in 1998, a pretax charge of $15 million ($9 million after tax) for the reorganization of Sonat's natural gas and oil production segment; in 1997, a pretax charge of $50 million ($33 million after tax) for Sonat's merger with Zilkha Energy; and in 1996, a pretax charge of $99 million ($60 million after tax) for El Paso's implementation of a workforce reduction plan and the impairment of long-lived assets.

(d) Ceiling test charges are reductions in earnings that result when capitalized costs of natural gas and oil properties exceed the upper limit, or ceiling, on the value of these properties. The ceiling is determined based on the future cash flows we estimate will be derived from these properties, discounted at a rate of 10 percent. For 1999, these charges were $352 million pretax ($257 million after tax), and in 1998 these charges were $1,035 million pretax ($642 million after tax).

(e) If we had not recorded the merger-related, restructuring, and asset impairment charges and the ceiling test charges discussed above, our basic earnings per common share from continuing operations for 1999, 1998, 1997, and 1996, would have been $1.85, $1.53, $1.96, and $1.93, respectively. Our diluted earnings per common share from continuing operations excluding these charges for those same periods would have been $1.81, $1.49, $1.91, and $1.91, respectively.

(f) As required by the accounting rules, we calculated diluted earnings (loss) per common share for 1999 and 1998 based on basic average common shares outstanding. If we had made this calculation based on diluted average common shares outstanding, we would have shown less of a loss per common share.

(g) We have assumed that cash dividends declared per common share are the same as the historical dividends declared by El Paso during the periods presented.

                   COASTAL SELECTED HISTORICAL FINANCIAL DATA


     We present below selected consolidated historical financial data for Coastal as of and for each of the years indicated. We derived the consolidated financial data for each year from Coastal's audited historical financial statements for that year. We incorporate by reference into this joint proxy statement/prospectus the audited consolidated financial statements of Coastal for the year ended December 31, 1999, included in Coastal's Annual Report on Form 10-K for the year ended December 31, 1999. See "Where You Can Find More Information," beginning on page 88.


                                                                      YEAR ENDED DECEMBER 31,
                                                            --------------------------------------------
                                                             1999     1998     1997     1996      1995
                                                            ------   ------   ------   -------   -------
                                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS DATA:
Operating revenues(a).....................................  $8,197   $7,368   $9,730   $12,167   $10,343
Depreciation, depletion and amortization..................     479      443      433       453       375
Income from continuing operations(b)......................     499      483      399       508       286
Income from continuing operations available to common
  stockholders(b).........................................     499      477      382       491       269
Basic earnings per common share from continuing operations
  available to common stockholders(c).....................    2.34     2.24     1.80      2.33      1.28
Diluted earnings per common share from continuing
  operations available to common stockholders(c)..........    2.30     2.21     1.77      2.30      1.27
Cash dividends declared per common share(d)...............    0.25     0.24     0.20      0.20      0.20
Basic average common shares outstanding...................     213      213      212       211       210
Diluted average common shares outstanding.................     217      216      215       214       212

                                                                       AS OF DECEMBER 31,
                                                         -----------------------------------------------
                                                          1999      1998      1997      1996      1995
                                                         -------   -------   -------   -------   -------
                                                                          (IN MILLIONS)
FINANCIAL POSITION DATA:
Total assets...........................................  $15,123   $12,304   $11,640   $11,620   $10,661
Short-term debt (including current maturities of
  long-term debt)......................................      268       213       156       113       252
Long-term debt, less current maturities................    4,798     3,999     3,663     3,526     3,662
Company-obligated preferred securities of a
  consolidated trust...................................      300       300
Minority interest......................................      451       100       100       100         1
Stockholders' equity...................................    3,937     3,476     3,282     3,037     2,679

---------------

(a) In February 1997, we contributed our natural gas marketing operations to partnerships in which we have a 50 percent interest. Our operating revenues for 1997 include two months of revenue from these operations while operating revenues for 1995 and 1996 each include twelve months of revenue from these operations. After February 1997, income from continuing operations includes income from these partnerships under the equity method of accounting.

(b) Our 1998 income from continuing operations includes a pretax gain of $59 million ($38 million after tax) from the sale of certain non-core natural gas gathering and processing assets. Our 1996 income from continuing operations includes a pretax gain of $272 million ($177 million after tax) from the sale of our Utah coal mining operations.

(c) If we had excluded the 1998 gain from our income from continuing operations, our basic and diluted earnings per common share would have been $0.18 lower. Had we excluded the 1996 gain on the sale of our Utah coal operations from income from continuing operations, our basic and diluted earnings per common share would have been $1.49 and $1.47, respectively.

(d) In addition to cash dividends declared per common share, we also paid cash dividends of $0.23 per share on our Class A common stock in 1999, $0.21 in 1998, and $0.18 in each of 1997, 1996 and 1995.

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                                  (UNAUDITED)

     We expect to account for the merger as a pooling of interests, which means that for accounting and financial reporting purposes, we will treat our companies as if they had always been combined.

     We present below selected unaudited pro forma financial data to give you a better understanding of what the results of operations or financial position of the combined company might have looked like had the merger occurred on an earlier date. The unaudited pro forma operating results data combines information from the historical consolidated statements of income of El Paso and Coastal as if we had completed the merger on January 1, 1997. The unaudited pro forma financial position data combines information from the historical consolidated balance sheets of El Paso and Coastal as if we had completed the merger on December 31, 1999.

     We are providing this information for illustrative purposes only. It does not necessarily indicate what the operating results or financial position of the combined company might have been had the merger actually occurred at the beginning of the earliest period presented, nor does it necessarily indicate what the combined company's future operating results or financial position will be. This information also does not reflect cost savings from operating efficiencies or other improvements we may achieve by combining our companies.


     Please see "Financial Information" beginning on page 72 for a more detailed explanation of this analysis.


                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1999      1998      1997
                                                              -------   -------   -------
                                                                 (IN MILLIONS, EXCEPT
                                                                  PER SHARE AMOUNTS)
OPERATING RESULTS DATA:
Operating revenues..........................................  $18,778   $16,868   $19,745
Merger-related, restructuring, and asset impairment
  charges...................................................      557        15        50
Ceiling test charges........................................      352     1,035
Depreciation, depletion and amortization....................    1,088     1,067     1,072
Income from continuing operations...........................      257       177       804
Income from continuing operations available to common
  stockholders..............................................      257       171       787
Basic earnings per common share from continuing operations
  available to common stockholders(a).......................     0.52      0.35      1.60
Diluted earnings per common share from continuing operations
  available to common stockholders(a)(b)....................     0.51      0.34      1.58
Cash dividends declared per common share(c).................     0.80      0.76      0.73
Basic average common shares outstanding.....................      497       494       492
Diluted average common shares outstanding(b)................      508       505       497

                                                                     AS OF
                                                               DECEMBER 31, 1999
                                                               -----------------
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AMOUNT)
FINANCIAL POSITION DATA:
Total assets................................................        $31,780
Short-term debt (including current maturities of long-term
  debt).....................................................          1,612
Long-term debt, less current maturities.....................         10,021
Company-obligated preferred securities of consolidated
  trusts....................................................            625
Minority interest...........................................          1,819
Stockholders' equity........................................          6,841
Book value per common share.................................          13.70

---------------

(a) If we had not recorded the merger-related, restructuring, and asset impairment charges and the ceiling test charges in 1999 and 1998, and had not recorded merger-related, restructuring, and asset impairment charges in 1997, we would have reported basic earnings per common share from continuing operations of $1.85, $1.66, and $1.67, respectively, and diluted earnings per common share from continuing operations of $1.83, $1.64, and $1.65, respectively.

(b) As required by the accounting rules, we calculated diluted earnings per common share for 1999 and 1998 by excluding from the number of diluted common shares outstanding those securities which, if included, would have caused us to show greater earnings per common share.

(c) We have assumed that cash dividends declared per share of common stock are the same as the historical dividends declared by El Paso during the periods presented.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     We present below (1) historical per share data for El Paso and Coastal, (2) unaudited pro forma combined per share data and (3) Coastal's unaudited pro forma equivalent per share data.

     The unaudited pro forma combined per share data was derived by combining information from the historical consolidated financial statements of El Paso and Coastal using the pooling of interests method of accounting for the merger.

     The Coastal pro forma equivalent unaudited per share data shows the effect of the merger from the perspective of a holder of Coastal common stock or Class A common stock. The information was derived by multiplying the unaudited pro forma combined per share data by 1.23, which is the exchange ratio applicable to the Coastal common stock and Coastal Class A common stock.

     You should read this table in conjunction with the unaudited pro forma condensed combined financial information included in "Financial Information" in this joint proxy statement/prospectus and the separate audited historical consolidated financial statements of El Paso and Coastal that we have incorporated by reference into this joint proxy statement/prospectus. The pro forma earnings per common share and cash dividends declared per common share amounts assume the merger had been completed on January 1, 1997. The pro forma book value per common share data assumes the merger occurred on December 31, 1999.

                                                               AS OF OR FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                1999       1998      1997
                                                              --------   --------   -------
HISTORICAL -- EL PASO(a)
  Basic earnings (loss) per common share from continuing
     operations.............................................   $(1.06)    $(1.35)    $1.81
  Diluted earnings (loss) per common share from continuing
     operations.............................................    (1.06)     (1.35)     1.77
  Cash dividends declared per common share..................     0.80       0.76      0.73
  Book value per common share...............................    12.84
HISTORICAL -- COASTAL
  Basic earnings per common share from continuing operations
     available to common stockholders.......................   $ 2.34     $ 2.24     $1.80
  Diluted earnings per common share from continuing
     operations available to common stockholders............     2.30       2.21      1.77
  Cash dividends declared per common share..................     0.25       0.24      0.20
  Book value per common share...............................    18.39
PRO FORMA COMBINED(b)
  Basic earnings per common share from continuing operations
     available to common stockholders.......................   $ 0.52     $ 0.35     $1.60
  Diluted earnings per common share from continuing
     operations available to common stockholders............     0.51       0.34      1.58
  Cash dividends declared per common share(c)...............     0.80       0.76      0.73
  Book value per common share...............................    13.70
COASTAL PRO FORMA EQUIVALENT(d)
  Basic earnings per common share from continuing operations
     available to common stockholders.......................   $ 0.64     $ 0.43     $1.97
  Diluted earnings per common share from continuing
     operations available to common stockholders............     0.63       0.42      1.94
  Cash dividends declared per common share..................     0.98       0.93      0.90
  Book value per common share...............................    16.85

---------------

(a) If we had not recorded the merger-related, restructuring, and asset impairment charges and the ceiling test charges in 1999 and 1998, and had not recorded merger-related, restructuring, and asset impairment charges in 1997, we would have reported basic earnings per common share from continuing operations of $1.85, $1.53, and $1.96, and diluted earnings per common share from continuing operations of $1.81, $1.49, and $1.91, for 1999, 1998, and 1997, respectively, and the book value per common share as of December 31, 1999, would have been $18.71.

(b) If we had not recorded the merger-related, restructuring, and asset impairment charges and the ceiling test charges in 1999 and 1998, and had not recorded merger-related, restructuring, and asset impairment charges in 1997, we would have reported pro forma combined basic earnings per common share from continuing operations available to common stockholders of $1.85, $1.66, and $1.67, and pro forma combined diluted earnings per common share from continuing operations available to common stockholders of $1.83, $1.64, and $1.65, for 1999, 1998, and 1997, respectively, and the pro forma combined book value per common share as of December 31, 1999, would have been $16.41.

(c) We have assumed that cash dividends declared per common share are the same as the historical dividends declared by El Paso during the periods presented.

(d) If we had not recorded the merger-related, restructuring, and asset impairment charges and the ceiling test charges in 1999 and 1998, and had not recorded merger-related, restructuring, and asset impairment charges in 1997, we would have reported Coastal pro forma equivalent basic earnings per common share from continuing operations available to common stockholders of $2.28, $2.04, and $2.05, and pro forma equivalent diluted earnings per common share from continuing operations available to common stockholders of $2.25, $2.02, and $2.03 for 1999, 1998, and 1997,
     respectively and the Coastal pro forma equivalent book value per common share as of December 31, 1999 would have been $20.18.

                                  RISK FACTORS

     In addition to reading and considering the other information we have included or incorporated by reference in this joint proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at your special stockholders' meeting.

WE WILL BE OPERATING IN HIGHLY COMPETITIVE INDUSTRIES.

     Most of the natural gas and natural gas liquids we transport, gather, process and store are owned by third parties. As a result, the volume of natural gas and natural gas liquids involved in these activities depends on the actions of those third parties and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current transmission, storage, gathering, processing and sales volumes and rates, to renegotiate existing contracts as they expire or to remarket unsubscribed capacity:

     - future weather conditions, including those that favor hydroelectric generation or other alternative energy sources;

     - price competition;

     - drilling activity and supply availability;

     - the expiration of significant contracts; and

     - service competition, especially due to current excess pipeline capacity into California.

     If we are unable to compete with the services offered by other energy enterprises which may be larger, offer more services, and possess greater resources, the future profitability of the combined company may be negatively impacted.

THE REVENUES OF OUR PIPELINE BUSINESSES ARE GENERATED UNDER CONTRACTS THAT MUST BE RENEGOTIATED PERIODICALLY.

     Substantially all of the revenues of the combined company's pipeline subsidiaries are generated under natural gas transportation contracts which expire periodically and must be renegotiated and extended or replaced. Although we actively pursue the renegotiation, extension and/or replacement of the contracts, we cannot assure you that we will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts.

     In particular, our ability to extend and/or replace transportation contracts could be harmed by factors we cannot control, including:

     - the proposed construction by other companies of additional pipeline capacity in the markets served by Tennessee Gas Pipeline Company and Southern Natural Gas Pipeline Company and in the Wisconsin market served by ANR Pipeline Company;

     - changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts;

     - reduced demand due to higher gas prices;

     - the availability of alternative energy sources; and

     - the viability of our expansion projects.

     If we are unable to renew, extend or replace these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenues and earnings.

FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     If natural gas prices in the supply basins connected to our pipeline systems are higher than prices in other gas producing regions, especially Canada, our ability to compete with other transporters may be negatively impacted. Revenues generated by our gathering and processing contracts depend on volumes and rates, both of which can be affected by the prices of natural gas and natural gas liquids. The success of our expanding gathering and processing operations in the offshore Gulf of Mexico is subject to continued development of additional oil and gas reserves in the vicinity of our facilities and our ability to access these additional reserves to offset the natural decline from existing wells connected to our systems. A decline in energy prices could precipitate a decrease in these development activities and could cause a decrease in the volume of reserves available for gathering and processing through our offshore facilities. Fluctuations in energy prices, which may impact gathering rates and investments by third parties in the development of new oil and gas reserves connected to our gathering and processing facilities, are caused by a number of factors, including:

     - regional, domestic and international supply and demand;

     - the availability and adequacy of transportation facilities;

     - energy legislation;

     - federal and state taxes, if any, imposed on the sale or transportation of natural gas and natural gas liquids; and

     - the abundance of supplies of alternative energy sources.

     If there are reductions in the average volume of the natural gas and natural gas liquids we transport, gather and process for a prolonged period, our results of operations and financial position could be significantly negatively affected.

THE RATES WE ARE ABLE TO CHARGE OUR CUSTOMERS MAY BE REDUCED BY GOVERNMENTAL AUTHORITIES.

     Our pipeline businesses are regulated by the FERC and various state and local regulatory agencies. In particular, the FERC generally limits the rates we are permitted to charge our customers for interstate natural gas transportation and, in some cases, sales of natural gas. If the rates we are permitted to charge our customers for use of our regulated pipelines are lowered, the profitability of our pipeline businesses may be reduced.

THE SUCCESS OF OUR OIL AND GAS EXPLORATION AND PRODUCTION BUSINESSES IS DEPENDENT ON FACTORS WHICH CANNOT BE PREDICTED WITH CERTAINTY.

     The performance of our exploration and production businesses is dependent upon a number of factors that we cannot control. These factors include:

     - fluctuations in crude oil and natural gas prices;

     - the results of future drilling activity;

     - our ability to identify and precisely locate prospective geologic structures and to drill and successfully complete wells in those structures in a timely manner;

     - our ability to expand our leased land positions in desirable areas, which often are subject to intensely competitive leasing conditions;

     - risks incident to operations of natural gas and oil wells; and

     - future drilling, production and development costs, including drilling rig rates.

ESTIMATES OF OIL AND GAS RESERVES MAY CHANGE.

     Actual production, revenues, taxes, development expenditures and operating expenses with respect to the combined company's reserves will likely vary from our estimates of proved reserves of oil and gas included in this document and in documents we have incorporated by reference, and those variances may be material. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir or deposit. As a result, these estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from our estimates. In addition, we may be required to revise the reserve information, downward or upward, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which will be beyond the combined company's control.

OUR USE OF DERIVATIVE FINANCIAL INSTRUMENTS COULD RESULT IN FINANCIAL LOSSES.

     We expect that the non-regulated subsidiaries of the combined company will use futures and option contracts traded on the New York Mercantile Exchange, over-the-counter options and price and basis swaps with other gas merchants and financial institutions. These instruments are intended to reduce exposure to short-term volatility in changes in energy commodity prices. The combined company could, however, incur financial losses in the future as a result of volatility in the market values of the underlying commodities or if one of our counterparties fails to perform under a contract. Furthermore, because the valuation of these financial instruments can involve estimates, changes in the assumptions underlying these estimates can occur, changing the valuation of these instruments and potentially resulting in the combined company suffering financial losses.

THE SUCCESS OF OUR POWER GENERATION AND MARKETING ACTIVITIES DEPENDS ON MANY FACTORS, SOME OF WHICH MAY BE BEYOND OUR CONTROL.

     The success of our international and domestic power projects and power marketing activities, and the amount of the related performance-based management fee paid to El Paso in connection with the Electron financing structure which was approximately $20 million in the fourth quarter of 1999, could be adversely affected by factors beyond our control, including:

     - alternative sources and supplies of energy becoming available due to new technologies and interest in self generation and cogeneration;

     - uncertain regulatory conditions resulting from the recent deregulation of the electric industry in the United States and in foreign jurisdictions;

     - our ability to negotiate successfully and enter into, restructure or recontract advantageous long-term power purchase agreements; and

     - the possibility of a reduction in the projected rate of growth in electricity usage as a result of factors such as regional economic conditions and the implementation of conservation programs.

OUR TELECOMMUNICATIONS BUSINESS STRATEGY IS UNPROVEN.

     Our experience in the telecommunications industry is limited, and we cannot assure you that our strategic communications objectives, such as marketing telecommunications capacity on our proposed fiber-optic network, will be successful. Our success depends in part on our ability to integrate and adapt our facilities and services to keep pace with advances in communications technologies and the new and improved devices and services that result from these changes. In addition, the market for fiber-optic networks and telecommunications services is rapidly evolving, and although we expect demand for these services to grow, we cannot assure you that this growth will occur. Additionally, the price of fiber optic capacity is expected to continue to decline because of increases in newly installed fiber optic capacity coming on the market and rapid fiber optic equipment technology improvements. Further, various critical issues, including security, reliability, ease and costs of access, uncertain governmental regulation, and quality of service remain unresolved and may adversely affect our business. We cannot assure you, therefore, that our telecommunications strategy will be successful.

OUR FOREIGN INVESTMENTS INVOLVE SPECIAL RISKS.

     Our activities in areas outside the United States are subject to the risks inherent in foreign operations, including:

     - loss of revenue, property and equipment as a result of hazards such as expropriation, nationalization, wars, insurrection and other political risks; and

     - the effects of currency fluctuations and exchange controls, such as the recent devaluation of the Indonesian and Brazilian currencies and other economic problems.

     These legal and regulatory events and other unforeseeable obstacles may be beyond our control or ability to manage.

COSTS OF ENVIRONMENTAL LIABILITIES, REGULATION AND LITIGATION COULD EXCEED OUR ESTIMATES.

     Our current and former operations involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations obligate us to clean up various sites at which petroleum, chemicals, low-level radioactive substances or other regulated materials may have been disposed of or released. Some of these sites have been designated Superfund sites by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act. Each of us is also a party to legal proceedings involving environmental matters pending in various courts and agencies.

     It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

     - the difficulty of estimating clean up costs;

     - the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties; and

     - the nature of environmental laws and regulations.

     Although we believe we have established appropriate reserves for liabilities, including clean up costs, we could be required to set aside additional reserves in the future due to these uncertainties.

OUR OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNINSURED RISKS.

     Our exploration, production, transportation, gathering, refining and processing operations are subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires and other hazards, each of which could result in damage to or destruction of our facilities or damage to persons and property. If any of these events were to occur, we could suffer substantial losses.

     While we maintain insurance against these types of risks to the extent and in amounts that we believe are reasonable, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

EL PASO'S SENIOR MANAGEMENT HAS LIMITED EXPERIENCE OPERATING REFINERIES AND CHEMICAL PLANTS AND IN THE COAL PRODUCTION BUSINESS AND KEY COASTAL PERSONNEL NECESSARY TO OPERATE THESE BUSINESSES COULD TERMINATE THEIR EMPLOYMENT WITH THE COMBINED COMPANY.

     El Paso's senior management has limited experience in the operation of refineries and chemical plants and in the coal production businesses, all of which are currently engaged in by Coastal. We cannot assure you that any of Coastal's current personnel involved with those operations and businesses will remain with the combined company after we complete the merger.

     Thirteen of Coastal's executive officers are parties to individual employment agreements and one additional executive officer or employee may become a party to an employment agreement prior to the merger. Each of those persons will have the right to receive substantial payments if their employment is terminated by the combined company, or if they terminate their employment for good reason after the effective time of the merger. In addition, several Coastal executive officers will be eligible to participate in a voluntary early retirement incentive window program summarized in "Material Terms of the Merger Agreement -- Additional Agreements -- Window Program" on page 61. The window program will provide enhanced retirement benefits that employees may consider to be of significant value. Accordingly, El Paso expects that a substantial number of Coastal executive officers and other key employees will likely terminate their employment within one to three years following the effective time of the merger.


WE CANNOT ASSURE YOU THAT OUR TWO COMPANIES WILL BE SUCCESSFULLY COMBINED INTO A SINGLE ENTITY.

     If we cannot successfully combine our operations we may experience a material adverse effect on our business, financial condition or results of operations. The merger involves the combining of two companies that have previously operated separately. The combining of companies such as Coastal and El Paso involves a number of risks, including:

     - the diversion of management's attention to the combining of operations;

     - difficulties in the combining of operations and systems;

     - difficulties in the assimilation and retention of employees;

     - challenges in keeping customers; and

     - potential adverse short-term effects on operating results.

     Among the factors considered by the board of directors of each company in approving the merger agreement were the opportunities for economies of scale and scope, opportunities for growth and operating efficiencies that could result from the merger. Although we expect the combined company to achieve significant annual savings in operating costs as a result of the merger, we may not be able to maintain the levels of operating efficiency that we each previously achieved or might achieve if we remain separate. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size-related benefits that we hope to achieve after the merger.

SINCE THE MARKET PRICE OF EL PASO SHARES WILL VARY, COASTAL STOCKHOLDERS CANNOT BE SURE OF THE VALUE OF THE CONSIDERATION THEY WILL RECEIVE IN THE MERGER.


     At the time the merger is completed, each share of Coastal common stock and Class A common stock will be converted into 1.23 shares of El Paso common stock, each share of Coastal $1.19 Series A convertible preferred stock and $1.83 Series B convertible preferred stock will be converted into 9.133 shares of El Paso common stock and each share of $5.00 Series C convertible preferred stock will be converted into 17.980 shares of El Paso common stock. These exchange ratios will not be adjusted in the event of any increase or decrease in the price of the El Paso common stock or the Coastal common stock. As a result, the value of the shares of El Paso common stock received by Coastal stockholders in the merger will vary with fluctuations in the price of the El Paso common stock. See "Comparative Per Share Market Price and Dividend Information" on page 78. In addition, the merger may not be completed until a significant period of time has passed after the companies' special meetings. Because of this, at the time of the Coastal special meeting, Coastal stockholders will not know the exact market value of the shares of El Paso common stock that they will receive when the merger is completed.


THE COMPANIES COULD BE REQUIRED TO EFFECT SIGNIFICANT DIVESTITURES OR COMPLY WITH OTHER REGULATORY REQUIREMENTS.

     We cannot complete the merger until the waiting period under the HSR Act has expired or terminated. We are also required to obtain the approval of the FERC in order to complete the merger.

     We are both obligated under the terms of the merger agreement to use our reasonable best efforts to take all action to ensure that the waiting period under the HSR Act and all extensions of that period expire or are terminated and other required approvals, including approval of the FERC, are obtained. Neither of us is obligated, however, to sell any portion of its business or take actions that would reasonably be likely to have a material adverse effect on the business, financial condition, or results of operations of the combined company after the merger. El Paso is also not required to take any action that would be reasonably likely to have a material adverse effect on El Paso's subsidiary, Tennessee Gas Pipeline Company, or Coastal's subsidiary, ANR Pipeline Company. Coastal may not make any sale or take any of the other actions described above without El Paso's approval. Governmental authorities could require the companies to effect significant divestitures as a condition to approving the transaction or impose other conditions that would affect subsequent operations of the combined company. In some cases, the FERC has conditioned its approval of a merger, including requiring restrictions on affiliate transactions and on sales of electric generation capacity. Even after the FERC approves the merger, the FERC will have continuing jurisdiction over the combined company's pipelines and power marketing business to affect the rates, terms and conditions of its service and to affect its dealings with affiliates.

     We cannot assure you that these and any other required regulatory approvals will be obtained or, if they are obtained, as to the terms, conditions and timing of these approvals. These requirements for regulatory approvals could delay completion of the merger for a significant period of time after the Coastal and El Paso stockholders have approved the merger and the issuance of El Paso common stock at the special meetings.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     We have each made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso, Coastal or the combined company. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for the stock of El Paso, Coastal and the combined company. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management of Coastal and El Paso, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - the risk that earnings may be adversely affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses, the oil and gas exploration and production business, the energy marketing and power generation industries, the crude oil refining and chemical production businesses and the coal mining business;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the timing and success of our exploration and development drilling programs, which would affect production levels and reserves;

     - changes to our estimates of oil, gas and coal reserves;

     - the risk of financial losses arising out of hedging transactions;

     - risks incident to the drilling and operation of oil and gas wells;

     - risks incident to operating crude oil refineries, chemical plants and coal mines;

     - future drilling, production and development costs, including drilling rig rates;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the risk that Coastal's businesses may not be successfully integrated with El Paso's businesses;

     - the risk that we may not fully realize the benefits expected to result from the merger;

     - the impact of the loss of key employees; and

     - the risk that other firms will further expand into markets in which El Paso or Coastal operate.

     These factors are more fully described in "Risk Factors." Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that we incorporated by reference into this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting El Paso's or Coastal's businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to El Paso, Coastal, the combined company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Coastal nor El Paso undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                   THE MERGER

     We are furnishing this joint proxy statement/prospectus to stockholders of El Paso and Coastal in connection with the solicitations of proxies by the El Paso board and Coastal board for use at their respective special stockholders' meeting.

     At the El Paso special meeting, which will be held on May 5, 2000, El Paso stockholders will be asked to approve the issuance of shares of El Paso common stock in connection with merger.

     At the Coastal special meeting, which will be held on May 5, 2000, Coastal stockholders will be asked to approve and adopt the merger agreement.

     We have attached a copy of the merger agreement as Annex A to this joint proxy statement/ prospectus. The merger agreement is incorporated by reference into this document and our description is qualified in its entirety by reference to the merger agreement.

BACKGROUND OF THE MERGER

     On September 7, 1999, David A. Arledge, Chairman of the Board, President and Chief Executive Officer of Coastal, telephoned William A. Wise, President and Chief Executive Officer of El Paso, to arrange a meeting for September 10, 1999.

     On September 10, 1999, Messrs. Arledge and Wise met in Houston, Texas to discuss energy industry issues, the operations of Coastal and El Paso, and how the two companies might fit together in a business combination.

     On September 21, 1999, Messrs. Wise and Arledge met to continue their discussions of September 10th. At this meeting, Messrs. Wise and Arledge discussed possibilities for a combination transaction between their two companies, potential timetables for such a transaction, and identified various corporate governance issues, including board representation, that would need to be addressed in connection with any combination transaction. No conclusions were reached at this meeting. At the end of this meeting, Messrs. Wise and Arledge agreed to meet again at a later date to continue discussions regarding a possible combination.

     On October 1, 1999, Messrs. Arledge and Wise again met and confirmed their general interest in a potential combination transaction and generally discussed their respective businesses. They agreed that in order to allow each to devote attention to his company's businesses, they would defer further discussions about a combination for several weeks.

     On November 10, 1999, Mr. Arledge telephoned Mr. Wise to inform him that he had discussed a possible transaction with a few members of the Coastal board and that they had reacted favorably to a possible combination of El Paso and Coastal. Messrs. Arledge and Wise agreed to meet, together with members of their senior management, to discuss the general nature of their respective business plans.

     On November 17, 1999, following the execution of a confidentiality agreement, Mr. Wise, Brent Austin, Executive Vice President and Chief Financial Officer of El Paso and Ralph Eads, Executive Vice President of El Paso, met in Houston with Mr. Arledge, Coby Hesse, Senior Executive Vice President and Chief Financial Officer of Coastal, and Gene Waguespack, Senior Vice President of Coastal States Management Corporation, a subsidiary of Coastal. At that meeting, the participants engaged in a general discussion of Coastal's business plans.

     On November 18, 1999, Messrs. Wise, Austin and Eads met with Messrs. Arledge, Hesse, and Waguespack in Houston. At this meeting they engaged in a general discussion of El Paso's business plans.

     On November 30, 1999, Messrs. Wise, Austin, Eads, Britton White Jr., Executive Vice President and General Counsel of El Paso, Arledge, Hesse and Waguespack met for a general discussion on timing and other issues related to a possible combination.

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

     On December 2, 1999, at a meeting of El Paso's board in New York, Mr. Wise informed the board of the prior discussions with Coastal regarding a possible combination transaction. After discussion, the board encouraged Mr. Wise and the other members of El Paso's management to proceed with discussions with Coastal.

     On December 6, 1999, Mr. Wise telephoned Mr. Arledge to report on his discussions with the El Paso board regarding a possible transaction.

     On December 16, 1999, Messrs. Arledge and Wise met. At this meeting, Mr. Arledge informed Mr. Wise that Coastal management was still interested in pursuing a possible combination transaction and proposed that Coastal and El Paso conduct mutual due diligence in January 2000. Mr. Arledge also mentioned that Coastal planned to retain Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor. Messrs. Arledge and Wise also discussed possible ratios of El Paso representatives to Coastal representatives on a combined company board and their respective roles in a combined company. Mr. Wise indicated that El Paso's attorneys would prepare and furnish a draft of a merger agreement.

     In late December, Coastal engaged Merrill Lynch to act as its financial advisor in connection with the proposed transaction, and in early January, El Paso engaged Donaldson Lufkin & Jenrette Securities Corporation to act as its financial advisor.

     On January 3, 2000, Fried, Frank, Harris, Shriver & Jacobson, El Paso's outside counsel, distributed a draft merger agreement to Coastal and its outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP.

     Beginning on January 4, 2000, El Paso and its representatives and Coastal and its representatives each conducted due diligence reviews of each other.

     On January 11, 2000, in anticipation of upcoming meetings of the boards of El Paso and Coastal, members of senior management of El Paso and Coastal met to discuss the potential terms of a merger.

     On January 12-13, 2000, the board of directors of Coastal met in Houston to review and consider the proposed transaction with El Paso and the proposed terms of the merger agreement. During the course of those meetings, presentations were made by members of Coastal's management and representatives of Merrill Lynch and Skadden Arps. Following these presentations, the board engaged in discussions with members of Coastal's management and representatives of Merrill Lynch and Skadden Arps regarding the proposed transaction. Mr. Arledge advised the directors that negotiations and due diligence were continuing between the managements of Coastal and El Paso and that, following completion of those discussions, if warranted, the Coastal board would be notified of a special meeting to give further consideration to the possible merger.

     On January 14, 2000, the board of directors of El Paso met in Houston to review and consider the proposed transaction with Coastal and the proposed terms of the merger agreement. At the meeting, presentations were made by members of El Paso's management and representatives of DLJ and Fried Frank. Following these presentations, the board engaged in discussions with members of El Paso's management and representatives of DLJ and Fried Frank regarding the proposed transaction. As a result of these presentations and discussions, the board of directors authorized El Paso's management to finalize the terms of a transaction with Coastal.

     On January 17, 2000, the Coastal board met in Houston to review the final terms of the merger transaction. At this meeting, Merrill Lynch delivered to the board its written opinion that, subject to the qualifications and limitations contained in that opinion, as of January 17, 2000, the proposed 1.23 exchange ratio applicable to the shares of Coastal common stock and Class A common stock and the equivalent exchange ratios applicable to the $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock, $5.00 Series C convertible preferred stock and Coastal's FELINE PRIDES were fair from a financial point of view to the holders of those shares. At this meeting, the Coastal board unanimously voted to approve the merger agreement, the merger, and the related agreements.

     On January 17, 2000, the El Paso board met in Houston to review the final terms of the merger agreement and the related agreements. At this meeting, DLJ delivered to the board its written opinion that, subject to the qualifications and limitations contained in that opinion, as of January 17, 2000, the proposed 1.23 exchange ratio applicable to the common stock and Class A common stock was fair to El Paso from a financial point of view. At this meeting, the El Paso board unanimously voted to approve the merger agreement, the merger, including the related issuance of shares of El Paso common stock, and the related agreements.

     After the requisite approvals were obtained from the Coastal board and the El Paso board, the merger agreement and the stock option agreements were executed on January 17, 2000. The execution of the merger agreement and the related agreements was publicly announced by the parties on January 18, 2000.

OUR REASONS FOR THE MERGER

     Although El Paso and Coastal individually have attractive prospects for the future, we believe that by combining the two companies' highly complementary assets and operations we will create a company that will be the leading integrated natural gas and power company in North America and will have greater opportunities for growth and the creation of stockholder value than either company would have on a stand-alone basis.

     The combined company will be the only company among the top five companies in each sector of the North American natural gas and power industries and will have access to all key natural gas sources and major markets in North America. As a result, the combined company will be uniquely positioned to take advantage of cross sector opportunities, particularly opportunities that arise as a result of the continuing convergence of the natural gas and power industries. Moreover, the size, scope and scale of the combined company should enhance its ability to utilize its natural gas pipeline system, which reaches approximately 70% of the U.S. population and provides a readily available pathway for data, voice and power transmission, to take advantage of opportunities in the communications and electric power transmission arenas.

     In addition, we expect the combined company to realize pre-tax cost savings of at least $200 million annually beginning in the first full year of operations after the completion of the merger. These savings will be realized principally through reductions in general and administrative costs, including consolidation of offices and reductions in staff. Based on El Paso's experience in its past business combinations, including its merger with Sonat Inc. and its acquisition of Tenneco Inc.'s energy business, we believe the combined company may achieve annual cost savings in excess of $200 million.

     The following outlines some additional strategic benefits we expect to derive from the merger in each of the combined company's major business areas: natural gas transmission and storage; merchant energy and power; international; field services; and exploration and production.

     Natural Gas Transmission and Storage. El Paso currently operates North America's largest pipeline system, carrying approximately 25% of the natural gas transported in the United States daily. This coast-to-coast pipeline system consists of approximately 40,000 miles of pipeline and provides interstate natural gas transportation to the northeast, southwest, southeast, mid-west and mid-Atlantic sections of the United States, including the New York City, Atlanta, Chicago and Boston metropolitan areas and various markets in northern Mexico. Coastal operates ANR Pipeline, which is comprised of 10,580 miles of pipeline spanning the strategic mid-west and Great Lakes regions of the United States, and the Colorado Interstate gas pipeline, which consists of 4,405 miles of pipeline and operates in the Rocky Mountain region, and also has significant interests in the Alliance and Great Lakes pipelines which have access to Canadian natural gas resources.

     By joining together the El Paso and Coastal pipeline systems, the combined company's interstate natural gas transmission system will consist of over 58,000 miles of pipeline areas and reach all major growth areas in the United States. This system will access every key natural gas supply source in North
America -- from the Gulf of Mexico to Canada -- and transport approximately 20.7 billion cubic feet of gas per day, more than any other energy company in the world. As a result, the combined company's interstate gas pipeline system will be uniquely positioned to benefit from favorable trends in the natural gas industry, including anticipated growth in the demand for natural gas from power generation and as a result

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

of the environmental benefits of natural gas use. We also expect that the combined company will have the second largest natural gas storage capacity in the United States.

     Merchant Energy and Power. El Paso's merchant energy business buys, sells and trades natural gas, power, natural gas transmission capacity and other energy and natural gas related commodities and intermediates risk in its markets using sophisticated integrated risk management techniques. The merged operations will include Coastal's strong asset-based crude oil refining and refined products marketing business. After completion of the merger, the combined company will hold net ownership interests in approximately 8,000 megawatts of power generation worldwide. In addition, the wholesale power marketing business of the combined company will be the second largest in the United States, selling approximately 89.9 million megawatt hours of power annually.

     International. The international asset portfolios of Coastal and El Paso are highly complementary. The proximity of Coastal's fuel terminals and other interests in Southeast Asia and Latin America to El Paso's interests in those areas advances both companies' strategy to build strong regional businesses with growth potential.

     Field Services. The combined company's field services business will be well positioned to provide customers with wellhead-to-mainline services, including natural gas gathering and processing. The combined company will be the second largest gatherer and processor of natural gas in the United States, with operations in all major U.S. production areas, including the San Juan Basin, Gulf of Mexico, Rocky Mountains and South Texas. It will operate approximately 15,000 miles of gathering systems, which had total gathering throughput of approximately 5,420 billion British thermal units, or Bbtu, per day in 1999. The combined company will also operate 26 gas processing plants, which had total processing throughput of approximately 1,555 Bbtu per day in 1999. On a combined basis, El Paso and Coastal produced approximately 115,000 barrels of natural gas liquids per day in 1999. In addition, the field services business of the combined company is likely to derive significant benefits from the joining together of El Paso and Coastal's exploration and production business.

     Exploration and Production. The combined company will be the third largest producer of natural gas and natural gas liquids in the United States, with over 5 trillion cubic feet of proved gas equivalent reserves and a leading asset position in the Gulf of Mexico, South Texas and the Rocky Mountains, three of the fastest growing producing areas in North America. The combined company will also be a leader in technical areas such as deep drilling, completion procedures and seismic data processing and interpretation. We believe the exploration and production business of the combined company can achieve sustainable production growth at an attractive cost and generate free cash flow for the entire company. We expect to limit the earnings volatility of our exploration and production business by price hedging and maintaining a large project inventory. We estimate that the combined company will produce approximately 615 billion cubic feet of natural gas in 2000.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF EL PASO

     The El Paso board of directors met on January 14 and January 17, 2000 to review the proposed merger. At the meeting on January 17, 2000, the El Paso board of directors unanimously:

     - determined that the merger agreement, the merger and the related transactions, including the issuance of El Paso common stock in connection with the merger, are fair to and in the best interests of El Paso and its stockholders;

     - approved the merger agreement, the stock option agreements and the merger and related transactions, including the issuance of El Paso common stock in connection with the merger; and

     - recommended that the stockholders of El Paso vote to approve the issuance of El Paso common stock in connection with the merger.

     In reaching its decision to approve the merger agreement, the stock option agreements, the merger and related transactions and to recommend that El Paso stockholders vote to approve the issuance of
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

shares of common stock in connection with the merger, the El Paso board of directors considered the following material factors:

     - the judgment, advice and analysis of El Paso's senior management, including its favorable recommendation of the merger;

     - the reasons described above under "-- Our Reasons for the Merger," including the growth opportunities we expect to be available to the combined company as a result of the merger and the anticipated cost savings;

     - the combined company's earnings per share in 2001 and 2002 are expected to exceed by approximately 5% the earnings per share El Paso would have generated on a stand-alone basis, assuming annual pre-tax cost savings of $200 million;

     - the merger furthers El Paso's strategy of growing its natural gas pipeline, field services and merchant energy businesses;

     - the merger will add approximately 3.69 trillion cubic feet equivalent of proved reserves to El Paso's existing reserves, which should enhance the combined company's ability to buy, sell and trade natural gas, oil, electric power and other commodities through its merchant energy business;

     - the ability of Coastal's refineries to process heavier crude oils affords them cost advantages;

     - presentations by and discussions with El Paso's senior management and representatives of Fried, Frank, Harris, Shriver & Jacobson, El Paso's outside counsel, regarding the terms of the merger agreement and stock option agreements;

     - presentations by and discussions with Donaldson, Lufkin & Jenrette Securities Corporation, El Paso's financial advisor, regarding the financial terms of the merger agreement, and DLJ's opinion described below to the effect that, based upon and subject to the assumptions, limitations and qualifications contained in DLJ's written opinion, as of the date of the opinion, the 1.23 exchange ratio applicable to the common stock and Class A common stock of Coastal is fair to El Paso from a financial point of view;

     - the ability of the parties to complete the merger, including the antitrust and other regulatory requirements applicable to the transaction and the anticipated timing for receiving regulatory approvals;

     - information concerning the businesses, assets, liabilities, results of operations and financial performance of El Paso, Coastal and the combined company;

     - the board of directors of the combined company will consist of seven current El Paso directors and five current Coastal directors and the combined company will be able to draw on the diverse experiences of the members of its board of directors;

     - the headquarters of the combined company will remain in Houston, Texas;

     - Ronald L. Kuehn, Jr. will remain chairman of the board of El Paso until December 31, 2000. At that time, William A. Wise, the current president and chief executive officer of El Paso will assume the position of chairman, in addition to continuing as president and chief executive officer of the combined company. David A. Arledge, who is currently the chairman, president, and chief executive officer of Coastal, will become the vice chairman and oversee the non-regulated operations of the combined company;

     - the El Paso board's understanding of current economic developments and trends generally and developments and trends in the natural gas pipeline and oil and gas production and exploration industries in particular;

     - neither stockholder approval of the transaction nor the completion of the merger will result in a change in control of El Paso under its employee benefit plans;

     - the terms of the merger agreement, including:

        - the conditions to closing;

        - the circumstances under which the boards of El Paso and Coastal may withdraw their recommendation of the proposed transaction; and

        - the circumstances in which Coastal or El Paso will be required to pay a termination fee and the size of the fee;

     - the granting of stock options under the stock option agreements, the circumstances under which the options could be exercised and the other terms and consequences of the options, and the effect the exercise of the options would likely have on the ability of the grantor to use pooling of interests accounting for future business combination transactions;

     - the long-term interests of El Paso and its stockholders, as well as the effects of the proposed transaction on El Paso's employees, customers, creditors, suppliers and the communities in which it has operations to the extent those effects relate to stockholder value;

     - the current and historical market prices of the common stock of each company and the exchange ratios implied by those prices;

     - the merger is expected to be accounted for as a pooling of interests; and

     - the merger is expected to qualify as a reorganization under the Internal Revenue Code in which El Paso will not recognize any gain or loss.

     The El Paso board of directors also considered a number of countervailing factors in its deliberations concerning the merger, including:

     - the premium being received by Coastal's stockholders, based on historical market prices, and the potential effect of the public announcement of the merger on the market price of El Paso's common stock in the short term;

     - the fact that a portion of Coastal's business includes a refining business, chemical production and coal production, areas in which El Paso's senior management has limited experience;

     - that El Paso's operation of a refining and chemicals business, which we estimate to represent approximately 5% of the pro forma earnings before interest and taxes of the combined company in 2000, and the addition of Coastal's oil and gas exploration and production business to El Paso's existing exploration and production business may increase El Paso's exposure to fluctuations in oil and natural gas prices;

     - the risk that the companies will not be able to combine their businesses without experiencing the loss of key employees or encountering other difficulties, or that the companies would not realize the cost savings expected from this combination;

     - the challenges and costs of combining the businesses of two major corporations of this size, including:

        - the combination and reduction of work forces, and

        - the consolidation, relocation and elimination of offices;

     - the risk that key employees of Coastal, including employees active in Coastal's refining, chemical production, coal production and oil and gas exploration and production businesses, may depart;

     - the interests of El Paso's and Coastal's management in the merger as described in "Interests of Certain Persons in the Merger" beginning on page 79; and


     - the risk that regulators could impose conditions on the grant of necessary approvals such as requiring the sale of a portion of the combined company's business or restricting the operations of the combined company.

     In the view of the El Paso board of directors, these potential countervailing factors did not, individually or in the aggregate, outweigh the advantages of the merger.

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, El Paso's board of directors did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. El Paso's board of directors conducted an overall analysis of the factors described above, including thorough discussions with and questioning of El Paso's management and El Paso's legal and financial advisors. In considering the factors described above, individual members of El Paso's board of directors may have given different weight to different factors.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE BOARD OF DIRECTORS OF COASTAL

     The Coastal board of directors met on January 12, January 13 and January 17, 2000 to review the proposed merger. At the meeting on January 17, 2000, the Coastal board of directors unanimously:

     - determined that the merger agreement, the merger and the related transactions are fair to and in the best interests of Coastal and its stockholders;

     - approved the merger agreement, the stock option agreements and the merger and related transactions; and

     - recommended that the stockholders of Coastal vote to approve and adopt the merger agreement.

     In reaching its decision to approve the merger agreement, the stock option agreements, the merger and related transactions and to recommend that Coastal stockholders vote to approve and adopt the merger agreement, the Coastal board of directors considered the following material factors:

     - the judgment, advice and analysis of Coastal's senior management, including its favorable recommendation of the merger;

     - the reasons described above under "-- Our Reasons for the Merger," including the growth opportunities we expect to be available to the combined company as a result of the merger and the anticipated cost savings;

     - the premium expected to be received by Coastal's stockholders, based on the exchange ratio in the merger and the then current and historical market prices of El Paso common stock;

     - the merger should enhance (as compared to Coastal on a stand-alone basis) the combined company's ability to grow its natural gas pipeline, field services and merchant energy businesses;

     - the greater proved reserves of the combined company should enhance (as compared to Coastal on a stand-alone basis) the combined company's ability to buy, sell and trade natural gas, oil, electric power and other commodities through its merchant energy business;

     - presentations by and discussions with Coastal's senior management and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, Coastal's outside counsel, regarding the terms of the merger agreement and stock option agreements;

     - presentations by and discussions with Merrill Lynch regarding the financial terms of the merger agreement, and Merrill Lynch's opinion described below to the effect that, subject to the qualifications and limitations contained in Merrill Lynch's written opinion, as of the date of the opinion, the 1.23 exchange ratio applicable to the Coastal common stock and Class A common stock, the 9.133 exchange ratio applicable to the $1.19 Series A convertible preferred stock and $1.83 Series B convertible preferred stock and the 17.980 exchange ratio applicable to the $5.00 Series C convertible preferred stock are fair to the holders of those securities from a financial point of view;

     - the ability of the parties to complete the merger, including the antitrust and other regulatory requirements applicable to the transaction and the anticipated timing for receiving regulatory approvals;

     - information concerning the businesses, assets, liabilities, results of operations and financial performance of El Paso, Coastal and the combined company;

     - the board of directors of the combined company will include five current Coastal directors;

     - the headquarters of the combined company will remain in Houston, Texas;

     - David A. Arledge, who is currently the Chairman, President and Chief Executive Officer of Coastal, will become the Vice Chairman of El Paso and oversee the non-regulated operations of the combined company;

     - the Coastal board's understanding of current economic developments and trends generally and developments and trends in the natural gas pipeline and oil and gas production and exploration industries in particular;

     - the terms of the merger agreement, including:

        - the conditions to closing;

        - the circumstances under which the boards of Coastal and El Paso may withdraw their recommendations of the proposed transaction; and

        - the circumstances in which Coastal or El Paso will be required to pay a termination fee and the size of the fee;

     - the granting of stock options under the stock option agreements, the circumstances under which the options could be exercised and the other terms and consequences of the options, including the effect the exercise of the options would likely have on the ability of the grantor to use pooling of interests accounting for future business combination transactions;

     - the long-term interests of Coastal and its stockholders, as well as the effects of the proposed transaction on Coastal's employees, customers, creditors, suppliers and the communities in which it has operations to the extent those effects relate to Coastal and stockholder value;

     - the current and historical market prices of the capital stock of each company and the exchange ratios implied by those prices;

     - the merger is expected to be accounted for as a pooling of interests; and

     - the merger is expected to qualify as a reorganization under the Internal Revenue Code in which neither Coastal nor its stockholders will recognize any gain or loss, except, in the case of stockholders, for any gain or loss associated with the receipt of cash in lieu of fractional shares.

     The Coastal board of directors also considered a number of countervailing factors in its deliberations concerning the merger, including:

     - the exchange ratios applicable to the Coastal common stock, Class A common stock and convertible preferred stock are fixed and not subject to adjustment in the event of any decrease in the price of the El Paso common stock or increase in the price of the Coastal capital stock prior to the merger;

     - the fact that a portion of Coastal's business includes a refining business, chemical production and coal production, areas in which El Paso's senior management has limited experience;

     - the risks that the companies will not be able to combine their businesses without experiencing the loss of key employees or encountering other difficulties, or that the companies would not realize the cost savings expected from this combination;

     - the challenges and costs of combining the businesses of two major corporations of this size, including:

        - the combination and reduction of work forces; and

        - the consolidation, relocation and elimination of offices;

     - the risk that key employees of Coastal, including employees active in Coastal's refining, chemical production, coal production and oil and gas exploration and production businesses, may depart;


     - the interests of El Paso's and Coastal's management in the merger as described in "Interests of Certain Persons in the Merger" beginning on page 79; and


     - the risk that regulators could impose conditions on the grant of necessary approvals such as requiring the sale of a portion of the combined company's business or restricting the operations of the combined company.

     In the view of the Coastal board of directors, these potential countervailing factors did not, individually or in the aggregate, outweigh the advantages of the merger.

     In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Coastal's board of directors did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Coastal's board of directors conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Coastal's management and Coastal's legal and financial advisors. In considering the factors described above, individual members of Coastal's board of directors may have given different weight to different factors.

ACCOUNTING TREATMENT


     We expect the merger to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of El Paso and Coastal will be carried forward to the books of the combined company at their historical recorded amounts, subject to any adjustments and reclassifications required to conform the accounting policies of the two companies. In addition, results of operations of the combined company will include results of El Paso and Coastal for the entire fiscal year in which the merger occurs. The historical reported net income or loss of El Paso and Coastal for prior periods will be combined and restated as net income or loss of El Paso after addressing any accounting conformity issues. See "Financial Information," beginning on page 72.


DESCRIPTION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a description of material United States federal income tax consequences of the merger. Our description is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, we have not described tax consequences that arise from rules that apply generally to all taxpayers or to some classes of taxpayers. We have also not described tax consequences that are generally assumed to be known by investors. Our description is based upon the Internal Revenue Code, the regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this joint proxy statement/prospectus, all of which are subject to change, possibly retroactively, and any change could affect the continuing validity of this discussion.

     We assume that stockholders hold their shares of Coastal stock as a capital asset and do not address the tax consequences that may be relevant to a particular stockholder in light of their individual circumstances or to stockholders who are subject to special treatment under some United States federal income tax laws, such as:

     - banks;

     - tax-exempt organizations;

     - insurance companies;

     - mutual funds;

     - traders in securities who elect to apply a mark-to-market method of accounting;

     - dealers in securities or foreign currencies;

     - Coastal stockholders who received their Coastal stock through the exercise of employee stock options or otherwise as compensation;

     - Coastal stockholders who are not U.S. persons; and

     - Coastal stockholders who held Coastal stock as part of a hedge, straddle or conversion transaction.

     We do not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Nor do we address the tax consequences to holders of Coastal's $5.00 Series C convertible preferred stock who exercise appraisal rights with respect to those shares.

     It is a condition to the merger that each of Coastal and El Paso receive a tax opinion from its respective tax counsel, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The condition relating to the tax opinions may not be waived by El Paso or Coastal unless further stockholder approval of the stockholders of Coastal is obtained. The opinions will be based on customary assumptions and representations made by, among others, Coastal and El Paso. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. Neither El Paso nor Coastal has requested or intends to request a ruling from the Internal Revenue Service as to the tax consequences of the merger.

     The following discussion of United States federal income tax consequences of the merger assumes that the merger, if completed, will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for United States federal income tax purposes.

     Merger. If we complete the merger:

     - no gain or loss will be recognized by the stockholders of Coastal who exchange their Coastal common stock, Class A common stock or convertible preferred stock solely for El Paso common stock in the merger, except with respect to cash, if any, they receive instead of a fractional share of El Paso common stock;

     - the aggregate tax basis of the El Paso common stock received by Coastal stockholders who exchange all of their Coastal common stock, Class A common stock and convertible preferred stock for El Paso common stock in the merger will be the same as the aggregate tax basis of the Coastal stock surrendered in the merger in exchange for the El Paso common stock, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received;

     - the holding period of the El Paso common stock received in the merger will include the holding period of shares of Coastal stock surrendered in the merger in exchange for the El Paso common stock;

     - Coastal stockholders who receive cash instead of a fractional share of El Paso common stock generally should recognize capital gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Coastal stock that is allocable to the fractional share. The deductibility of capital losses is subject to limitations for both individuals and corporations; and

     - stockholders of El Paso will not exchange their El Paso stock in the merger and, therefore, will not recognize gain or loss for federal income tax purposes.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO EACH COASTAL STOCKHOLDER WILL DEPEND ON THE FACTS OF THAT STOCKHOLDER'S PARTICULAR SITUATION. COASTAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Antitrust. Under the HSR Act, we cannot complete the merger until we have given notification and furnished information relating to the operations of the parties and the industries in which they operate to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and a specified waiting period expires or is terminated. El Paso and Coastal both filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice on February 2, 2000. On March 3, 2000, we received a request from the Federal Trade Commission for additional information and other materials. We are not permitted to complete the merger until 20 days after we have substantially complied with this request or unless the waiting period is terminated earlier. Even after the waiting period expires or is terminated, the Federal Trade Commission and the Antitrust Division retain the authority to challenge the merger on antitrust grounds, before or after the merger is completed. In addition, each state in which El Paso or Coastal operates may also seek to review the merger. It is possible that some of these authorities or a private party may seek to challenge the merger.

     FERC Approval. We both currently operate subsidiary companies that are engaged in the wholesale marketing of power and are considered to be "public utilities" under the Federal Power Act for some purposes. Accordingly, under the Federal Power Act, the FERC has the authority to review the proposed merger to determine if it is in the public interest. We expect to file shortly a joint application with the FERC for approval of the merger.

     In evaluating these applications, the FERC has considered the impact of the proposed merger on competition, rates and regulation. The FERC has, in some cases, imposed conditions on its approval of a merger. Even if it approves the merger, the FERC will have continuing jurisdiction over the combined company's power marketing business to affect the rates, terms and conditions of its service, and to affect its dealings with affiliates.

     Other Regulatory Approvals. The merger may be subject to the antitrust rules of foreign jurisdictions, which may provide that acquisition transactions may not be completed before the issuance of an antitrust clearance. The merger may also be subject to review by State regulatory agencies. We expect to make all necessary foreign antitrust and State regulatory filings, but we cannot assure you that required approvals will be granted.

     Obligations to Obtain Regulatory Approvals. Under the merger agreement, we have both agreed to use our reasonable best efforts to take all actions to obtain all material regulatory and governmental approvals necessary to complete the merger and to address concerns of regulators and governmental officials. Addressing these concerns could require that we sell portions of our businesses or restrict the dealings between our pipeline subsidiaries and our electric power marketing subsidiary. Neither El Paso nor Coastal is required under the merger agreement to sell any portion of its business or take any other action to address concerns of regulators if the result would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the combined company after the merger. El Paso is also not required to take any action that would be reasonably likely to have a material adverse effect on the Tennessee Gas Pipeline Company, a subsidiary of El Paso, or the ANR Pipeline Company, a subsidiary of Coastal. In addition, without the consent of El Paso, Coastal may not take any action that would reasonably be likely to have a material adverse effect on Tennessee Gas Pipeline Company or ANR Pipeline Company.

     Injunctions. Our obligation to complete the merger is subject to the condition that there be no law or injunction in effect that would prohibit the completion of the merger. We have each agreed to use our reasonable best efforts to have any such law or injunction lifted or vacated.

APPRAISAL RIGHTS

     Both El Paso and Coastal are organized under Delaware law. Under Delaware law, a holder of outstanding shares of Coastal's $5.00 Series C convertible preferred stock who does not vote those shares in favor of the approval and adoption of the merger agreement will be entitled to dissent and receive the appraisal of his or her Series C convertible preferred stock if the merger is completed. No stockholders of El Paso will be entitled to appraisal rights in connection with the merger and no stockholder of Coastal will be entitled to appraisal rights with respect to any class or series of shares of Coastal, other than the Series C convertible preferred stock.

     The following discussion is not a complete statement of the law pertaining to dissenters' appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which we have attached to this joint proxy statement/prospectus as Annex F and incorporate by reference. Any holder of Series C convertible preferred stock who wishes to exercise appraisal rights or preserve the right to do so should review Section 262 carefully and seek the advice of legal counsel, since the failure to fully comply with the procedures of that Section will result in the loss of appraisal rights.

     Under Section 262, not less than 20 days before Coastal's special meeting, Coastal must notify each of the record holders of Series C convertible preferred stock as of March 17, 2000 that appraisal rights are available and include in the notice a copy of Section 262. Coastal intends that this joint proxy statement/prospectus constitute this notice.

     Any holder of Series C convertible preferred stock wishing to exercise appraisal rights must deliver to Coastal, prior to the vote to approve and adopt the merger agreement at the Coastal special meeting, a written demand for appraisal of his or her shares of Series C convertible preferred stock. A proxy or vote against the approval and adoption of the merger agreement will not constitute a demand. In addition, a holder of shares of Series C convertible preferred stock wishing to exercise appraisal rights must be the record holder of those shares on the date he or she makes written demand for appraisal, must continue to hold those shares until the completion of the merger and must not vote any of those shares in favor of the approval and adoption of the merger agreement.

     Only a holder of record of shares of Coastal Series C convertible preferred stock will be entitled to assert appraisal rights for the shares of Series C convertible preferred stock registered in his or her name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on his or her stock certificates. If shares of Series C convertible preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If shares of Series C convertible preferred stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners.

     All written demands for appraisal should be sent or delivered to The Coastal Corporation, Nine Greenway Plaza, Houston, Texas 77046-0095, Attention:
Austin M. O'Toole, Secretary.

     Within 120 days after completion of the merger, Coastal or any holder of Series C convertible preferred stock entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of

Chancery demanding a determination of the "fair value" of the shares of Series C convertible preferred stock he or she holds. Coastal is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of Series C convertible preferred stock. Accordingly, it is the obligation of the Series C convertible preferred stockholders to initiate all necessary action to perfect their dissenters' appraisal rights within the time prescribed in Section 262.

     Within 120 days after the completion of the merger, any Series C convertible preferred stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Coastal a statement setting forth the aggregate number of shares of Series C convertible preferred stock with respect to which demands for appraisal have been received and the number of holders of those shares. Coastal must mail this statement to the holders of Series C convertible preferred stock within ten days after receiving a written request for this statement or within ten days after the expiration of the 20-day period for delivery of demands for appraisal by holders of the Series C convertible preferred stock, outlined above, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of Series C convertible preferred stock entitled to appraisal rights and will appraise the "fair value" of their shares of Series C convertible preferred stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the "fair value." Stockholders considering seeking appraisal should be aware that the "fair value" of their shares of Series C convertible preferred stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive under the merger agreement if they did not seek appraisal. The Delaware court may determine the costs of the appraisal proceedings and tax the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Series C convertible preferred stock entitled to appraisal.

     Any holder of shares of Series C convertible preferred stock who has duly demanded an appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote his or her shares of Series C convertible preferred stock for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Series C convertible preferred stock as of a date on or before the date of the completion of the merger.

     If any holder of Series C convertible preferred stock who demands appraisal of his or her shares fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262, each share of Series C convertible preferred stock of that stockholder will be converted into the right to receive 17.980 shares of El Paso common stock and cash instead of fractional shares in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if no petition for appraisal is filed within 120 days after completion of the merger, or if the Coastal stockholder delivers to Coastal a written withdrawal of his demand for appraisal and acceptance of the merger, except that any attempt to withdraw made more than 60 days after the completion of the merger will require the written approval of Coastal.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

     This joint proxy statement/prospectus does not cover any resales of the El Paso common stock to be received by Coastal stockholders in connection with the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

     All shares of El Paso common stock received by Coastal stockholders in connection with the merger will be freely transferable, except that shares of El Paso common stock received by persons who are deemed to be "affiliates" of Coastal under the Securities Act of 1933 at the time of El Paso's special meeting may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Coastal for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Coastal, and would not include stockholders who are not executive officers, directors or significant stockholders of Coastal.

     The merger agreement requires Coastal, not less than 45 days before the closing date of the merger, to deliver to El Paso a letter identifying all persons who may be, as of the date the merger agreement is submitted for approval by Coastal stockholders, affiliates of Coastal and use reasonable best efforts to cause each person who is identified as an affiliate in the letter to deliver to El Paso and Coastal, at least 30 days before the completion of the merger, an executed letter agreement to the effect that the affiliate will not offer, sell or otherwise dispose of any of the shares of El Paso common stock issued to that affiliate in the merger or otherwise owned or acquired by that affiliate:

     (1) for a period beginning 30 days prior to the completion of the merger and continuing until results covering at least 30 days of post-merger combined operations of El Paso and Coastal have been publicly filed by El Paso; or

     (2) in violation of the Securities Act of 1933.

     The merger agreement also requires El Paso, not less than 45 days before the closing date of the merger, to deliver to Coastal a letter identifying all persons who may be, as of the date the proposal for the issuance of shares of El Paso common stock is submitted for approval by El Paso's stockholders, affiliates of El Paso and use reasonable best efforts to cause each person who is identified as an affiliate in the letter described above to deliver to El Paso, at least 30 days prior to the merger, an executed letter agreement from each affiliate of El Paso to the effect that the affiliate will not offer, sell or otherwise dispose of any shares of El Paso common stock owned or acquired by that affiliate during the period described in clause (1) of the prior sentence.

     In the merger agreement, El Paso has agreed to use reasonable best efforts to make publicly available, within 30 days after the first month after the completion of the merger in which there are at least 30 days of post-merger combined operations of Coastal and El Paso, combined sales and net income figures for the combined company.

BY-LAWS OF THE COMBINED COMPANY

     In accordance with the merger agreement, El Paso will amend its by-laws so that, effective upon completion of the merger, the by-laws of the combined company will provide that, until December 31, 2002, the board of directors of the combined company is to be comprised of twelve directors, except under circumstances described below. Seven of the directors will initially be persons designated by El Paso in accordance with the merger agreement. The remaining five directors must be persons who were designated by Coastal in accordance with the merger agreement.

     Under the by-laws of the combined company, the combined company's board will be required to maintain, until December 31, 2002, two separate nominating committees, one comprised of the directors of the combined company who were designated by El Paso and their nominated or designated successors and the other comprised of the directors of the combined company who were designated by Coastal and their nominated or designated successors. The El Paso directors' nominating committee will have the authority, in connection with each annual meeting of stockholders occurring before December 31, 2002, to recommend up to seven candidates to be nominated by the full board of the combined company for election at that meeting. That committee will also have the right to designate a person to replace any director who is a member of that committee and who resigns before the end of his or her term. Similarly, the Coastal directors' nominating committee will have the authority, in connection with each of the annual meetings of stockholders occurring before December 31, 2002, to recommend up to five candidates to be nominated by the full board of the combined company for election at that meeting. That committee will also have the right to designate a person to replace any director who is a member of that committee and who resigns before the end of his or her term. Candidates recommended for nomination by one of the nominating committees, if elected at the applicable annual meeting, and replacement directors designated by a nominating committee, will become members of that committee after joining the combined company's board.

     The combined company's board will only be permitted to take actions inconsistent with the provisions of the by-laws described above, and may only call a special meeting of stockholders to elect or remove directors, if two-thirds of the directors of the combined company designated by El Paso and Coastal in accordance with the merger agreement and their nominated and designated successors approve. The combined board may, however, increase its size beyond twelve directors in connection with a future business combination transaction with the approval of only a majority of the directors.

     These by-laws may be amended by the stockholders of the combined company.

     The by-laws of the combined company will also provide that William A. Wise, El Paso's current President and Chief Executive Officer, will be the Chairman of the combined company's board after January 1, 2001 and will continue as President and Chief Executive Officer of the combined company after the completion of the merger. The by-laws will further provide that David A. Arledge, Coastal's current Chairman, President and Chief Executive Officer, will be Vice Chairman of the combined company's board until at least December 31, 2002. The board of the combined company will not be allowed to remove Messrs. Wise and Arledge from their positions before December 31, 2002, unless at least two-thirds of the directors of the combined company designated by El Paso and Coastal in accordance with the merger agreement and their nominated and designated successors approve.

                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF FINANCIAL ADVISOR TO EL PASO

     El Paso asked Donaldson, Lufkin & Jenrette Securities Corporation (DLJ), in its role as financial advisor to El Paso, to render an opinion to the El Paso board as to the fairness to El Paso, from a financial point of view, of the 1.23 exchange ratio in the merger applicable to the Coastal common stock and Class A common stock. On January 17, 2000, DLJ delivered to the El Paso board its written opinion to the effect that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth in the DLJ opinion, the 1.23 exchange ratio in the merger applicable to the Coastal common stock and Class A common stock was fair to El Paso from a financial point of view.

     THE FULL TEXT OF THE DLJ OPINION IS ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE SUMMARY OF THE DLJ OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DLJ OPINION. EL PASO STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH ITS OPINION.

     The DLJ opinion was prepared for the El Paso board and was directed only to the fairness to El Paso from a financial point of view, as of the date of the DLJ opinion, of the 1.23 exchange ratio in the merger. DLJ expressed no opinion in the DLJ opinion as to the prices at which El Paso common stock would actually trade at any time. The DLJ opinion did not address the relative merits of the merger or any other business strategies considered by the El Paso board, nor did it address the El Paso board's decision to proceed with the merger. The DLJ opinion did not constitute a recommendation to any El Paso stockholder as to how he or she should vote on the issuance of El Paso common stock in connection with the merger.

     El Paso selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience in the natural gas industry and the other industries in which El Paso has operations and is familiar with El Paso and its businesses. DLJ was not retained as an advisor or agent to the stockholders of El Paso or any other person other than El Paso. El Paso did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ opinion.

     In arriving at its opinion, DLJ reviewed a draft of the merger agreement, dated January 17, 2000, including all exhibits, as well as drafts of the two stock option agreements, each dated January 17, 2000, by and between El Paso and Coastal. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by El Paso and Coastal including information provided during discussions with their respective managements. Included in the information provided during these discussions were financial projections of Coastal prepared by the management of Coastal and financial projections of El Paso prepared by the management of El Paso. In addition, DLJ compared financial and securities data of El Paso and Coastal with publicly available information concerning various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Coastal and El Paso, reviewed prices paid in selected other business combinations and conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by El Paso and Coastal or their respective representatives, or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of the management of El Paso of the cost savings achievable as a result of the merger and upon DLJ's discussion of these cost savings with the management of El Paso. With respect to the financial projections supplied to DLJ, DLJ relied on representations that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of El Paso and Coastal as to the future operating and financial performance of El Paso and Coastal. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of the information reviewed by DLJ. DLJ relied as to certain legal matters, including that the merger will be free of federal income tax to El Paso, on the advice of counsel to El Paso. DLJ further assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles.

     Further, in rendering its opinion, DLJ assumed that obtaining the necessary regulatory and governmental approvals for the merger would not significantly delay completion of the merger and that, in the course of obtaining these approvals, no restriction would be imposed that would have a material adverse effect on the contemplated benefits of the merger.

     The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date the opinion was delivered. The DLJ opinion states that, although subsequent developments may affect the DLJ opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

  Summary of Financial Analyses Performed by DLJ

     The following is a summary of the presentation made by DLJ to the El Paso board at its January 17, 2000 meeting in connection with rendering the DLJ opinion. Unless otherwise specified, references to cost savings below assume that El Paso will realize $200 million of annual pre-tax cost savings beginning in 2001, the first full year after completion of the merger.

     Historical Exchange Ratio Analysis. DLJ reviewed the historical exchange ratios implied by the daily closing prices per share of El Paso common stock to those of Coastal common stock for the period beginning on January 14, 1999 and ending on January 14, 2000. This analysis showed that the average historical exchange ratio during this one-year period was 1.03.

     Discounted Cash Flow Analysis. DLJ performed a DCF analysis of Coastal and El Paso using projections and assumptions provided by the managements of Coastal and El Paso, excluding anticipated cost savings. DCF is defined as discounted cash flow. The DCF for Coastal's natural gas operations was estimated using discount rates ranging from 9% to 11% and estimated terminal multiples of EBITDA in 2004 ranging from 8.0x to 10.0x. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. The DCF for Coastal's refining and marketing operations was estimated using discount rates ranging from 9% to 11% and estimated terminal multiples of EBITDA in 2004 ranging from 7.0x to 9.0x. The DCF for Coastal's exploration and production operations was estimated using discount rates ranging from 11% to 13% and estimated terminal multiples of EBITDA in 2004 ranging from 6.0x to 7.0x.

     The DCF for El Paso's natural gas operations was estimated using discount rates ranging from 9% to 11% and estimated terminal multiples of EBITDA in 2004 ranging from 8.0x to 10.0x. The DCF for El Paso's exploration and production operations was estimated using discount rates ranging from 11% to 13% and estimated terminal multiples of EBITDA in 2004 ranging from 4.0x to 6.0x.

     For both El Paso's and Coastal's exploration and production operations, DLJ assumed the following commodity prices:

                                             2000     2001     2002     2003     2004
                                            ------   ------   ------   ------   ------
Natural Gas (dollars per thousand cubic
  feet)...................................  $ 2.50   $ 2.50   $ 2.53   $ 2.57   $ 2.62
Oil (dollars per barrel)..................  $20.00   $20.00   $17.46   $17.29   $17.35

     These analyses yielded implied exchange ratios for the Coastal common stock and Class A common stock ranging from 1.19x to 1.25x (obtained by comparing the highest estimated valuation of Coastal common stock to the highest estimated valuation of El Paso common stock and the lowest estimated valuation of Coastal common stock to the lowest estimated valuation of El Paso common stock), compared to the proposed exchange ratio for the Coastal common stock and Class A common stock of 1.23x.

     Contribution Analysis. DLJ analyzed and compared the relative contributions of El Paso and Coastal to the pro forma combined company in terms of the following, assuming no anticipated cost savings:

     - projected after-tax cash flow (defined as net income available to common stock plus depreciation, amortization and deferred taxes) for each year from 1999 through 2004;

     - projected net income for each year from 1999 through 2004; and

     - projected book value as of December 31 of each year from 1999 through 2004.

     Projected after-tax cash flow, net income and book value for the pro forma combined company, excluding anticipated cost savings, was determined by adding projected after-tax cash flow, net income and book value for El Paso and Coastal. This analysis yielded implied exchange ratios for the Coastal common stock and Class A common stock ranging from 1.04x to 1.37x compared to the proposed exchange ratio for the Coastal common stock and Class A common stock of 1.23x.

     Comparable Public Trading Analysis. DLJ compared selected historical and projected operating information, excluding anticipated cost savings, stock market data and financial ratios for each of El Paso and Coastal to the same data for selected publicly traded companies in the natural gas, refining and marketing and exploration and production industries that DLJ believed were reasonably comparable to El Paso and Coastal.

     The natural gas companies were:

     - Enron Corp.;

     - The Williams Companies, Inc.;

     - Equitable Resources, Inc.;

     - Kinder Morgan Energy Partners, L.P.;

     - Duke Energy Corporation; and

     - CMS Energy Corporation.

     The refining and marketing companies were:

     - Tosco Corporation;

     - Ultramar Diamond Shamrock Corporation;

     - Sunoco, Inc.; and

     - Valero Energy Corporation.

     The exploration and production companies were:

     - Burlington Resources Inc.;

     - Vastar Resources, Inc.;

     - Apache Corporation;

     - Union Pacific Resources Group Inc.;

     - EOG Resources, Inc.;

     - Devon Energy Corporation;

     - Ocean Energy, Inc.;

     - Noble Affiliates, Inc.; and

     - Newfield Exploration Company.

     DLJ analyzed the enterprise value of each of the natural gas companies, each of the refining and marketing companies and each of the exploration and production companies measured as a multiple of selected financial data. Enterprise value was calculated as equity market value plus total debt plus the liquidation value of preferred stock, if any, plus the value of minority interests, if any, minus cash and short-term investments.

     In examining the natural gas companies, DLJ analyzed the enterprise value of the companies as a multiple of projected 1999 and 2000 EBIT. EBIT is defined as earnings before interest expense and income taxes. DLJ also analyzed the enterprise value of the natural gas companies as a multiple of projected 1999 and 2000 EBITDA. All data relating to the natural gas companies were derived from publicly available sources and from DLJ and other research. DLJ's analysis of the natural gas companies yielded the following ranges of multiples:

                        COMPARABLE NATURAL GAS COMPANIES

                               1999 EBIT    2000 EBIT   1999 EBITDA   2000 EBITDA
                               ---------    ---------   -----------   -----------
High.........................    23.7x        21.4x        16.5x         15.2x
Low..........................    10.7x         9.2x         7.2x          6.0x
Median.......................    12.3x        10.6x         8.0x          7.4x
Average......................    15.2x        13.1x        10.1x          9.0x

     In examining the refining and marketing companies, DLJ analyzed the enterprise value of the companies as a multiple of projected 2000 EBIT and as a multiple of projected 2000 EBITDA. All data relating to the refining and marketing companies were derived from publicly available sources and from DLJ and other research. DLJ's analysis of the refining and marketing companies yielded the following ranges of multiples:

                  COMPARABLE REFINING AND MARKETING COMPANIES

                                                      2000 EBIT    2000 EBITDA
                                                      ---------    -----------
High................................................    10.1x         5.6x
Low.................................................     7.1x         4.8x
Median..............................................     8.3x         5.2x
Average.............................................     8.4x         5.2x

     In examining the exploration and production companies, DLJ analyzed the enterprise value of the companies as a multiple of projected 1999 and 2000 EBITDA and as a multiple of proved reserves. All data relating to the exploration and production companies were derived from publicly available sources and from DLJ and other research. DLJ's analysis of the exploration and production companies yielded the following ranges of multiples:

                COMPARABLE EXPLORATION AND PRODUCTION COMPANIES

                                 1999 EBITDA   2000 EBITDA       PROVED RESERVES
                                 -----------   -----------   ------------------------
                                                             (IN DOLLARS PER THOUSAND
                                                              CUBIC FEET EQUIVALENT)
High...........................     8.1x          7.7x                $2.72
Low............................     4.3x          3.8x                $0.67
Median.........................     6.7x          5.7x                $0.98
Average........................     6.3x          5.7x                $1.25

     Based on the foregoing data and on projections for El Paso provided by the management of El Paso and for Coastal provided by the management of Coastal, excluding anticipated cost savings, this analysis yielded implied exchange ratios ranging from 1.12x to 1.33x (obtained by comparing the highest estimated valuation of Coastal common stock to the highest estimated valuation of El Paso common stock and the lowest estimated valuation of Coastal common stock to the lowest estimated valuation of El Paso common stock), compared to the exchange ratio for the Coastal common stock and Class A common stock of 1.23x.

     Comparable Transaction Analysis. DLJ reviewed seven selected completed or pending mergers or acquisitions involving natural gas companies that DLJ believed were reasonably comparable to the merger. Those transactions consisted of:

     - El Paso Natural Gas Company (currently known as El Paso Energy Corporation)/Tenneco Inc.'s energy business;

     - Duke Power Company/PanEnergy Corp.;

     - KN Energy, Inc./MidCon Corp. (subsidiary of Occidental Petroleum Corporation);

     - Duke Energy Corporation/Union Pacific Fuels, Inc.;

     - CMS Energy Corporation/Panhandle Eastern Pipe Line Company;

     - Dominion Resources, Inc./Consolidated Natural Gas Company; and

     - El Paso Energy Corporation/Sonat Inc.

     DLJ reviewed four selected mergers or acquisitions involving refining and marketing companies:

     - Ultramar Corporation/Diamond Shamrock Inc.;

     - Tosco Corporation/Unocal Corporation;

     - Valero Energy Corporation/Basis Petroleum, Inc.; and

     - Ultramar Diamond Shamrock Corporation/Total Petroleum (North America)
       Ltd.

     DLJ reviewed six selected mergers or acquisitions involving exploration and production companies:

     - Burlington Resources Inc./Poco Petroleums Ltd.;

     - Santa Fe Energy Resources, Inc./Snyder Oil Corporation;

     - Devon Energy Corporation/Northstar Energy Corporation;

     - Union Pacific Resources Group Inc./Norcen Energy Resources Limited;

     - Pioneer Natural Resources Company/Chauvco Resources, Ltd.; and

     - Burlington Resources Inc./The Louisiana Land & Exploration Company.

     In examining the natural gas transactions, DLJ analyzed, among other things, the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM EBITDA and LTM EBIT. LTM is defined as last reported twelve months. DLJ's analysis of the natural gas transactions yielded the following ranges of multiples:

                      COMPARABLE NATURAL GAS TRANSACTIONS

                                                       LTM EBITDA    LTM EBIT
                                                       ----------    --------
High.................................................    10.4x        16.5x
Low..................................................     7.9x        12.4x
Median...............................................     9.6x        14.6x
Average..............................................     9.2x        14.5x

     In examining the refining and marketing transactions, DLJ analyzed, among other things, the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM EBITDA. DLJ's analysis of the refining and marketing transactions yielded the following ranges of multiples:

                 COMPARABLE REFINING AND MARKETING TRANSACTIONS

                                                              LTM EBITDA
                                                              ----------
High........................................................    15.4x
Low.........................................................     7.8x
Average.....................................................     9.9x

     In examining the exploration and production transactions, DLJ analyzed, among other things, the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM EBITDA and proved reserves. DLJ's analysis of the exploration and production transactions yielded the following ranges of multiples:

               COMPARABLE EXPLORATION AND PRODUCTION TRANSACTIONS

                                               LTM EBITDA       PROVED RESERVES
                                               ----------   ------------------------
                                                            (IN DOLLARS PER THOUSAND
                                                             CUBIC FEET EQUIVALENT)
High.........................................     9.9x               $1.80
Low..........................................     5.5x               $0.94
Median.......................................     7.7x               $1.21
Average......................................     7.8x               $1.25

     Based on the foregoing data and on projections for Coastal provided by the management of Coastal, excluding anticipated cost savings, this analysis yielded implied exchange ratios ranging from 1.11x to 1.44x (obtained by comparing the highest estimated valuation of Coastal common stock to the highest estimated valuation of El Paso common stock, and the lowest estimated valuation of Coastal common stock to the lowest estimated valuation of El Paso common stock), compared to the proposed exchange ratio for the Coastal common stock and Class A common stock of 1.23x. The foregoing implied exchange ratios were obtained using a range of estimated per share equity values for Coastal derived from the comparable transaction analysis and a range of estimated per share equity values of El Paso derived from the comparable public trading analysis.

     Pro Forma Combined Accretion/Dilution Analysis. Using the projected earnings of El Paso for the years 2000 through 2002 and the projected earnings of Coastal for the same years, DLJ compared the projected EPS of El Paso on a stand-alone basis to the projected pro forma EPS of the combined company after the merger. EPS is defined as diluted earnings per share of common stock.

     This analysis showed that with anticipated cost savings, the merger would be accretive in 2001, the first full year after completion of the merger, and 2002 to holders of El Paso common stock and that without anticipated cost savings, the merger would be dilutive to the EPS of holders of El Paso common stock through 2002.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the El Paso board on January 17, 2000. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to El Paso that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Engagement Letter

     Pursuant to the terms of an engagement agreement dated January 12, 2000, El Paso (1) has paid DLJ (a) a retainer fee of $250,000, (b) $2 million in connection with the signing of the merger agreement and (c) $1 million in connection with the delivery by DLJ of its opinion, and (2) will pay an additional fee of $6,750,000 upon completion of the merger. El Paso has also agreed that if the merger or similar transaction is not completed and El Paso receives a termination fee, El Paso will pay DLJ the lesser of ten percent (10%) of the termination fee and $6,750,000 in cash upon El Paso's receipt of the termination fee. Any fees previously paid to DLJ pursuant to the engagement agreement will be deducted from any fee to which DLJ is entitled pursuant to the preceding sentence. In addition, El Paso agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with its engagement and to indemnify DLJ and some related persons against specified liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and El Paso negotiated the terms of the fee arrangement.

  Other Relationships

     In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of El Paso and Coastal for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in El Paso or Coastal securities. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for El Paso in the past, including (1) acting as lead manager in a $325 million offering of preferred securities for a trust subsidiary of El Paso in 1998; (2) acting as lead manager in a $400 million debt offering for Tennessee Gas Pipeline Company, a subsidiary of El Paso, in 1998; (3) acting as financial advisor to El Paso in the sale of a 49% interest in Viosca Knoll Gathering Company to Leviathan Gas Pipeline Partners, L.P., now known as El Paso Energy Partners, L.P., in 1999; (4) acting as financial advisor to El Paso in the purchase of EnCap Investments L.C. in 1999;
(5) acting as financial advisor to El Paso in its merger with Sonat Inc. in 1999; (6) acting as lead manager in a $500 million offering of senior notes and a $600 million offering of senior notes for El Paso in 1999; (7) acting as lead manager in a $100 million offering of floating rate senior notes for El Paso in 1999; (8) acting as financial advisor to El Paso in its acquisition of Crystal Gas Storage, Inc. in 2000; and (9) acting as financial advisor to El Paso in the pending sale of certain pipeline assets of El Paso. Affiliates of DLJ have provided $123 million financing to a structured financing vehicle, known as Electron, created by El Paso. DLJ is the financial advisor for Electron and is also expected to act as lead manager in connection with a planned financing by Electron of approximately $1 billion that is expected to occur in the first half of 2000. DLJ has received usual and customary compensation for its past services for El Paso.

OPINION OF FINANCIAL ADVISOR TO COASTAL

     Merrill Lynch has acted as financial advisor to Coastal in connection with the merger and has assisted the Coastal board in its examination of the fairness, from a financial point of view, of the exchange ratios to be received in the merger by the holders of Coastal's common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock, $5.00 Series C convertible preferred stock and Coastal's outstanding FELINE PRIDES. As described in this joint proxy statement/ prospectus, Merrill Lynch's opinion dated as of January 17, 2000 (together with the related presentation) to the Coastal board was only one of many factors the Coastal board considered in determining to approve the merger agreement dated as of January 17, 2000.

     On January 17, 2000, Merrill Lynch delivered its opinion to the Coastal board that, as of that date and based upon and subject to the matters stated in its opinion the exchange ratios to be received in the merger by the holders of Coastal's common stock, Class A common stock, Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock and the FELINE PRIDES were fair to such holders from a financial point of view.

     THE FULL TEXT OF THE MERRILL LYNCH FAIRNESS OPINION, WHICH CONTAINS MANY OF THE ASSUMPTIONS MERRILL LYNCH MADE, THE MATTERS IT CONSIDERED AND THE LIMITATIONS ON THE REVIEW IT UNDERTOOK IN CONNECTION WITH ITS DELIVERY OF THIS OPINION, IS ATTACHED AS ANNEX E AND IS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS. MERRILL LYNCH'S OPINION IS DIRECTED TO THE COASTAL BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIOS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COASTAL STOCKHOLDER AS TO HOW THAT HOLDER SHOULD VOTE AT THE COASTAL SPECIAL MEETING. THE FOLLOWING SUMMARY OF THE MERRILL LYNCH FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with its opinion, Merrill Lynch:

     - Reviewed Coastal's Annual Reports to Stockholders and Annual Reports on the SEC's Form 10-K and related financial information for the five fiscal years ended December 31, 1998 and Coastal's Quarterly Reports on the SEC's Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

     - Reviewed El Paso's Annual Reports to Stockholders and Annual Reports on the SEC's Form 10-K and related financial information for the five fiscal years ended December 31, 1998 and El Paso's Quarterly Reports on the SEC's Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

     - Reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flow, assets, liabilities and prospects of Coastal and El Paso furnished to it by Coastal and El Paso;

     - Conducted discussions with members of senior management of Coastal and El Paso concerning their respective businesses and prospects;

     - Reviewed the historical market prices and trading activity for Coastal's common stock and El Paso's common stock and compared them with those of publicly traded companies which Merrill Lynch deemed to be reasonably similar to Coastal and El Paso;

     - Compared the results of operations of Coastal and El Paso with those of companies which Merrill Lynch deemed to be reasonably similar to Coastal and El Paso;

     - Compared the proposed financial terms of the merger with the financial terms of other mergers and acquisitions which Merrill Lynch deemed to be relevant;

     - Reviewed a draft of the merger agreement, dated January 14, 2000, and the exhibits to that agreement; and

     - Reviewed other financial studies and analyses, performed other investigations and took into account other matters as Merrill Lynch deemed necessary.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Coastal and El Paso, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume responsibility for independently verifying any such information. Merrill Lynch did not undertake an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Coastal or El Paso or any actuarial analysis with respect to Coastal or El Paso, nor was Merrill Lynch furnished with any such evaluation, appraisal or actuarial analysis. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Coastal or El Paso. With respect to the financial forecast information of Coastal and El Paso, including, without limitation, financial forecasts, evaluation of contingencies and projections regarding, among other things, future economic conditions pertaining to Coastal and El Paso and cost savings that may result from the merger, furnished to or discussed with Merrill Lynch by Coastal and El Paso, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates, allocations and judgments of the senior management of Coastal and El Paso as to the expected future financial performance of Coastal, El Paso or the combined entity, as the case may be. In this section of this joint proxy statement/prospectus we refer to cost savings that may result from the merger as the "merger benefits." Merrill Lynch expressed no opinion as to this financial forecast information, the merger benefits or other items or the assumptions upon which they were based. Merrill Lynch further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and will be accounted for as a pooling of interests under generally accepted accounting principles. Merrill Lynch also assumed that the final form of the merger agreement will be substantially similar to the last draft reviewed by it and that the merger will be completed in accordance with the terms of the merger agreement. During the January 17, 2000 meeting with the Coastal board, Merrill Lynch advised the Coastal board that it had assumed that in the course of obtaining the necessary regulatory and other consents or approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated merger benefits.

     In connection with the preparation of its opinion, Merrill Lynch was not authorized by Coastal or the Coastal board to solicit, nor did Merrill Lynch solicit, third party indications of interest in the acquisition of all or any part of, or any combination with, Coastal.

     Merrill Lynch's opinion was necessarily based on information available to it and on general market, economic and other conditions as they existed and could be evaluated on the date of its opinion. Merrill Lynch did not address the merits of the underlying decision by Coastal to engage in the merger. Merrill Lynch expressed no opinion as to what the value of the El Paso common stock actually would be when issued to the holders of Coastal's common stock, Class A common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and the FELINE PRIDES pursuant to the merger, the prices at which the El Paso common stock would trade after the merger or the price at which Coastal's common stock, Class A common stock, Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock or the FELINE PRIDES will trade between the date of its opinion and the date the merger is completed. Although Merrill Lynch evaluated the exchange ratios from a financial point of view, Merrill Lynch was not requested to, and did not, recommend the specific exchange ratios payable in the merger.

     In preparing its opinion for the Coastal board, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The summary of analyses performed by Merrill Lynch as set forth below is not a complete description of the analyses underlying Merrill Lynch's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. No company, business or transaction used in those analyses as a comparison is identical to El Paso, Coastal or the merger, nor is an evaluation of the results of those analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in those analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     In arriving at its opinion, Merrill Lynch made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to El Paso, Coastal, industry performance, and regulatory, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of El Paso and Coastal, and involve the application of complex methodologies and educated judgment.

     The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its January 17, 2000 opinion presented to the Coastal board. Merrill Lynch derived implied values per share for Coastal's common stock, and, from these values, derived implied values for Coastal's Class A common stock, Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock and the FELINE PRIDES, based upon the values suggested by these analyses, in light of the judgment and experience of Merrill Lynch. The Merrill Lynch opinion is based upon Merrill Lynch's consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letter. Unless otherwise specified, references to cost savings below assume that the combined company will realize $200 million of annual pre-tax cost savings beginning in the first full year after completion of the merger.

     Exchange Ratio Analysis. In the merger, each outstanding share of Coastal common stock will be converted into the right to receive 1.23 shares of El Paso common stock. Merrill Lynch compared this exchange ratio to each range of implied exchange ratios set forth below, which were derived from the analyses performed by Merrill Lynch, and noted that this exchange ratio was higher than, or at the upper end of, the ranges of these implied exchange ratios.

                                                            EXCHANGE
METHODOLOGY                                                   RATIO
-----------                                                 ---------
Relative stock price analysis.............................  0.90-1.05
Contribution analysis.....................................  0.90-1.30
Discounted cash flow analysis.............................  1.00-1.40
Comparable transaction analysis...........................  0.90-1.40
Merger premium analysis...................................  1.15-1.25
Comparable company trading analysis.......................  0.80-1.20

     The implied exchange ratios were computed using $37.375 as the price per share of El Paso common stock, which was the closing price of the El Paso common stock on January 11, 2000.

     Relative Stock Price Analysis. In order to determine an implied exchange ratio range for the Coastal common stock based upon a relative stock price analysis, Merrill Lynch calculated the quotient of the Coastal common stock price divided by the El Paso common stock price as of January 11, 2000 and the averages of the quotients for the 30, 90, 180, 270 and 360 day periods ending January 11, 2000.

                                                             EXCHANGE
PERIOD                                                        RATIO
------                                                       --------
As of July 11, 2000........................................    0.91
30 Day Average.............................................    0.91
90 Day Average.............................................    0.96
180 Day Average............................................    1.04
270 Day Average............................................    1.04
360 Day Average............................................    1.03

     Utilizing the relative stock price analysis, Merrill Lynch calculated an implied exchange ratio of 0.90 to 1.05 for the Coastal common stock.

     Contribution Analysis. In order to determine an implied exchange ratio range for the Coastal common stock based upon a contribution analysis, Merrill Lynch calculated the contribution of each of Coastal and El Paso to the net income to common stockholders and to earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") of the pro forma combined company using projections provided by the respective managements of Coastal and El Paso for the twelve month periods ending December 31, 1999, 2000 and 2001.

                                                             EXCHANGE
FINANCIAL MEASURE                                             RATIO
-----------------                                            --------
1999 net income...........................................     1.30
1999 EBITDA...............................................     0.92
1999 EBIT.................................................     0.96
2000 net income...........................................     1.08
2000 EBITDA...............................................     1.08
2000 EBIT.................................................     1.00
2001 net income...........................................     1.24
2001 EBITDA...............................................     1.26
2001 EBIT.................................................     1.21

     Utilizing the contribution analysis, Merrill Lynch calculated an implied exchange ratio range for the Coastal common stock of 0.90 to 1.30.

     Discounted Cash Flow Analysis. In order to determine an implied exchange ratio range for the Coastal common stock based upon a discounted cash flow analysis, Merrill Lynch performed discounted cash flow analyses for each of Coastal and El Paso using projections provided to Merrill Lynch by the respective managements of Coastal and El Paso and calculated ranges of values per share for Coastal common stock and El Paso common stock.

     In performing the discounted cash flow analyses, discount rates were applied to (1) each company's respective projected free cash flows for the years 2000 through 2004, and (2) their respective enterprise values in 2004 based upon a range of multiples times projected 2004 EBITDA.

                                                      DISCOUNT    2004 EBITDA
COMPANY                                                 RATES      MULTIPLES
-------                                               ---------   -----------
Coastal.............................................  8.0%-9.0%    7.5x-8.5x
El Paso.............................................  8.0%-9.0%    7.5x-8.5x

     Using a discounted cash flow analysis, Merrill Lynch calculated an implied exchange ratio range for the Coastal common stock of 1.00 to 1.40.

     Comparable Transaction Analysis. Merrill Lynch reviewed publicly available information relating to selected comparable mergers and acquisition transactions in respect of companies engaged in businesses similar to those of Coastal and El Paso. With respect to Coastal, Merrill Lynch examined multiples of the consideration paid for the common equity and the value of the indebtedness assumed in each of the transactions to, among other measures, such acquired companies' EBITDA and EBIT, and examined multiples of the value of the common equity in each of the transactions to net income.

     The comparable transactions that Merrill Lynch reviewed and the years those transactions were completed were the following:

     - The Williams Companies, Inc.'s acquisition of Transco Energy Company
       (1994);

     - Texas Utilities Company's acquisition of ENSERCH Corporation (1996);

     - El Paso Energy Corporation's acquisition of Tenneco Inc.'s energy business (1996);

     - Houston Industries Inc.'s acquisition of NorAm Energy Corp. (1996);

     - Pacific Enterprises acquisition of Enova Corporation (1996);

     - Duke Power Co.'s acquisition of PanEnergy Corp. (1996);

     - PG&E Corp.'s acquisition of Valero Energy Corp. (1997);

     - Shell Oil Company's acquisition of Tejas Gas Corp. (1997);

     - KN Energy, Inc.'s acquisition of MidCon Corp. (1997);

     - TransCanada Pipeline Limited's acquisition of NOVA Corporation (1998);

     - CMS Energy Corporation's acquisition of Duke Energy's Panhandle Eastern Pipeline Company and Trunkline Gas Company (1998);

     - El Paso Energy Corporation's acquisition of Sonat Inc. (1999);

     - Dominion Resources, Inc.'s acquisition of Consolidated Natural Gas Company (Pending); and

     - NiSource Inc.'s acquisition of Columbia Energy Group (Proposed).

     In order to determine an implied exchange ratio range for the Coastal common stock based on an analysis of comparable transactions, Merrill Lynch (1) compared the transaction value (defined to be the offer value plus the liquidation value of preferred stock plus the principal amount of debt less cash) for each of the comparable transactions as a multiple of the then publicly available (a) LTM EBITDA and (b) LTM EBIT, to the corresponding multiples for the merger and (2) compared the offer value (defined to be the consideration paid for the common equity) in each of the comparable transactions as a multiple of the then publicly available latest twelve months ("LTM") net income to common stockholders.

FINANCIAL MEASURE                                        EXCHANGE RATIO
-----------------                                        --------------
LTM net income.........................................    1.20-1.49
LTM EBITDA.............................................    0.82-0.99
LTM EBIT...............................................    0.80-1.21

     Utilizing the comparable transactions analysis, Merrill Lynch calculated an implied exchange ratio range for the Coastal common stock of 0.90 to 1.40.

     Because the reasons for, and circumstances surrounding, each of the comparable transactions analyzed were so diverse and due to the inherent differences between the operations and financial conditions of Coastal and the selected companies, Merrill Lynch believes that a purely quantitative comparable transaction analysis would not be dispositive in the context of the merger. Merrill Lynch further believes that an appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the acquired companies and businesses and Coastal, which judgments are reflected in Merrill Lynch's opinion.

     Merger Premium Analysis. In order to determine an implied exchange ratio range for the Coastal common stock based upon a merger premium analysis, Merrill Lynch examined premiums paid for acquired companies' common equity over pre-announcement stock prices one day prior to announcement, one week prior to announcement and four weeks prior to announcement: (1) in all United States public merger transactions with an equity value in excess of $5.0 billion for the periods of 1994 to present, 1995 to present, 1996 to present, 1997 to present, 1998 to present and 1999 to present; (2) in all United States public merger transactions in which common stock was the form of consideration and the equity value was in excess of $5.0 billion for the periods of 1994 to present, 1995 to present, 1996 to present, 1997 to present, 1998 to present and 1999 to present; and (3) in eleven selected natural gas company transactions. Based on this analysis, Merrill Lynch calculated an implied exchange ratio for the Coastal common stock of 1.15 to 1.25.

     Because the reasons for, and circumstances surrounding, each of the transactions analyzed were different, Merrill Lynch believes that a purely quantitative merger premium analysis would not be dispositive in the context of the merger. Merrill Lynch further believes that an appropriate use of a merger premium analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the acquired companies and businesses and Coastal, which judgments are reflected in Merrill Lynch's opinion.

     Comparable Company Trading Analysis. Using publicly available information, Merrill Lynch compared selected stock trading data and financial ratio information for Coastal with corresponding data and information of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch's views as to the comparability of the financial and operating characteristics of these companies to Coastal. With respect to these analyses, Merrill Lynch made comparisons among the following companies: El Paso Energy Corporation, Columbia Energy Group, Consolidated Natural Gas Company, Enbridge Inc., Enron Corp., Kinder Morgan, Inc., National Fuel Gas Co., Questar Corporation, TransCanada Pipelines Ltd., Westcoast Energy Inc. and The Williams Companies, Inc.

     In order to determine an implied exchange ratio range based upon an analysis of comparable publicly traded companies, Merrill Lynch compared the market value of the Coastal common stock as a multiple of (1) estimated 1999 net income per share and (2) estimated 2000 net income per share to the corresponding ratios for each of the comparable companies. The earnings estimates were obtained from IBES and First Call, two data services that monitor and publish a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Additionally, Merrill Lynch compared the market capitalization of Coastal as a multiple of estimated 1999 EBITDA and estimated 2000 EBITDA to the corresponding ratios for each of the comparable companies. Merrill Lynch determined that the appropriate trading multiples for the comparable companies were 15.0 to 18.0, 13.0 to 16.0, 8.5 to 9.0, and 8.0 to 8.5 for 1999 estimated net income per share, 2000 estimated net income per share, 1999 estimated EBITDA and 2000 estimated EBITDA, respectively. These multiples were applied to Coastal's forecast of each respective financial measure, providing the following implied exchange ratios for the Coastal common stock:

FINANCIAL MEASURE                                        EXCHANGE RATIO
-----------------                                        --------------
1999 net income per share.............................     0.90-1.08
1999 EBITDA...........................................     0.95-1.16
2000 net income.......................................     0.82-0.91
2000 EBITDA...........................................     1.08-1.19

     Using this analysis, Merrill Lynch calculated an implied exchange ratio for the Coastal common stock of 0.80 to 1.20.

     Because of the inherent differences among the operations of Coastal and the selected comparable companies, Merrill Lynch believes that a purely quantitative comparable company analysis would not be dispositive in the context of the merger. Merrill Lynch further believes that an appropriate use of a comparable company analysis in this instance involves qualitative judgments concerning differences among the financial and operating characteristics of Coastal and the selected comparable companies, which judgments are reflected in Merrill Lynch's opinion.

     Pro Forma Merger Analysis. Merrill Lynch analyzed certain pro forma effects which could result from the merger, based on financial forecasts provided by Coastal's management for Coastal's 2000, 2001 and 2002 fiscal years and financial forecasts provided by El Paso's management for El Paso's 2000, 2001 and 2002 fiscal years. The management of Coastal advised Merrill Lynch that the merger will be accounted for as a pooling of interests under United States generally accepted accounting principles. Management of Coastal and El Paso provided Merrill Lynch with projections of cost savings estimated to result from the merger and to be retained by the stockholders of the combined entity. This analysis indicated that the merger would be accretive for the fiscal years ending December 31, 2001 and 2002.

     Purchase Price Analysis and Stock Trading History. Merrill Lynch performed analyses relating to the consideration to be received by the holders of Coastal common stock assuming various prices for El Paso common stock. Merrill Lynch also examined the history of trading prices and volume for Coastal common stock and El Paso common stock and various historical information relating to the Coastal common stock and El Paso common stock.

     Other Factors and Analyses. In the course of preparing its opinion, Merrill Lynch performed other analyses and reviewed other matters, including, among other things:

     - Expected trading characteristics of the Coastal common stock and El Paso common stock; and

     - Pro forma operating results and capitalization of the combined company.

     Merrill Lynch is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Coastal Board selected Merrill Lynch as its financial advisor because of Merrill Lynch's experience and expertise and because it is familiar with Coastal and its businesses.

     Coastal has agreed to pay Merrill Lynch a fee of $10,000,000 for its financial advisory services in connection with the merger, payable as follows:

     - $250,000 upon the execution of the engagement letter between Merrill Lynch and Coastal;

     - $2,750,000 upon the execution of the merger agreement; and

     - $7,000,000 payable on closing of the merger.

     Coastal has agreed that if the merger or similar transaction is not completed and Coastal receives a termination fee, Coastal will pay Merrill Lynch twenty percent of the termination fee, subject to a maximum of one-half of the fees to which Merrill Lynch would have become entitled had the transaction closed. Coastal also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify Merrill Lynch against liabilities arising out of a business combination contemplated by the engagement letter or to contribute to payments Merrill Lynch may be required to make in respect of the liabilities for which indemnification is contemplated but for which indemnification is unenforceable.

     In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Coastal and El Paso for their own accounts and for the accounts of customers and anticipate trading in the securities of El Paso after the merger. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in those securities. Merrill Lynch has provided financial advisory and/or financing services to Coastal and El Paso in the past including (1) acting as financial advisor to Sonat Inc. in its merger with El Paso in 1999, (2) acting as lead manager in Coastal's $460 million FELINE PRIDES offering in 1999 and (3) acting as lead manager for Coastal's $300 million trust originated preferred securities offering in 1998. Merrill Lynch has received usual and customary compensation for its past services for Coastal and El Paso. Merrill Lynch may provide similar services in the future, and may receive fees for rendering these services.

                     MATERIAL TERMS OF THE MERGER AGREEMENT

     In this section of this joint proxy statement/prospectus we describe the material provisions of the merger agreement. We have attached a copy of the merger agreement as Annex A to this joint proxy statement/prospectus and incorporate the merger agreement into this joint proxy statement/prospectus by reference. The summary of the merger agreement we provide below is qualified in its entirety by reference to that agreement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

STRUCTURE OF THE MERGER

     A wholly owned subsidiary of El Paso will merge with and into Coastal, with Coastal surviving the merger as a wholly owned subsidiary of El Paso.

CLOSING; EFFECTIVE TIME

     The merger will close at 10:00 a.m., eastern standard time, on the first business day after satisfaction or waiver of the conditions to the merger provided for in the merger agreement (see "-- Conditions to the Completion of the Merger" below), unless Coastal and El Paso agree to another time or date.

     The merger will become effective when a certificate of merger is filed by El Paso and Coastal with the Secretary of State of the State of Delaware, or at any later time as we specify in the certificate of merger.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     In the merger:

     - each outstanding share of Coastal common stock and each outstanding share of Class A common stock will convert into the right to receive 1.23 shares of El Paso common stock;

     - each outstanding share of $1.19 Series A convertible preferred stock will convert into the right to receive 9.133 shares of El Paso common stock;

     - each outstanding share of $1.83 Series B convertible preferred stock will convert into the right to receive 9.133 shares of El Paso common stock; and

     - each outstanding share of $5.00 Series C convertible preferred stock will convert into the right to receive 17.980 shares of El Paso common stock.

     Each outstanding share of El Paso common stock will remain outstanding as one El Paso share and will not be converted in the merger.

PROCEDURES FOR SURRENDER OF CERTIFICATES; FRACTIONAL SHARES

     After the completion of the merger, BankBoston, N.A., the exchange agent for the merger, will send a letter of transmittal to each Coastal stockholder. The letter of transmittal will contain instructions for the surrender of Coastal stock certificates. DO NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Upon surrender of stock certificates in accordance with the instructions in the letter of transmittal, the surrendering stockholders will be entitled to receive stock certificates representing the shares of El Paso common stock into which the shares of Coastal stock represented by the surrendered Coastal stock certificates were converted in the merger, together with a cash payment instead of any fractional shares of El Paso common stock they would otherwise be entitled to receive, as described below.

     Coastal stockholders who do not surrender their Coastal stock certificates will not receive dividends payable to El Paso stockholders on any date after the effective time of the merger. When the Coastal stock certificates are finally surrendered, any of these unpaid dividends will be paid without interest.

     Coastal's transfer books will be closed at the effective time of the merger and no further transfers of shares of Coastal stock will be recorded. If shares of Coastal stock have been transferred and the transfer was not registered in Coastal's transfer books, a certificate representing the shares of El Paso common stock into which the transferred shares were converted in the merger will be issued to the person to whom those shares were transferred, together with a cash payment instead of fractional shares of El Paso common stock, if any, and any unpaid dividends in respect of those El Paso shares, so long as the stock certificates representing the transferred Coastal shares are accompanied by all documents required to evidence and effect the transfer and by evidence of payment of any applicable stock transfer taxes.

     We will not issue fractional shares of El Paso common stock. Instead, the exchange agent will pay an amount in cash determined by multiplying the applicable fractional share interest by the average of the closing prices for the shares of El Paso common stock as reported on the New York Stock Exchange Composite Transaction Reporting System over the four trading day period before the completion of the merger.

BOARD OF DIRECTORS; NOMINATING COMMITTEES; OFFICERS

     El Paso has agreed to take all action necessary so that as of the effective time of the merger:

     - the board of directors of the combined company will have 12 members;

     - seven of the current directors of El Paso, designated by El Paso before the effective time of the merger, will become directors of the combined company. El Paso has not yet designated the members of its current board who will be directors of the combined company. In accordance with the merger agreement, El Paso's designees will, however, include William A. Wise, currently a director of El Paso and its President and Chief Executive Officer and, if the merger is completed before December 31, 2000, Ronald L. Kuehn, Jr., currently Chairman of El Paso's board;

     - five of the current directors of Coastal, designated by Coastal before the effective time of the merger, will become directors of the combined company. Coastal has not yet designated the members of its current board who will be directors of the combined company. In accordance with the merger agreement, Coastal's designees will, however, include David A. Arledge, currently Chairman, President and Chief Executive Officer of Coastal, but may not include any other current or former executive officer or other employee of Coastal; and


     - the combined company's board will have two nominating committees, one comprised of the directors of the combined company designated by El Paso and the other comprised of the directors of the combined company designated by Coastal. See "Directors of the Combined Company After the Merger" on page 79.


     Under the terms of the merger agreement, the combined company's board of directors will be required to maintain until December 31, 2002 the existence of the two separate nominating committees. The nominating committee comprised of persons who were directors of El Paso before the merger will have the authority, in connection with each annual meeting of the stockholders of the combined company occurring before December 31, 2002, to recommend up to seven candidates to be nominated by the full board of the combined company for election at that meeting. This committee will also have the right to designate a person to replace any director who is a member of that committee who resigns before the end of his or her term. The nominating committee comprised of persons who were directors of Coastal before the merger will have the authority, in connection with each of those annual meetings, to recommend up to five candidates to be nominated by the full board of the combined company for election at that meeting. This committee will also have the right to designate a person to replace any director who is a member of that committee and who resigns before the end of his or her term. Candidates recommended for nomination by one of the nominating committees, if elected at the applicable annual meeting, and replacement directors designated by a nominating committee, will become members of that committee after joining the combined company's board.

     Until December 31, 2002, the combined company's board is required to be comprised of 12 directors. Before December 31, 2002, the board of the combined company may only take actions that are inconsistent with these provisions if two-thirds of all of the El Paso and Coastal designees, and their nominated and designated successors, approve, except that the board may increase its size beyond 12 directors in connection with a business combination transaction with only the approval of a majority of the directors.

     El Paso has agreed to take all action necessary so that:

     - Ronald L. Kuehn, Jr., El Paso's current chairman, will be the chairman of the combined company until December 31, 2000;

     - William A. Wise, currently President and Chief Executive Officer of El Paso, will be the chairman of the combined company after December 31, 2000 and also continues as President and Chief Executive Officer of the combined company after the effective time of the merger; and

     - David A. Arledge, currently Chairman, President and Chief Executive Officer of Coastal, will be the Vice Chairman of the combined company and will be responsible for overseeing the combined company's non-regulated businesses.

     The merger agreement also provides that, without the approval of two-thirds of the El Paso and Coastal designees, and their designated successors, on the combined company's board, before December 31, 2002, the board of the combined company may not:

     - remove William A. Wise as President, Chief Executive Officer or, after he becomes Chairman, Chairman of the combined company;

     - remove David A. Arledge as Vice-Chairman of the combined company; or

     - reduce the power and authority granted to the combined company's Chairman, Vice Chairman, President or Chief Executive Officer.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement El Paso and Coastal made various representations and warranties to each other. The representations relate to, among other things:

     - corporate organization, qualification, standing and power;

     - subsidiaries;

     - capitalization;

     - enforceability of the merger documents, required consents and governmental approvals to complete the merger and whether entering into the merger will violate existing agreements;

     - documents filed by each of El Paso and Coastal with the SEC;

     - absence of material changes or events since September 30, 1999;

     - litigation;

     - compliance with applicable laws, permitting and licensing requirements;

     - disclosure of liabilities;

     - employee benefit matters;

     - tax matters;

     - board approval;

     - required stockholder votes in connection with the merger;

     - treatment of the merger as a pooling of interests for accounting purposes;

     - engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

     - opinions of financial advisors;

     - restrictions on business activities;

     - labor matters;

     - environmental matters; and

     - "Year 2000" readiness.

COVENANTS

     Conduct of Business. We have each agreed that, except as permitted or contemplated by the merger agreement or as consented to by the other party, until the completion of the merger, we will each:

     - conduct our businesses in all material respects in the ordinary course consistent with past practice;

     - use reasonable best efforts to preserve our business organizations;

     - use reasonable best efforts to keep available the services of our officers and other employees; and

     - use reasonable best efforts to maintain our existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with us.

     However, neither party will be in breach of these obligations because one or more of its officers and employees is no longer employed by that party.

     We and our subsidiaries are also prohibited from taking any action outside of the parameters specified in the merger agreement relating to the following matters:

     - amending our organizational documents;

     - splitting, combining, subdividing or reclassifying our outstanding shares;

     - declaring or paying dividends, other than regular dividends;

     - repurchasing our shares;

     - in the case of Coastal, entering into any agreement to dispose of, in the aggregate, a material amount of its assets or any material business or to acquire any assets or businesses except that Coastal may make:

      - acquisitions contemplated by its capital expenditures budget for the year 2000;

      - acquisitions not contemplated by its capital expenditures budget, if they do not in total exceed an additional $200 million; and

      - additional acquisitions, if they do not in total exceed an additional $300 million and are approved by El Paso, which may not unreasonably withhold its approval;

     - in the case of El Paso, not acquiring or disposing of assets of any business that generated net revenue or net income in the prior fiscal year constituting 25% or more of El Paso's consolidated net revenue or net income for that year or is comprised of net assets having a book value equal to 25% or more of El Paso's consolidated net assets;

     - taking any action that, to our knowledge, would prevent the merger from qualifying for pooling of interests accounting treatment or from qualifying as a reorganization under the Internal Revenue Code;

     - establishing, amending, or accelerating rights or benefits under, any agreement relating to severance or change in control, any employee plan or any employment or consulting agreement with current or former officers or directors or any collective bargaining agreements;

     - increasing the compensation payable to any of our officers, directors or employees except in the ordinary course of the business;

     - granting any severance or termination pay to any of our officers or directors;

     - granting any stock options or other equity related awards;

     - issuing shares or convertible securities, except in connection with the exercise of options or the conversion of outstanding convertible securities. However, El Paso may:

       - issue trust securities not convertible into El Paso common stock in connection with financing transactions; and

       - in connection with permitted acquisitions, issue common stock and convertible securities, so long as the issuance is not required to be approved by the El Paso stockholders and no more than 37.5 million shares of El Paso common stock or securities convertible into shares of El Paso common stock are issued without the approval of Coastal, which may not unreasonably withhold its approval;

     - changing our accounting policies;

     - in the case of El Paso, taking any action to amend or modify its shareholder rights plan or redeem the rights subject to that plan;

     - taking any action to render inapplicable or to exempt any third party from any provision of our certificate of incorporation or applicable anti-takeover statutes;

     - taking any action that would be reasonably likely to result in any of the conditions to the merger not being satisfied or that would impair our ability to complete the transactions contemplated by the merger agreement;

     - taking any action to cause our shares of common stock to cease to be listed on the New York Stock Exchange;

     - releasing any third party from any standstill agreement;

     - issuing any indebtedness having the right to vote together with the holders of our common stock; or

     - entering into any commitments or agreements to do any of the foregoing.

     Notwithstanding the preceding restrictions, we have agreed that El Paso may:

     - enter into or amend consulting, employment or collective bargaining agreements;

     - amend its Key Executive Severance Protection Plan and Employee Severance Protection Plan, in limited circumstances;

     - pay bonus and make salary adjustments in the ordinary course; and

     - grant stock options, restricted stock and other equity related awards to directors, officers and employees in the ordinary course of business and to new executives when they are hired.

     We have also agreed that Coastal may:

     - continue to make option grants to directors in accordance with past practice;

     - amend its Replacement Pension Plan;

     - continue to make payments to participants in its Annual Bonus Plan in accordance with the terms of the plan and past practice;

     - enter into employment agreements with 12 Coastal officers and one other key employee of Coastal;

     - adopt a transition severance pay plan;

     - adopt an early retirement window program; and

     - establish retention policies.

     Coordination of Dividends. We will coordinate with each other regarding the declaration and payment of dividends in respect of the El Paso stock and the Coastal stock and the record dates and payment dates relating to those dividends. Our intention is that no holder of El Paso stock or Coastal stock will receive two dividends, or fail to receive one dividend, for any single fiscal quarter with respect to its shares, including shares of El Paso common stock that a holder receives in exchange for shares of Coastal stock in the merger.

     No Solicitation. We may not, and may not authorize or permit any of our officers, directors, employees or representatives to:

     - solicit, initiate or encourage, or take any other action designed to facilitate any takeover proposal; or

     - engage in negotiations regarding any takeover proposal or provide any confidential information to any person relating to any takeover proposal.

     However, prior to our respective special meetings, in response to an unsolicited superior proposal, we may:

     - furnish confidential information to any person who makes a superior proposal to us if that person signs a confidentiality agreement; and

     - participate in discussions or negotiations regarding the superior proposal.

     In the merger agreement, we defined "takeover proposal" to mean any inquiry, proposal or offer from any person relating to any:

     - acquisition of a business of Coastal or El Paso that constitutes 25% or more of its consolidated net revenues, net income or assets;

     - acquisition of 25% or more of the common stock or voting power of Coastal or El Paso;

     - tender offer which if completed would result in a person beneficially owning 25% or more of the common stock or voting power of Coastal or El Paso; or

     - merger or other business combination involving Coastal or El Paso or any of their subsidiaries that constitutes 25% or more of the consolidated net revenues, net income or assets of Coastal or El Paso.

     In the merger agreement, we defined "superior proposal" as any proposal by a third party to acquire more than 50% of the combined voting power of Coastal or El Paso, or 50% or more of the consolidated assets of Coastal or El Paso, if:

     - the proposal is otherwise on terms which the board of the company that received the proposal determines, in its good faith judgment based in part on the advice of a financial advisor of nationally recognized reputation, to be more favorable to that company's stockholders than the proposed merger and for which the third party has obtained committed financing, to the extent required, or in the board's good faith judgment, the third party is reasonably capable of obtaining; and

     - after considering those matters that it regards as relevant, including the advice of counsel, the board of the company that received the proposal determines in good faith that, in light of the proposal, it is necessary to take the action in question in order to comply with its fiduciary duties under applicable law.

     In addition, we must each promptly advise the other orally and in writing of any takeover proposal or any inquiry that could reasonably be expected to lead to a takeover proposal, the identity of the person making the takeover proposal or inquiry and the material terms of the takeover proposal.

     Except in the circumstances we describe below, neither the Coastal board nor the El Paso board may:

     - withdraw or modify in a manner adverse to the other company, that board's approval of the proposed transaction or recommendation that its stockholders vote in favor of the proposed transaction;

     - approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to the takeover proposal; or

     - approve or recommend or propose to approve or recommend any takeover proposal.

     In response to a superior proposal that the receiving company did not solicit in violation of the merger agreement, the board of the receiving company may terminate the merger agreement and enter into an agreement with respect to a superior proposal. However, it must first give written notice advising the other that it has resolved to accept a superior proposal, specifying its material terms and identifying the person making the superior proposal and then must wait five business days after giving the notice before terminating the merger agreement.

     The boards of El Paso and Coastal may also withdraw or modify in a manner adverse to the other company that board's approval or recommendation of the proposed transaction if it determines in good faith that as a result of adverse developments affecting the other company the merger is contrary to its stockholders' best interests.

ADDITIONAL AGREEMENTS

     Coastal Stock Options and Restricted Stock. At the effective time of the merger, all options to acquire Coastal stock will be cancelled and exchanged for a number of shares of El Paso common stock equal to the value of the cancelled Coastal options, together with a cash payment instead of any fractional shares of El Paso common stock they would otherwise be entitled to receive. The number of shares of El Paso common stock that Coastal option holders will receive will be calculated based on a variation of the Black-Scholes option valuation methodology on which the companies' financial advisors have agreed. Restricted Coastal stock will also be cancelled and exchanged for a number of shares of unrestricted El Paso common stock based on the same valuation methodology used for the cancellation and exchange of the options.

     Treatment of Coastal Employee Benefit Plans. Following the completion of the merger, El Paso intends to provide continuing Coastal employees with compensation and employee benefits substantially similar to those it provides to similarly situated El Paso employees, except that Coastal employees will not become participants in El Paso's change in control severance plans. El Paso has also agreed to assume all of Coastal's employee benefit plans and to honor Coastal's obligations under these plans. El Paso has, however, generally retained the right to amend or terminate these plans as permitted by their terms and by applicable law. In addition, as a general rule, continuing Coastal employees will receive credit for pre-merger service for purposes of eligibility and vesting (but not benefit accrual) under El Paso's benefit plans and arrangements.

     Employment Agreements. Coastal has entered into employment agreements with thirteen executive officers and may enter into one additional employment agreement with a Coastal executive officer or key employee prior to the merger. We have summarized the material provisions of these employment agreements in the section entitled "Interests of Certain Persons in the Merger -- Employment Agreements."

     Window Program. El Paso and Coastal have agreed to establish a voluntary early retirement incentive window program for continuing Coastal employees who are at least age 50 and have at least ten years of service as of December 31, 2000. Payments and benefits to eligible employees who voluntarily terminate their employment under the window program will consist of an enhanced retirement benefit and retiree medical and life insurance coverage, subject in each case to the terms of the merger agreement.

     Severance Plan. Prior to the effective time of the merger, Coastal will adopt a severance plan covering substantially all regular full-time and regular part-time employees who are active employees of Coastal and its subsidiaries. The severance plan provides for severance pay and continued medical and dental benefits for each eligible employee (1) whose employment Coastal or El Paso terminates without cause after the effective time of the merger or (2) who terminates employment in connection with a request that, after the effective time of the merger, he or she relocate the principal site of his or her employment by more than 50 miles. The amount of severance payable under the plan depends upon the eligible employee's monthly base salary or wages and years of service at the time of termination, with a maximum amount of severance pay equal to one year of base salary or wages and a minimum amount of severance pay equal to three months of base salary or wages. Eligible employees will also be entitled to continued medical and dental coverage for six months after a qualifying termination of employment. Participants in the voluntary early retirement incentive window program and employees of Coastal and its subsidiaries who are parties to individual employment agreements with severance arrangements are not eligible for severance pay or benefits under the severance plan. The severance plan will automatically terminate after the second anniversary of the effective time of the merger.

     Retention Arrangements. El Paso and Coastal have agreed to two types of retention arrangements for employees of Coastal and its subsidiaries. First, prior to the completion of the merger, Coastal will set aside $5 million to make payments, at its discretion and in consultation with El Paso, to provide incentives to key employees to remain with Coastal from the date of the merger agreement through to the effective time of the merger or later, as El Paso and Coastal may agree. Second, Coastal will establish a retention program for employees who will not be offered jobs with the combined company but whose services are necessary after the effective time of the merger on a transition basis. Retention payments under this program will equal one week of base salary or wages for each whole and partial month of transition service. Employees of Coastal and its subsidiaries who participate in the voluntary early retirement incentive window program are not eligible for this retention program. Employees of Coastal and its subsidiaries who are parties to individual employment agreements with severance arrangements are not eligible for either of these retention arrangements.

     Conversion of Pension Plan. El Paso and Coastal have also agreed to measures about how participants in Coastal's pension plans will be transitioned from a final average pay formula to a cash balance benefit formula and for the provision of retiree medical coverages and benefits to participants in the voluntary early retirement incentive window program and certain former Coastal employees, subject in each case to the terms of the merger agreement.

     Insurance and Indemnification. El Paso will obtain and maintain in effect for six years after the completion of the merger a directors' and officers' liability insurance policy, substantially equivalent to El Paso's current policy, insuring Coastal's directors and officers for all liabilities and costs arising from acts or omissions that occurred prior to or as of the completion of the merger. El Paso will not, however, be required to pay, in total, an annual premium for the insurance in excess of 200% of the current annual premium paid by El Paso for its existing coverage. If the annual premiums of that insurance coverage exceed that amount, El Paso will be obligated to obtain a policy with as much coverage available for a cost up to but not exceeding that amount.

     From and after the completion of the merger, El Paso will, to the fullest extent permitted under applicable law, indemnify each person who is, or has been, an officer or director of Coastal or any of its subsidiaries against all losses, damages and expenses, including reasonable attorneys' fees, in connection with any lawsuit or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, prior to or as of the completion of the merger.

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     The indemnified parties will, for a period of six years after the completion of the merger, be entitled to the benefit of the provisions of Coastal's certificate of incorporation and by-laws relating to indemnification, limitation of liability and advancement of expenses of officers and directors.

     Fees and Expenses. Whether or not the merger is completed, we will each pay our own costs and expenses incurred in connection with the merger agreement, subject to the expense reimbursement provisions described below under "-- Termination." Subject to those expense reimbursement provisions, we will, however, split on a 50-50 basis the filing, printing and mailing fees and expenses incurred in connection with any required federal or state securities law filings or approvals, filings made pursuant to the HSR Act, and other expenses not directly attributable to one of the parties.

     New York Stock Exchange Listing. El Paso is required to prepare and submit to the New York Stock Exchange a listing application with respect to the shares of El Paso common stock to be issued in connection with the merger and to use reasonable best efforts to obtain approval for the listing of those shares of El Paso common stock on the New York Stock Exchange. When the merger is completed, we will delist the Coastal common stock, Series A convertible preferred stock and Series B convertible preferred stock from each of the stock exchanges on which it is currently listed and deregister these classes of shares under the Securities Exchange Act of 1934. Consequently, Coastal stockholders will no longer be able to trade these shares on any exchange.

     Tax Treatment. We must use our reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code and cannot knowingly take any action or fail to take any action that would reasonably be expected to cause the merger not to so qualify as a reorganization.

     Pooling of Interests. We must use our reasonable best efforts to cause the merger to be accounted for as a pooling of interests and cannot knowingly take any action that would cause that accounting treatment not to be obtained.

     Publicity. We have agreed to consult with one another and use our reasonable best efforts to agree upon the text of any press release or public statement relating to the merger or required by any governmental entity or regulatory body.

     Reasonable Best Efforts. Each of us has agreed to use its reasonable best efforts to take all actions necessary or advisable under applicable law to complete the merger, including:

     - promptly preparing and filing all necessary applications, notices and filings with third parties and governmental entities; and

     - taking all reasonable steps necessary to obtain all material consents and approvals.

     We have each also agreed to supply to the Federal Trade Commission or other governmental agency, additional information that may be requested under the HSR Act and any other regulatory laws and to take all actions necessary to cause the expiration of the applicable waiting periods under the HSR Act as soon as practicable. We are not, however, required to sell, hold separate or otherwise dispose of any of our consolidated assets or to conduct our business in a specified manner as a condition to obtaining any government approval or for any other reason if the result would reasonably be likely to have a materially adverse effect on the business, financial condition or results of operations of the combined company. El Paso is also not obligated to take action that would reasonably be likely to have a material adverse effect on Tennessee Gas Pipeline Company, a subsidiary of El Paso, or ANR Pipeline Company, a subsidiary of Coastal. In addition, without the consent of El Paso, Coastal may not take any action that would reasonably be likely to have a material adverse effect on the business, financial condition or results of operations of the combined company or on Tennessee Gas Pipeline Company or ANR Pipeline Company.

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CONDITIONS TO THE COMPLETION OF THE MERGER

     Our obligations to complete the merger are subject to the satisfaction or waiver of various conditions on or before the date on which the merger is completed, which include, in addition to other customary closing conditions, the following:

     - the Coastal stockholders having approved and adopted the merger agreement;

     - the El Paso stockholders having approved the issuance of common stock of El Paso in connection with the merger;

     - no court having issued an order and no law having been enacted that prevents the completion of the merger or makes the completion of the merger illegal;

     - the waiting period under the HSR Act having expired or terminated;

     - governmental and regulatory authorities, including the FERC, having issued to us all other approvals necessary to complete the transactions without conditions that would be materially adverse to El Paso's or Coastal's businesses, financial condition or results of operations unless the failure to obtain the approvals would not reasonably be expected to have a material adverse effect on the business, financial condition or the results of operations of the combined company or a material adverse effect on Tennessee Gas Pipeline Company or ANR Pipeline Company;

     - the shares of El Paso common stock issuable in connection with the merger having been approved for listing on the New York Stock Exchange; and

     - Coastal having received and delivered to El Paso a letter from Coastal's independent public accountants stating that Coastal's independent public accountants concur with Coastal management's conclusion that Coastal is eligible to participate in a transaction accounted for as a pooling of interests, and El Paso having received and delivered to Coastal a letter from El Paso's independent public accountants stating that El Paso's independent public accountants concur with El Paso management's conclusion that accounting for the merger as a pooling of interests is appropriate.

     In addition, the obligations of each of us to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties made by the other in the merger agreement being true and correct, except to the extent that the failure to be true and correct would not reasonably be expected to have a material adverse effect on the representing party;

     - the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement on or before the date of the completion of the merger; and

     - our legal tax counsel having furnished us opinions that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. This condition may not be waived unless Coastal stockholder approval is obtained.

TERMINATION

     The merger agreement may be terminated:

     - by our mutual written consent;

     - by either of us:

      - if we do not complete the merger on or before the "drop-dead date." January 17, 2001 has been designated the drop-dead date. However, if the merger is not completed by that day, solely because necessary regulatory consents have not been obtained, then the drop-dead date will be

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

        April 17, 2001. Moreover, neither of us may terminate the merger agreement if our failure to fulfill any of our obligations under the merger agreement is the cause of the merger not being completed by the drop-dead date;

      - if a court issues a final non-appealable order that makes the merger illegal or permanently prohibits the completion of the merger, but only if the party seeking to terminate the merger agreement has used all reasonable best efforts to have the court order vacated;

      - if (1) there has been a material breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, (2) the breach would result in the failure to satisfy one or more of the conditions to the merger, and (3) the breach is incapable of being cured or, if capable of being cured, has not been cured within 20 days after written notice was received by the party alleged to be in breach;

      - if Coastal stockholders fail to approve and adopt the merger agreement at Coastal's special meeting;

      - if El Paso stockholders fail to approve the El Paso stock issuance at El Paso's special meeting;

      - if the relevant company's board has resolved to accept a superior proposal in the manner described under "-- Covenants -- No Solicitation" above and it has paid to the other company the $300 million termination fee and expenses described below; or

      - if the other company's board (1) fails to reaffirm its recommendation of the merger within 15 days of a request to do so, (2) withdraws or modifies in any manner adverse to the terminating company its approval or recommendation of the transactions under the merger agreement, or (3) approves or recommends any takeover proposal or acquisition transaction involving the other company.

     Coastal and El Paso have each agreed that it will pay the other company a $300 million termination fee and reimburse up to $10 million of the other company's expenses incurred in connection with the merger agreement if:

     - (1) any person makes a takeover proposal to the paying company or its stockholders, and El Paso or Coastal terminates the merger agreement because of the occurrence of the drop-dead date or because the paying company's stockholders fail to approve the merger, and (2) within 12 months after the termination of the merger agreement, the paying company enters into or completes another transaction;

     - any person makes a takeover proposal to the paying company or its stockholders and the other company terminates the merger agreement because the paying company's board withdraws, modifies or fails to affirm its approval or recommendation of the merger or has approved the takeover proposal;

     - (1) no takeover proposal has been made to the paying company or its stockholders, but the other company terminates the merger agreement because the paying company's board withdraws, modifies or fails to affirm its approval or recommendation of the merger, and (2) within three months after the termination of the merger agreement, the paying company enters into or completes another transaction; or

     - the paying company terminates the merger agreement because it accepts a superior proposal under circumstances described above.

     Coastal and El Paso have agreed also to reimburse the other company for up to $10 million of its expenses if the paying company's stockholders fail to approve the transaction, even if no takeover proposal had been previously made.

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AMENDMENTS

     We may amend the merger agreement at any time before or after stockholder approval of the matters contemplated by the merger agreement. After the stockholder approval, we may not make any amendment that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by either Coastal stockholders or El Paso stockholders without the further approval of those stockholders.

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                 MATERIAL TERMS OF THE STOCK OPTION AGREEMENTS

     As an inducement and condition to entering into the merger agreement, El Paso and Coastal granted to each other options to purchase shares of their common stock equal to approximately 14.9% of their currently outstanding shares. We have attached the stock option agreements as Annexes B and C to this joint proxy statement/prospectus and incorporate those agreements into this joint proxy statement/ prospectus by reference. We encourage you to read these agreements. The description of the stock option agreements we provide below is qualified in its entirety by reference to those agreements.

TERMS OF THE OPTIONS

     Number of Shares and Exercise Price. Under the El Paso stock option agreement, El Paso has granted to Coastal an option to purchase up to 35,080,566 shares of El Paso common stock at a price per share equal to $37.80. Under the Coastal stock option agreement, Coastal has granted to El Paso an option to purchase up to 31,834,515 shares of Coastal common stock at a price per share equal to $34.14375.

     The number and type of securities subject to each option and their exercise price will be adjusted to preserve the economic benefit of the options, if there is any change in or distribution in respect of the granting party's common stock by reason of a merger, recapitalization, stock dividend, split-up, combination, exchange of shares or any similar event.


     Exercise Rights. Each party holding an option may exercise its option in the event that the merger agreement is terminated under circumstances which entitle the option holder to receive a termination fee, as described above beginning on page 63 in "Material Terms of the Merger Agreement -- Termination."


     Expiration. To the extent an option has not been exercised, it will expire upon the earlier of:

     - completion of the merger; and

     - nine months after the occurrence of one of the events entitling the option holder to receive a termination fee as described in the previous paragraph.

SUBSTITUTE OPTION

     If the party that granted an option under a stock option agreement enters into an agreement to:

     - consolidate with or merge into any person in a transaction in which it is not the surviving corporation or in which its common stock represents less than 50% of the voting securities of the surviving corporation; or

     - sell all or substantially all of its assets,

then the option will be converted into or exchanged for an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities, cash or property that the option holder would have received if the option had been exercised immediately prior to such consolidation, merger or sale.

EXCHANGE OPTION

     Each option agreement provides that, if the party that granted an option enters into any agreement (1) providing that all of its shares are to be purchased for, or converted into the right to receive, cash or (2) with respect to any merger, consolidation or sale of substantially all assets described above under "-- Substitute Option," the party is required to make a proper provision in the agreement to provide that, if the option has not yet been exercised and is then exercisable, then upon the completion of any of these

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transactions, the option holder will have the right, at its election, to receive in exchange for the cancellation of the option an amount in cash equal to the product of:

     - the number of shares subject to the option; and

     - the difference between the exercise price for the options and the market value of those shares before the transaction is entered into or the market value of the shares before the transaction is completed, whichever is greater.

In either case, the market value of the shares is based on the average closing price for those shares over a ten-trading day period.

LIMITATION OF PROFIT

     Each option holder's total profit under the applicable stock option agreement may not exceed $325 million. The total profit under each option agreement is the sum of:

     - any termination fees received under the merger agreement, as described in "Material Terms of the Merger Agreement";

     - any net cash proceeds from the exchange of the option pursuant to the option agreements as described above under "--Exchange Option"; and

     - any cash proceeds of the sale of the option shares to a third party, less the option exercise price paid for those option shares.

EFFECT OF STOCK OPTION AGREEMENTS

     The stock option agreements are intended to increase the likelihood that the merger will be completed under the terms of the merger agreement. The stock option agreements would have the effect of making an acquisition or other combination of either company by or with a third party more costly because of the need in any such transaction to acquire or otherwise provide for the shares of the issuer's common stock purchased by the option holder by reason of the holder's exercise of the option. Moreover, following consultation with each of their independent accountants, the management of El Paso and Coastal believe that if an option becomes exercisable it is likely during the following two years to preclude any other acquiror of the company that granted the option from accounting for any acquisition by using the pooling of interests accounting method. Accordingly, the stock option agreements may discourage a third party from proposing another transaction, including one that might be more favorable to stockholders than the merger.

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                              THE SPECIAL MEETINGS

DATES, TIMES AND PLACES

     El Paso. El Paso's special meeting will be held at The Westin Galleria, 5060 W. Alabama, Houston, Texas 77056, at 9:00 a.m., local time, on Friday, May 5, 2000.

     Coastal. Coastal's special meeting will be held at the Renaissance Houston Hotel, located at 6 Greenway Plaza East, Houston, Texas 77046, at 9:00 a.m., local time, on Friday, May 5, 2000.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     El Paso. At El Paso's special meeting, holders of El Paso common stock will be asked to approve the issuance of shares of El Paso common stock to Coastal stockholders and optionholders in connection with the proposed merger. See "The Merger" and "Material Terms of the Merger Agreement."

     The El Paso board believes that the merger agreement, the merger and the related transactions, including the issuance of El Paso common stock in connection with the merger, are fair to and in the best interests of El Paso and its stockholders and unanimously recommends that El Paso stockholders vote FOR approval of the issuance of shares of El Paso common stock in connection with the merger.

     Coastal. At Coastal's special meeting, holders of Coastal common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock and $5.00 Series C convertible preferred stock will be asked to approve and adopt the merger agreement. See "The Merger" and "Material Terms of the Merger Agreement."

     The Coastal board believes that the merger agreement, the merger and the related transactions are fair to and in the best interests of Coastal and its stockholders and unanimously recommends that Coastal stockholders vote FOR the approval and adoption of the merger agreement.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     El Paso. Only holders of record of El Paso common stock at the close of business on March 17, 2000, the record date for El Paso's special meeting, are entitled to notice of and to vote at El Paso's special meeting. At the close of business on March 14, 2000, 236,505,461 shares of El Paso common stock were issued and outstanding and held by approximately 68,000 holders of record. Holders of a majority of the shares of El Paso common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at El Paso's special meeting in order for a quorum to be established for purposes of transacting business at El Paso's special meeting. Abstentions and broker "non-votes" will be considered present for purposes of establishing a quorum. A broker non-vote occurs when a broker is not permitted to vote on a matter without instruction from the beneficial owner of the shares and no instruction is given. If a quorum is not established, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of El Paso common stock on the record date are each entitled to one vote per share on each matter to be considered at El Paso's special meeting.

     Coastal. Only holders of record of the common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock, and $5.00 Series C convertible preferred stock of Coastal at the close of business on March 17, 2000, the record date for Coastal's special meeting, are entitled to receive notice of and to vote at Coastal's special meeting. At the close of business on March 14, 2000, 213,369,398 shares of Coastal common stock, 343,226 shares of Class A common stock, 52,709 shares of $1.19 Series A convertible preferred stock, 57,555 shares of $1.83 Series B convertible preferred stock, and 26,680 shares of $5.00 Series C convertible preferred stock were issued and outstanding. A majority of the votes represented by shares of Coastal stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at Coastal's special meeting in order for a quorum to be established for purposes of transacting business at Coastal's special meeting. Abstentions and broker non-votes will be considered present for purposes of establishing a quorum. If a quorum is not established at Coastal's special meeting, we expect that the meeting will be adjourned or
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

postponed to solicit additional proxies. Holders of record of shares of Coastal common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock, and $5.00 Series C convertible preferred stock on the record date are each entitled to one vote at Coastal's special meeting. Holders of record of Class A common stock on the record date are each entitled to one hundred votes per share at Coastal's special meeting.

VOTES REQUIRED

     El Paso. To approve the issuance of shares of El Paso common stock in connection with the merger, El Paso stockholders must vote a majority of all shares voted by all El Paso stockholders at the special meeting in favor of the proposal for the issuance of those shares, provided that the total number of votes cast represents a majority of the total number of El Paso common stock outstanding on the record date. At the special meeting, El Paso stockholders will be entitled to vote a total of approximately 236,505,461 shares of El Paso common stock.

     Coastal. To approve and adopt the merger agreement, Coastal stockholders must cast a majority of the total number of votes that they are entitled to cast at the special meeting in favor of the proposal to approve and adopt the merger agreement. At the special meeting, Coastal stockholders will be entitled to cast a total of approximately 247,828,942 votes. AN ABSTENTION OR A BROKER OR OTHER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

SHARE OWNERSHIP AND VOTING POWER OF MANAGEMENT

     El Paso. As of the close of business on March 14, 2000, the directors and executive officers of El Paso held, and they will be entitled to vote at the special meeting, approximately 18.8 million shares of El Paso common stock. These shares represent approximately 7.9% of the total number of shares of El Paso common stock El Paso stockholders will be entitled to vote at the special meeting. All of the executive officers and directors of El Paso have indicated to us that they intend to vote their shares in favor of the issuance of El Paso common stock in connection with the merger.

     Coastal. As of the close of business on March 14, 2000, the directors and executive officers of Coastal held approximately 5,652,180 shares of Coastal common stock and 183,966 shares of Class A common stock. They will be entitled to cast approximately 24,048,780 votes at the special meeting, representing approximately 9.7% of the total number of votes Coastal stockholders will be entitled to cast at that meeting. All of the executive officers and directors of Coastal have indicated to us that they intend to vote their shares in favor of the approval and adoption of the merger agreement.

VOTING OF PROXIES; SHARES HELD IN "STREET NAME"

     Submitting Proxies. El Paso and Coastal stockholders may submit their proxies by attending their respective special meetings and voting their shares in person at the meetings, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. If a written proxy card is signed by a stockholder and returned without instructions, the shares represented by the proxy will be voted for the proposal presented at El Paso's special meeting or for the proposal presented at Coastal's special meeting, as applicable.


     In addition, Coastal stockholders may also submit their proxies by telephone or over the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you are a Coastal stockholder, instructions for voting by telephone and over the Internet are printed on your proxy card.


     Shares held in "Street Name." El Paso and Coastal stockholders whose shares are held in "street name," meaning in the name of a bank, broker or other record holder, must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at their special meeting.

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     Under the applicable rules of the New York Stock Exchange, brokers who hold shares in street names for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote those customers' shares with respect to the matters to be voted on at the special meetings in the absence of specific instructions from the customer. Brokers are also required to request instructions from beneficial owners.

  Revoking or Changing Proxies


     El Paso and Coastal stockholders of record may revoke or change their proxies at any time prior to the time their proxies are voted at El Paso's special meeting or Coastal's special meeting. Proxies may be revoked by written notice, including by facsimile, to the Corporate Secretary of El Paso or the Corporate Secretary of Coastal, as applicable, and may be revoked or changed by a later dated proxy signed and returned by mail or by attending El Paso's special meeting or Coastal's special meeting, as applicable, and voting in person. Attendance at El Paso's special meeting or Coastal's special meeting will not in and of itself constitute a revocation of a proxy. Coastal stockholders of record may also revoke or change their proxies using the telephone voting procedures or the Internet voting procedures. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the applicable special meeting as follows:


        FOR EL PASO STOCKHOLDERS, TO:
        El Paso Energy Corporation
        El Paso Energy Building
        1001 Louisiana Street
        Houston, Texas 77002
        Telecopy: (713) 420-4099
        Attention: Corporate Secretary

        FOR COASTAL STOCKHOLDERS, TO:
        The Coastal Corporation
        Coastal Tower
        Nine Greenway Plaza
        Houston, Texas 77046-0995
        Telecopy: (713) 877-7071
        Attention: Senior Vice President and Secretary


     El Paso stockholders who require assistance in changing or revoking a proxy should contact Georgeson Shareholder Communications Inc., and Coastal stockholders who require assistance in changing or revoking a proxy should contact D.F. King & Co. at their addresses and phone numbers provided in this joint proxy statement/prospectus under the caption "Who Can Answer Your Questions" on page 3.


  Other Business; Adjournments

     We are not aware of any other business to be acted upon at either special meeting. If, however, other matters are properly brought before either special meeting, or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment.

     Adjournments of the special meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournments may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the applicable special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither company currently intends to seek an adjournment of its special meeting.

General Information

     The cost of solicitation of proxies from El Paso stockholders will be paid by El Paso and the cost for solicitation of proxies from Coastal stockholders will be paid by Coastal. In addition to solicitation by mail,
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the directors, officers and employees of El Paso and Coastal may also solicit proxies from stockholders by telephone, telecopy, telegram, over the Internet or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and El Paso or Coastal, as the case may be, will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

     El Paso has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. Georgeson Shareholder Communications Inc. will receive a fee of $12,500 as compensation for its services plus reimbursement for its related out-of-pocket expenses. El Paso has agreed to indemnify Georgeson Shareholder Communications Inc. against specified liabilities arising out of or in connection with its engagement.

     Coastal has retained D.F. King & Co. to aid in the solicitation of proxies and to verify records related to the solicitations. D.F. King & Co. will receive a fee of $7,500 as compensation for its services plus a per call solicitation charge and reimbursement for its related out-of-pocket expenses. Coastal has agreed to indemnify D.F. King & Co. against specified liabilities arising out of or in connection with its engagement.

     Stockholders who submit proxy cards should not send in any stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing shares of Coastal stock will be mailed by El Paso to former Coastal stockholders shortly after the merger is completed. See "Material Terms of the Merger Agreement -- Procedures for Surrender of Certificates; Fractional Shares."

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                             FINANCIAL INFORMATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma financial information gives effect to the merger using the pooling of interests method of accounting. This information is presented to show the estimated impact of the merger as if our companies had always been combined. This presentation assumes the issuance of approximately 270 million shares of El Paso common stock in connection with the merger. The Unaudited Pro Forma Condensed Combined Statements of Income are prepared as if we completed the merger as of January 1, 1997, and the Unaudited Pro Forma Condensed Combined Balance Sheet was prepared as if we completed the merger on December 31, 1999.

     The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements explain the assumptions used in preparing the financial information, and do not reflect cost savings from operating efficiencies or other improvements we may achieve by combining our companies. The historical financial information for Coastal includes certain reclassifications to conform to El Paso's presentation. These reclassifications have no impact on income from continuing operations or total stockholders' equity.

     Accounting policy differences and intercompany balances between El Paso and Coastal are not expected to be material and, accordingly, adjustments have not been included in these statements.

     We are providing this financial information for illustration purposes only. It does not necessarily indicate what the operating results and financial position of the combined company might have been had the merger been completed at the beginning of the earliest period presented, nor does it necessarily indicate what the combined company's operating results and financial position will be following the merger.

     The accompanying unaudited pro forma financial information should be read in conjunction with:

     - the audited consolidated financial statements and other financial information included in El Paso's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including the notes to those financial statements; and

     - the audited consolidated financial statements and other financial information contained in Coastal's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including the notes to those financial statements.


     See "Where You Can Find More Information" beginning on page 88.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1999
                                 (IN MILLIONS)

                                     ASSETS

                                                      EL PASO      COASTAL                   COMBINED
                                                     HISTORICAL   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                     ----------   ----------   -----------   ---------
Total current assets...............................   $ 2,911      $ 2,924        $           $ 5,835
Property, plant, and equipment, net................    10,261        9,337                     19,598
Other..............................................     3,485        2,862                      6,347
                                                      -------      -------        -----       -------
          Total assets.............................   $16,657      $15,123        $           $31,780
                                                      =======      =======        =====       =======

                                  LIABILITIES & STOCKHOLDERS' EQUITY

Total current liabilities..........................   $ 3,702      $ 3,038        $  70(a)    $ 6,783
                                                                                    (27)(b)
                                                      -------      -------        -----       -------
Long-term debt, less current maturities............     5,223        4,798                     10,021
                                                      -------      -------        -----       -------
Deferred income taxes..............................     1,738        1,814                      3,552
                                                      -------      -------        -----       -------
Other..............................................     1,354          785                      2,139
                                                      -------      -------        -----       -------
Company-obligated preferred securities of
  consolidated trusts..............................       325          300                        625
                                                      -------      -------        -----       -------
Minority interest..................................     1,368          451                      1,819
                                                      -------      -------        -----       -------
Stockholders' equity
  Cumulative preferred stock.......................                     --           --(c)
  Class A common stock.............................                     --           --(c)
  Common stock.....................................       716           73          735(c)      1,524
  Additional paid-in capital.......................     1,367        1,032         (868)(c)     1,531
  Retained earnings................................     1,207        2,965          (70)(a)     4,129
                                                                                     27(b)
  Other............................................      (343)        (133)         133(c)       (343)
                                                      -------      -------        -----       -------
          Total stockholders' equity...............     2,947        3,937          (43)        6,841
                                                      -------      -------        -----       -------
          Total liabilities and stockholders'
            equity.................................   $16,657      $15,123        $           $31,780
                                                      =======      =======        =====       =======

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                 (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                     EL PASO       COASTAL                   COMBINED
                                                    HISTORICAL    HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                    ----------    ----------   -----------   ---------
Operating revenues................................   $10,581        $8,197        $           $18,778
                                                     -------        ------        ----        -------
Operating expenses
  Cost of gas and other products..................     7,974         5,149                     13,123
  Operation and maintenance.......................       979         1,587                      2,566
  Merger-related and asset impairment charges.....       557                                      557
  Ceiling test charges............................       352                                      352
  Depreciation, depletion, and amortization.......       609           479                      1,088
  Taxes, other than income taxes..................       146           100                        246
                                                     -------        ------        ----        -------
                                                      10,617         7,315                     17,932
                                                     -------        ------        ----        -------
Operating income (loss)...........................       (36)          882                        846
Other income, net.................................       227           146                        373
                                                     -------        ------        ----        -------
Income before interest, income taxes, and minority
  interest........................................       191         1,028                      1,219
                                                     -------        ------        ----        -------
Interest and debt expense.........................       453           323                        776
Minority interest.................................        36            25                         61
Income tax expense (benefit)......................       (81)          174                         93
                                                     -------        ------        ----        -------
                                                         408           522                        930
                                                     -------        ------        ----        -------
Income (loss) from continuing operations before
  preferred dividends of subsidiaries.............      (217)          506                        289
Preferred stock dividends of subsidiaries.........        25             7                         32
                                                     -------        ------        ----        -------
Income (loss) from continuing operations..........      (242)          499                        257
Dividends on preferred stock......................                      --
                                                     -------        ------        ----        -------
Income (loss) from continuing operations available
  to common stockholders..........................   $  (242)       $  499        $           $   257
                                                     =======        ======        ====        =======
Basic earnings (loss) per share from continuing
  operations available to common stockholders.....   $ (1.06)                                 $  0.52
                                                     =======                                  =======
Diluted earnings (loss) per share from continuing
  operations available to common stockholders.....   $ (1.06)(d)                              $  0.51(d)
                                                     =======                                  =======
Basic average common shares outstanding...........       228                       269(e)         497
                                                     =======                      ====        =======
Diluted average common shares outstanding.........       239(d)                    269(e)         508(d)
                                                     =======                      ====        =======

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                 (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                     EL PASO       COASTAL                    COMBINED
                                                    HISTORICAL    HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                    ----------    ----------   -----------    ---------
Operating revenues................................    $9,500        $7,368         $           $16,868
                                                      ------        ------         ---         -------
Operating expenses
  Cost of gas and other products..................     6,970         4,377                      11,347
  Operation and maintenance.......................       956         1,587                       2,543
  Merger-related and asset impairment charges.....        15                                        15
  Ceiling test charges............................     1,035                                     1,035
  Depreciation, depletion, and amortization.......       624           443                       1,067
  Taxes, other than income taxes..................       138            88                         226
                                                      ------        ------         ---         -------
                                                       9,738         6,495                      16,233
                                                      ------        ------         ---         -------
Operating income (loss)...........................      (238)          873                         635
Other income, net.................................       186            94                         280
                                                      ------        ------         ---         -------
Income (loss) before interest, income taxes, and
  minority interest...............................       (52)          967                         915
                                                      ------        ------         ---         -------
Interest and debt expense.........................       387           295                         682
Minority interest.................................        12            16                          28
Income tax expense (benefit)......................      (170)          166                          (4)
                                                      ------        ------         ---         -------
                                                         229           477                         706
                                                      ------        ------         ---         -------
Income (loss) from continuing operations before
  preferred dividends of subsidiaries.............      (281)          490                         209
Preferred stock dividends of subsidiaries.........        25             7                          32
                                                      ------        ------         ---         -------
Income (loss) from continuing operations..........      (306)          483                         177
Dividends on preferred stock......................                       6                           6
                                                      ------        ------         ---         -------
Income (loss) from continuing operations available
  to common stockholders..........................    $ (306)       $  477         $           $   171
                                                      ======        ======         ===         =======
Basic earnings (loss) per share from continuing
  operations available to common stockholders.....    $(1.35)                                  $  0.35
                                                      ======                                   =======
Diluted earnings (loss) per share from continuing
  operations available to common stockholders.....    $(1.35)(d)                               $  0.34(d)
                                                      ======                                   =======
Basic average common shares outstanding...........       226                       268(e)          494
                                                      ======                       ===         =======
Diluted average common shares outstanding.........       237(d)                    268(e)          505(d)
                                                      ======                       ===         =======

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                     EL PASO       COASTAL                    COMBINED
                                                    HISTORICAL    HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                    ----------    ----------   -----------    ---------
Operating revenues................................   $10,015        $9,730         $           $19,745
                                                     -------        ------         ---         -------
Operating expenses
  Cost of gas and other products..................     7,308         6,864                      14,172
  Operation and maintenance.......................       966         1,610                       2,576
  Merger-related and asset impairment charges.....        50                                        50
  Depreciation, depletion, and amortization.......       639           433                       1,072
  Taxes, other than income taxes..................       138            90                         228
                                                     -------        ------         ---         -------
                                                       9,101         8,997                      18,098
                                                     -------        ------         ---         -------
Operating income..................................       914           733                       1,647
Other income, net.................................        94           119                         213
                                                     -------        ------         ---         -------
Income before interest and income taxes...........     1,008           852                       1,860
                                                     -------        ------         ---         -------
Interest and debt expense.........................       344           308                         652
Income tax expense................................       234           138                         372
                                                     -------        ------         ---         -------
                                                         578           446                       1,024
                                                     -------        ------         ---         -------
Income from continuing operations before preferred
  dividends of subsidiaries.......................       430           406                         836
Preferred stock dividends of subsidiaries.........        25             7                          32
                                                     -------        ------         ---         -------
Income from continuing operations.................       405           399                         804
Dividends on preferred stock......................                      17                          17
                                                     -------        ------         ---         -------
Income from continuing operations available to
  common stockholders.............................   $   405        $  382         $           $   787
                                                     =======        ======         ===         =======
Basic earnings per share from continuing
  operations available to common stockholders.....   $  1.81                                   $  1.60
                                                     =======                                   =======
Diluted earnings per share from continuing
  operations available to common stockholders.....   $  1.77                                   $  1.58
                                                     =======                                   =======
Basic average common shares outstanding...........       224                       268(e)          492
                                                     =======                       ===         =======
Diluted average common shares outstanding.........       229                       268(e)          497
                                                     =======                       ===         =======

 See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a) This amount reflects estimated transaction costs, including legal, accounting, filing, printing and financial advisory services fees we estimate we will incur in connection with the merger.

(b) This amount represents the income tax consequences of the $70 million of estimated transaction costs associated with the merger, and was calculated by multiplying $70 million by an assumed income tax rate of 38%.

(c) These numbers reflect the exchange in the merger of 1.23 shares of El Paso common stock for each outstanding share of Coastal's common stock and each share of Coastal's Class A common stock, 9.133 shares of El Paso common stock for each outstanding share of Coastal's Series A and Series B convertible preferred stock, 17.980 shares of El Paso common stock for each outstanding share of Coastal's Series C convertible preferred stock, and the cancellation of $133 million of Coastal treasury stock. These numbers also include the issuance of an estimated 5.3 million shares of El Paso common stock in exchange for Coastal stock options and restricted stock. The number of shares issued for Coastal's stock options and restricted stock was determined based on the fair value of these options and shares and based on the average of the high and the low prices of El Paso's common stock on February 18, 2000, which was $37.50.

(d) As required by the accounting rules, we calculated diluted earnings (loss) per common share for 1999 and 1998 by excluding from the number of common shares outstanding, those securities which, if included, would have caused us to show greater earnings or a lower loss per common share.

(e) We determined these adjustment amounts by multiplying the average outstanding shares of Coastal's common stock, Class A common stock, and convertible preferred stock for each period by the applicable exchange ratio contemplated by the merger agreement. Each period also includes the issuance of an estimated 5.3 million shares of El Paso common stock for Coastal's stock options and restricted stock.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Market Prices and Dividends. El Paso common stock is listed on the New York Stock Exchange under the symbol "EPG." Coastal common stock is listed on the New York Stock Exchange under the symbol "CGP." The Coastal common stock is also listed on the Amsterdam, Dusseldorf, Frankfurt, Hamburg, Munich and London Stock Exchanges. Coastal's $1.19 Series A convertible preferred stock and $1.83 Series B convertible preferred stock are listed on the New York Stock Exchange under the symbols "CGP-pa" and "CGP-pb," respectively. However, there is very limited trading of these shares. The Coastal Class A common stock and $5.00 Series C convertible preferred stock are not listed on any exchange and are not otherwise publicly traded.

     The table below sets forth, for the periods indicated, the high and low sale prices of El Paso common stock and Coastal common stock as reported on the New York Stock Exchange Composite Transaction Tape, in each case based on published financial sources, and the cash dividends declared on El Paso common stock and Coastal common stock for the same periods.

     El Paso's common stock prices and the cash dividend amounts in the following table have been adjusted to reflect El Paso's payment of a stock dividend in April 1998 of one share of common stock for each share of common stock then outstanding.

                                  EL PASO COMMON STOCK           COASTAL COMMON STOCK
                              ----------------------------   ----------------------------
                               HIGH       LOW     DIVIDEND    HIGH       LOW     DIVIDEND
                              -------   -------   --------   -------   -------   --------
1998:
  First Fiscal Quarter......  $35.625   $31.125   $.19125    $34.125   $26.594    $.0500
  Second Fiscal Quarter.....   38.937    35.437    .19125     38.250    32.344     .0625
  Third Fiscal Quarter......   38.625    24.687    .19125     35.750    25.250     .0625
  Fourth Fiscal Quarter.....   36.812    30.125    .19125     38.750    30.875     .0625
1999:
  First Fiscal Quarter......   39.375    30.687       .20     37.375    29.437     .0625
  Second Fiscal Quarter.....   38.375    31.937       .20     43.875    32.750     .0625
  Third Fiscal Quarter......   40.500    34.437       .20     45.250    37.875     .0625
  Fourth Fiscal Quarter.....   43.437    33.375       .20     42.500    31.250     .0625
2000:
  First Fiscal Quarter
     (through March 14,
     2000)..................   40.500    30.313      .206     47.750    32.750     .0625

     On January 14, 2000, the last full trading day in the United States prior to the public announcement of the proposed merger, the closing prices of El Paso common stock and Coastal common stock reported on the New York Stock Exchange Composite Transaction Tape were $37.125 per share and $36.00 per share, respectively. On March 14, 2000, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the closing prices of El Paso common stock and Coastal common stock reported on the New York Stock Exchange Composite Transaction Tape were $37.125 per share and $43.00 per share, respectively. Stockholders should obtain current market quotations prior to making any decision with respect to the merger.

     Post-Merger Dividend Policy. Following the merger, we expect the combined company will pay dividends on its common stock at El Paso's dividend rate, currently $.206 per share per quarter. However, the payment of dividends will be in the discretion of the combined company's board and will be determined after consideration of various factors, including the earnings and financial condition of the combined company and its subsidiaries.

               DIRECTORS OF THE COMBINED COMPANY AFTER THE MERGER

     The El Paso board of directors currently consists of twelve members. As called for by the merger agreement, following the merger the combined company's board will be comprised of 12 members, seven of whom will be persons designated by El Paso's current board of directors and five of whom will be persons designated by Coastal's current board of directors.

     Although the persons who will serve on the combined company's board have not been formally designated, in accordance with the merger agreement, the designees will include:

     - Ronald L. Kuehn, Jr., currently Chairman of El Paso, if the merger is completed before December 31, 2000;

     - William A. Wise, currently President and Chief Executive Officer and a director of El Paso, who will hold the position of Chairman of the combined company after December 31, 2000; and

     - David A. Arledge, currently Chairman, President and Chief Executive Officer of Coastal, who will hold the position of Vice Chairman of the combined company.


     We have included biographical information regarding each of El Paso's and Coastal's current board members in the section entitled "Information Regarding El Paso and Coastal Directors" beginning on page 91.


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Coastal and El Paso boards of directors with respect to the merger, stockholders of Coastal and El Paso should be aware that certain directors and members of management of Coastal have interests in the merger that are different from, or in addition to, their interests as stockholders generally. The Coastal and El Paso boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement.


     Combined Company Directors. The merger agreement provides that five of Coastal's current directors, including Mr. Arledge, designated by Coastal are to become members of the combined company's board of directors at the effective time of the merger. Mr. Arledge will become Vice Chairman of the combined company's board of directors and will be responsible for overseeing the combined company's non-regulated businesses. Under the by-law provisions to be adopted by El Paso in connection with the merger, Mr. Arledge may not be removed from his position before December 31, 2002 without a supermajority vote. See "The
Merger -- By-Laws of the Combined Company" beginning on page 38 and "Material Terms of the Merger Agreement -- Board of Directors; Nominating Committees; Officers" beginning on page 55.


     Coastal Stock Options and Restricted Stock. In connection with the merger, all exercisable and unexercisable Coastal stock options and shares of restricted stock will be exchanged for shares of the combined company having a market value equal to the value of those options and shares determined under a variation of the Black-Scholes option valuation methodology. Based on the average of the high and low trading price of the El Paso common stock on February 18, 2000, which was $37.50, under this valuation methodology, Mr. Arledge and the four other most highly paid executive officers of Coastal would have received in exchange for their Coastal options a total of 1,349,384 shares of El Paso common stock. Based on the same assumptions, all of the Coastal executive officers and directors as a group would have received in exchange for their Coastal options and restricted shares a total of 2,231,129 shares of El Paso common stock. See "Material Terms of the Merger Agreement -- Additional Agreements -- Coastal Stock Options and Restricted Stock."

     Employment Agreements. Mr. Arledge and 12 other Coastal executive officers have signed employment agreements with Coastal and, prior to the merger, one additional Coastal executive officer or key employee may sign an employment agreement with Coastal. Mr. Arledge's employment agreement and the agreements of two other executive officers are currently in effect, and the remaining agreements will become effective as of the effective time of the merger. These agreements have two or three year terms, and provide for base salary and annual cash bonuses during the term. In addition, each of these agreements provides for a supplemental retirement benefit. Each agreement also contains a one-year non-competition provision in the event the executive is terminated for cause or if the executive terminates his employment other than for good reason.

     If the employment of an executive officer terminates after the completion of the merger under circumstances that entitle him to severance payments and benefits under his agreement, he will be entitled to the following:

     - a lump-sum cash payment equal to 2.99 times the sum of his base salary and annual target cash bonus;

     - a lump-sum cash payment equal to any benefits forfeited by reason of the termination, but excluding forfeited equity and equity-based benefits; and

     - continued participation in incentive, savings, retirement, welfare and fringe benefit plans for a period of 36 months following termination, or the cash equivalent of the foregoing.

     Each executive officer will be entitled to the foregoing severance payments and benefits due to any termination by Coastal other than for cause within two or three years following the effective time of the merger and upon a termination by the executive officer for good reason within this two- or three-year period. For purposes of these employment agreements, good reason consists of a reduction in compensation or benefits, forced relocation, or a material, adverse change in titles, duties, responsibilities, perquisites or status.

     If any payment to Mr. Arledge is subject to an excise tax under Section 4999 of the Internal Revenue Code, he will receive a gross-up payment to place him in the net after-tax position he would have been in if he had not been subject to the excise tax. Both companies believe that the merger will not require any gross-up payment to be made to Mr. Arledge.

     A Coastal executive officer who is entitled to an enhanced retirement benefit under his employment agreement and under the voluntary early retirement incentive window program will receive the greater of the two enhancements, but not both enhancements.

     We estimate, based on assumptions and data available as of a recent date, that, if the employment of the five most highly paid Coastal executive officers terminated immediately following the effective time of the merger under circumstances that entitled them to severance payments and benefits under the Coastal employment agreements, they would be entitled to cash severance benefits under these agreements of approximately $12 million. We also estimate that the cash severance benefits payable to all 21 of Coastal's executive officers as a group upon termination of employment following the merger would be approximately $24 million.

     Insurance and Indemnification. Under the merger agreement, El Paso has agreed to provide certain continuing indemnification and insurance benefits for officers, directors and employees of Coastal. See "Material Terms of the Merger Agreement -- Additional Agreements -- Insurance and Indemnification."

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the merger, holders of shares of Coastal common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock and $5.00 Series C convertible preferred stock will become holders of shares of El Paso common stock and the rights of the former Coastal stockholders will be governed by the certificate of incorporation of El Paso, the by-laws of El Paso and the Delaware General Corporation Law. The rights of the holders of shares of Coastal common stock, Class A common stock, $1.19 Series A convertible preferred stock, $1.83 Series B convertible preferred stock and $5.00 Series C convertible preferred stock are presently governed by the certificate of incorporation of Coastal, the by-laws of Coastal and the Delaware General Corporation Law. We have set forth on the following pages a summary comparison of material differences among the rights of Coastal stockholders under the current certificate of incorporation and by-laws of Coastal (right column), and the rights of stockholders of the combined company following the merger as governed by the amended certificate of incorporation and by-laws of El Paso (left column). These rights may be subject to change through amendment of the certificate of incorporation or by-laws.

     This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Delaware General Corporation Law, as well as the certificates of incorporation and by-laws of each of Coastal and El Paso, copies of which are on file with the SEC.

                  EL PASO                                         COASTAL
                  -------                                         -------
                                  AUTHORIZED CAPITAL STOCK

750,000,000 shares of common stock, par         500,000,000 shares of common stock, par
value $3.00 per share. 50,000,000 shares of     value $.33 1/3 per share. 2,700,000 shares
preferred stock, par value $.01 per share,      of Class A common stock, par value $.33 1/3
of which 7,500,000 shares have been             per share. 50,000,000 shares of cumulative
designated Series A junior participating        convertible preferred stock, par value
preferred stock, par value $.01 per share.      $.33 1/3 per share, of which 123,169 shares
No shares of the Series A junior                have been designated $1.19 cumulative
participating preferred stock are currently     convertible preferred stock, Series A,
outstanding.                                    348,015 shares have been designated $1.83
                                                cumulative convertible preferred stock,
                                                Series B, and 100,000 shares have been
                                                designated $5.00 cumulative convertible
                                                preferred stock, Series C.

                                       VOTING RIGHTS

Each share of common stock entitles its         Holders of common stock, Class A common
holder to one vote on all matters presented     stock and each series of convertible
for a vote of the stockholders of El Paso.      preferred stock generally vote together on
                                                all matters reserved for a vote of the
                                                stockholders of Coastal, except that, at any
                                                meeting at which directors are to be
                                                elected, one-quarter of the directors are
                                                elected by the holders of common stock and
                                                each series of convertible preferred stock
                                                voting together as a class, without the
                                                participation of the holders of Class A
                                                common stock.

                                                Each share of common stock and each share of
                                                each series of convertible preferred stock
                                                entitles its holder to one vote. Each share
                                                of Class A common stock entitles its holder
                                                to 100 votes.

                  EL PASO                                         COASTAL
                  -------                                         -------
                                                Coastal may not, without the approval of
                                                holders of at least two-thirds of shares of
                                                each affected series of its convertible
                                                preferred stock:
                                                - create or issue any new class or series of
                                                stock that ranks prior to a series of its
                                                  convertible preferred stock as to payment
                                                  of dividends or distribution of assets on
                                                  liquidation; or
                                                - change the preferences, rights or powers
                                                applicable to a series of its convertible
                                                  preferred stock so as to affect the stock
                                                  adversely.

                               SIZE OF THE BOARD OF DIRECTORS

May not be less than one. The board may fix     May not be less than three nor more than 18.
the number of directors by a vote of a          The board may fix the number of directors by
majority of the directors then in office.       a vote of a majority of the directors then
The board currently consists of 12              in office. The board currently consists of
directors.                                      12 directors.
Pursuant to the merger agreement, the
by-laws of El Paso will be amended to
provide that, until December 31, 2002, the
board will consist of 12 directors, unless
increased in connection with a future
business combination transaction or with the
approval of two-thirds of the members of the
board who were designated by El Paso or
Coastal in connection with the merger and
their designated successors. See "The
Merger -- By-laws of the Combined Company"
beginning on page 38.
                   ELECTION AND CLASSIFICATION OF THE BOARD OF DIRECTORS

Elected annually.                               The board of directors is classified into
                                                three classes, with the term of office of
                                                one class expiring each year. In case of any
                                                increase in the number of directors, the
                                                number of directors in each class is to be
                                                as nearly equal as possible. Each director
                                                is elected to a three-year term.

                          REMOVAL OF DIRECTORS; FILLING VACANCIES

Directors may be removed, with or without       Directors may be removed only for cause.
cause, at any special meeting of the            Vacancies on the board may be filled by
stockholders called for that purpose, and       action of a majority of the directors then
the vacancy in the board resulting from a       in office.
removal of that type may be filled by the
stockholders at a special meeting. Vacan-
cies and newly created directorships may be
filled in the manner set forth in the
Delaware General Corporation Law.
Pursuant to the merger agreement, El Paso's
by-laws will be amended to provide that,
until December 31, 2002, vacancies resulting
from the resignation of any of the directors
designated by El Paso in connection with the
merger and their

                  EL PASO                                         COASTAL
                  -------                                         -------
designated successors will be filled by a
nominating committee consisting of only
those directors, and vacancies resulting
from the resignation of any directors
designated by Coastal in connection with the
merger and their designated successors will
be filled by a nominating committee
consisting of only those directors. See "The
Merger -- By-laws of the Combined Company"
beginning on page 38.

                              SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the stockholders may be     Special meetings of stockholders may be
called only by a majority of the board, the     called only by a majority of the directors
Chairman of the board, the Chief Executive      or by the Chairman of the board.
Officer, the President or the Vice Chairman
of the board.
Pursuant to the merger agreement, El Paso's
by-laws will be amended to provide that,
until December 31, 2002, no special meeting
of the stockholders may be called to vote on
the election or removal of directors without
the approval of two-thirds of the directors
designated by El Paso and Coastal in
connection with the merger and their
designated successors. See "The Merger --
By-laws of the Combined Company" beginning
on page 38.
                                  ADVANCE NOTICE PROVISION

A stockholder's proposal or nomination must     A stockholder's nomination must be received
be received by the corporate secretary not      by the corporate secretary not less than 30
earlier than the close of business on the       days before the date fixed for the meeting
120th day and not later than the close of       at which the nomination would be voted upon.
business of the 90th day prior to the first     Coastal does not have any advance notice
anniversary of the preceding year's annual      provision applicable to other stockholder
meeting.                                        proposals.

                         INDEMNIFICATION OF DIRECTORS AND OFFICERS

A director, officer, employee or agent will     Coastal's certificate of incorporation has a
be indemnified to the full extent authorized    provision substantially similar to El Paso's
by the Delaware General Corporation Law         indemnification provision.
against all liability incurred by such
indemnitee in connection with any actual or
threatened action because of his or her
position with respect to El Paso and that
indemnification shall continue as to an
indemnitee who has ceased to be a director,
officer, employee or agent; provided,
however, that El Paso will indemnify any of
these indemnitees seeking indemnification in
connection with a proceeding initiated by
that indemnitee only if the proceeding was
authorized by the board. The right to
indemnification includes the right to be
paid by El Paso the expenses incurred in
defending any such proceed-

                  EL PASO                                         COASTAL
                  -------                                         -------
ing in advance of its final disposition. El
Paso may maintain insurance, at its expense,
to protect itself and any other person
against any liability whether or not El Paso
would have the power to indemnify that
person against that liability under Delaware
General Corporation Law.

                                    AMENDMENT OF BY-LAWS

The by-laws of El Paso may be amended by the    Coastal's by-laws have a provision
affirmative vote of a majority of the entire    substantially similar to El Paso's by-law
board, subject to the right of stockholders     amendment provision prior to the merger.
to amend by-laws made or amended by the
board, by the affirmative vote of the
holders of a majority of the outstanding
shares represented at a stockholders meeting
and entitled to vote at that meeting.
After the merger is completed, subject to
the right of stockholders to amend the
by-laws, the affirmative vote of two-thirds
of the members of the board designated by El
Paso and Coastal in connection with the
merger, and their designated successors,
will be required to amend provisions of the
by-laws relating to the size of the board,
nomination of candidates for election to the
board, the designation of directors to fill
vacancies on the board and the removal of
the Chairman, Vice Chairman, President or
Chief Executive Officer.
                         AMENDMENT OF CERTIFICATE OF INCORPORATION

The affirmative vote of holders of a            The affirmative vote of holders of a
majority of shares of common stock is           majority of the voting power of all shares
necessary to amend the certificate of           of Coastal voting stock is necessary to
incorporation, except that the affirmative      amend the certificate of incorporation,
vote of not less than 51% of all shares         except that the provision in the certificate
entitled to vote in the election of             of incorporation relating to the approval of
directors, excluding the shares of any          a business combination can be amended only
holder of 10% or more of El Paso's common       with the affirmative vote of the holders of
stock or the common stock of El Paso's          85% of the voting power of all the voting
affiliate (such holder is more fully            stock, unless the amendment is unanimously
described below in "-- Fair Price               recommended by the board of directors as
Provisions"), is necessary to amend (i) the     long as all directors were elected by the
"fair price" provisions described below in      stockholders prior to an acquisition of 20%
"-- Fair Price Provisions" and (ii) the         or more of the voting stock of Coastal.
provision prohibiting action by stockholders
by written consent.

                                   BUSINESS COMBINATIONS

The certificate of incorporation does not       The certificate of incorporation permits
address the vote required by stockholders of    mergers and sales or exchanges of all or
a surviving corporation to approve a merger,    substantially all of the assets with another
unless the fair price provision described       party that is not an owner of 20% or more of
below is applicable.                            Coastal's voting stock, with the approval of
                                                the holders of a majority of the voting
                                                power of all shares.

                  EL PASO                                         COASTAL
                  -------                                         -------
                                   FAIR PRICE PROVISIONS

The affirmative vote of not less than 51% of    The affirmative vote of not less than 85% of
the holders of El Paso common stock entitled    the voting power of all the holders of
to vote in the election of directors,           Coastal voting stock excluding the stock of
excluding the stock of any beneficial owner     any beneficial owner of 20% or more of the
of 10% or more of El Paso's stock who is a      voting power of all Coastal voting stock,
party to a merger or consolidation, is          who is a party to the proposed merger or
required for the adoption or authorization      consolidation, is required for the adop-
of a merger or consolidation, unless            tion or authorization of the proposed merger
disinterested directors determine by a          or consolidation with the 20% beneficial
two-thirds vote that: (i) the beneficial        owner, unless disinterested directors
owner referred to above is the beneficial       determine by a two-thirds vote that: (i) the
owner of not less than 80% of all shares and    fair market value of the consideration per
has declared its intention to vote in favor     share to be received by the holders of each
of or to approve such merger or                 class of stock in a merger or consolidation
consolidation; or (ii) (A) the fair market      is equal to or greater than the
value of the consideration per share to be      consideration per share paid by the 20%
received by the holders of each class or        beneficial owner in acquiring the largest
series of stock in a merger or consolidation    number of shares of the stock previously
is equal to or greater than the                 acquired; (ii) the fair market value of the
consideration per share paid by such 10%        consideration per share to be received by
beneficial owner in acquiring the largest       the holders of each class of stock in a
number of shares of such class of stock         merger or consolidation (A) is not less than
previously acquired, and (B) the 10%            the highest per share price paid by the 20%
beneficial owner shall not have received the    beneficial owner in acquiring any of its
benefit except proportionately as a             holdings and (B) is not less than the
stockholder, of any loans, advances,            earnings per share of common stock of
guarantees, pledges or other financial          Coastal for the four full consecutive fiscal
assistance provided by El Paso to approve       quarters immediately preceding the record
such merger or consolidation.                   date for the solicitation of the votes for
                                                the transaction multiplied by the then
                                                price/earnings multiple, if any; (iii) after
                                                the beneficial owner acquires 20% but before
                                                completion of the business combination (A)
                                                the beneficial owner ensures that Coastal's
                                                board of directors includes representation
                                                by directors who were elected prior to the
                                                acquisition of 20% which is proportionate to
                                                the stockholders not affiliated with the
                                                beneficial owner, (B) there shall be no
                                                reduction in the rate of dividends except as
                                                may be approved by a unanimous vote of the
                                                directors, (C) the 20% beneficial owner
                                                shall not have acquired newly issued shares,
                                                and (D) the 20% beneficial owner shall not
                                                have acquired any additional stock; (iv) the
                                                20% beneficial owner shall not have without
                                                the unanimous approval of the board of
                                                directors either (A) received the benefit of
                                                any loans provided by Coastal or (B) made
                                                any changes in Coastal's capital struc-
                                                ture; and (v) a proxy shall be sent to the

                  EL PASO                                         COASTAL
                  -------                                         -------
                                                stockholders that contains a recommendation
                                                as to the advisability of the transaction.
                               STATE LAW TAKEOVER LEGISLATION

The company is subject to Section 203 of the    The company is subject to Section 203 of the
Delaware General Corporation Law. Section       Delaware General Corporation Law.
203 generally prohibits a Delaware
corporation from engaging in a "Business
Combination," defined as a variety of
transactions, including mergers, asset
sales, issuance of stock and other
transactions resulting in a financial
benefit to the interested stockholder, with
an "interested stockholder," defined
generally as a person that is the beneficial
owner of 15% or more of a corporation's
outstanding voting stock, for a period of
three years following the date that such
person became an interested stockholder
unless certain conditions are met.

                                  SHAREHOLDER RIGHTS PLANS

One right issued under El Paso's rights         Coastal has not adopted a shareholder rights
plan, is attached to each share of El Paso's    plan.
common stock presently outstanding and
rights will be attached to any new shares of
common stock issued in the future. One right
will be issued with respect to each share of
common stock issued pursuant to the merger.
The rights are not exercisable unless a
person becomes the beneficial owner of 15%
or more of the voting power of El Paso
without the approval of El Paso. If without
the approval of El Paso a person becomes the
beneficial owner of 15% or more of the
voting power, then each right not owned by
the 15% beneficial owner will generally
entitle its holder to receive upon exercise
that number of shares of El Paso common
stock having a market value of twice the $75
exercise price of the rights. El Paso's
rights plan is currently scheduled to expire
on July 7, 2002.
                                         CONVERSION

None.                                           Each share of Class A common stock is
                                                convertible at any time at the option of its
                                                holder into one share of common stock. The
                                                board may at any time, at its option,
                                                convert all the shares of Class A common
                                                stock into shares of common stock on a
                                                share-for-share basis.

                                                Each share of $1.19 Series A convertible
                                                preferred stock is convertible at any time
                                                at the option of its

                  EL PASO                                         COASTAL
                  -------                                         -------
                                                holder into 7.325 shares of common stock and
                                                .1 of a share of Class A Common Stock.

                                                Each share of $1.83 Series B convertible
                                                preferred stock is convertible at any time
                                                at the option of its holder into 7.325
                                                shares of common stock and .1 of a share of
                                                Class A common stock.

                                                Each share of $5.00 Series C convertible
                                                preferred stock is convertible at any time
                                                at the option of its holder into 14.421
                                                shares of common stock and .197 of a share
                                                of Class A common stock.

                                         REDEMPTION

None.                                           Each share of $1.19 Series A convertible
                                                preferred stock is redeemable by Coastal at
                                                any time for $33 per share.
                                                Each share of $1.83 Series B convertible
                                                preferred stock is redeemable by Coastal at
                                                any time for $50 per share.
                                                Each share of $5.00 Series C convertible
                                                preferred stock is redeemable by Coastal at
                                                any time for $100 per share.

                      WHERE YOU CAN FIND MORE INFORMATION

     El Paso has filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution to Coastal stockholders of El Paso common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about El Paso and Coastal. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this joint proxy statement/prospectus.

     In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room   New York Regional Office  Chicago Regional Office
Room 1024               Suite 1300                Citicorp Center
450 Fifth Street, N.W.  7 World Trade Center      Suite 1400
Washington, D.C. 20549  New York, New York 10048  500 West Madison Street
                                                  Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including El Paso and Coastal, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.

EL PASO'S SEC FILINGS (FILE NO. 1-14365)              DESCRIPTION OR PERIOD/AS OF DATE
----------------------------------------              --------------------------------
Annual Report on Form 10-K                      Year ended December 31, 1999
Current Report on Form 8-K, dated January       Discloses the entering into of the merger
18, 2000                                        agreement and related matters
Current Report on Form 8-K/A, dated January     Contains, as an exhibit, a presentation to
20, 2000                                        analysts regarding the proposed merger
Current Report on Form 8-K, dated February      Discloses the entering into an agreement to
2, 2000                                         purchase the natural gas and natural gas
                                                liquids businesses of subsidiaries of PG&E
                                                Corporation
Current Report on Form 8-K, dated March 10,     Discloses unaudited pro forma financial
2000                                            information of El Paso and Coastal giving
                                                effect to the merger

EL PASO'S SEC FILINGS (FILE NO. 1-14365)              DESCRIPTION OR PERIOD/AS OF DATE
----------------------------------------              --------------------------------
Current Report on Form 8-K, dated March 16,     Discloses the filing of a comprehensive
2000                                            settlement agreement with the Federal Energy
                                                Regulatory Commission regarding a rate
                                                proceeding and the closings of the sales of
                                                East Tennessee Natural Gas Company and Sea
                                                Robin Pipeline Company
Registration Statement on Form 8-A, dated       Contains a description of the El Paso common
August 3, 1998                                  stock
Registration Statement on Form 8-A/A, dated     Contains a description of the El Paso
January 29, 1999                                preferred stock purchase rights
COASTAL'S SEC FILINGS (FILE NO. 1-7176)
--------------------------------------------

Annual Report on Form 10-K/A                    Year ended December 31, 1999
Current Report on Form 8-K, dated January       Discloses the entering into of the merger
18, 2000                                        agreement and related matters
Current Report on Form 8-K, dated January       Contains, as an exhibit, a presentation to
20, 2000.                                       analysts regarding the proposed merger.

     We incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of our special meetings. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through El Paso or Coastal, as the case may be, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

El Paso Energy Corporation                  The Coastal Corporation
Office of Corporate Secretary               Office of Corporate Secretary
El Paso Energy Building                     Coastal Tower
1001 Louisiana Street                       9 Greenway Plaza
Houston, Texas 77002                        Houston, Texas 77046-0995
Telephone No.: (713) 420-6195               Telephone No.: (713) 877-6821

     If you would like to request documents, please do so by April 28, 2000 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or other equally prompt means, within one business day after we receive your request.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OF OUR COMPANIES THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. INFORMATION IN THIS DOCUMENT ABOUT EL PASO HAS BEEN SUPPLIED BY EL PASO, AND INFORMATION ABOUT COASTAL HAS BEEN SUPPLIED BY COASTAL.

                                    EXPERTS

     The consolidated financial statements of El Paso incorporated in this joint proxy statement/prospectus and registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by reference to the Annual Report on Form 10-K of El Paso Energy Corporation for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Coastal as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in Coastal's Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated by reference in this joint proxy statement/prospectus and in a registration statement on the SEC's Form S-4 filed with the SEC, of which this joint proxy statement/prospectus forms a part, in reliance upon the report of Deloitte & Touche LLP, independent auditors, on the authority of such firm as experts in accounting and auditing.

     Information related to the estimated proved reserves attributable to certain oil and gas properties of subsidiaries of Coastal as of December 31, 1999 and estimates of future net cash flows and present value of the reserves have been incorporated by reference in this joint proxy statement/prospectus and in a registration statement on the SEC's Form S-4 filed with the SEC, of which this document forms a part, in reliance on the reserve report, dated January 31, 2000, prepared by Huddleston & Co., Inc., independent petroleum engineers.

                                 LEGAL MATTERS

     Legal matters relating to the validity of the El Paso common stock issuable in connection with the merger and certain United States federal income tax matters relating to the merger have been passed upon for El Paso by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations). Legal matters relating to certain United States federal income tax matters relating to the merger have been passed upon for Coastal by Skadden, Arps, Slate, Meagher & Flom LLP.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of PricewaterhouseCoopers LLP will be present at El Paso's special meeting, and representatives of Deloitte & Touche LLP will be present at Coastal's special meeting. In each case, these representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for inclusion in the proxy statement for El Paso's 2001 annual meeting of stockholders must be mailed to the Corporate Secretary, El Paso Energy Corporation, 1001 Louisiana Street, Houston, Texas 77002, and must be received by the Corporate Secretary on or before November 22, 2000. El Paso will consider only proposals meeting the requirements of applicable SEC rules. Under the by-laws of El Paso, in order for stockholder proposals that are not included in the proxy statement to be brought before the 2001 annual meeting of stockholders, the proposals must be mailed to the Corporate Secretary at the above address and received not less than 90 days nor more than 120 days prior to the scheduled date of the 2001 annual meeting.

     Due to the contemplated completion of the merger, Coastal does not currently intend to hold a 2001 annual meeting of stockholders. In the event that a 2001 annual meeting of Coastal stockholders is held, any proposals of stockholders submitted for inclusion in the proxy statement for Coastal's 2001 annual meeting of stockholders must be mailed to the Corporate Secretary, The Coastal Corporation, Coastal Tower, Nine Greenway Plaza, Houston, Texas 77046-0995, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary of the release of the prior year's annual meeting proxy statement. Coastal will consider only proposals meeting the requirements of applicable SEC rules.

     SEC rules set forth specific standards with respect to which stockholder proposals are required to be included in a company's proxy statement for an annual meeting.

                                 OTHER MATTERS

     Under Coastal and El Paso's respective by-laws, the business that may be conducted at the Coastal special meeting or El Paso special meeting, as applicable, is confined to those matters (1) set forth in the notice of special meeting of stockholders that accompanies this joint proxy statement/prospectus or (2) otherwise properly brought before the meeting by or at the direction of the applicable board of directors. Coastal expects that the only matter that will be properly brought before its special meeting will be the proposal to approve and adopt the merger agreement. El Paso expects that the only matter that will be properly brought before its special meeting will be the proposal to approve the issuance of shares of El Paso common stock in connection with the merger.

              INFORMATION REGARDING EL PASO AND COASTAL DIRECTORS

EL PASO DIRECTORS

     The El Paso board of directors currently consists of 12 members. We have set forth below biographical information regarding those 12 individuals:

     BYRON ALLUMBAUGH -- age 68, is a member of the compensation committee of the board of El Paso and has been a director since July 1992. Prior to his retirement in February 1997, Mr. Allumbaugh was Chairman of the board of Ralphs Grocery Company where he had served as Chief Executive Officer from June 1995 to February 1996 and as Chairman of the board and Chief Executive Officer from 1976 to 1995. He is also a director of CKE Restaurants, Inc., Penn Traffic Co. and Ultramar Diamond Shamrock Inc.

     JUAN CARLOS BRANIFF -- age 42, is a member of the audit committee of the board of El Paso and has been a director since October 1997. He has been Vice Chairman of Grupo Financiero Bancomer since October 1999. He served as Deputy Chief Executive Officer of Service Banking of Bancomer from September 1994 to October 1999 and as Executive Vice President of Capital Investments and Mortgage Banking from December 1991 to September 1994. For more than five years prior, he held several positions in the real estate, corporate finance and brewing division of Valores Industriales, S.A.-Fomento Economico Mexicano, S.A. de C.V. ("FEMSA") and its affiliates. He is also a director of FEMSA, S.A. de C.V., Coca Cola FEMSA, S.A. de C.V., and Grupo Financiero Bancomer.

     JAMES F. GIBBONS, PH.D. -- age 68, is a member of the compensation committee of El Paso and has been a director since January 1994. Having been on the faculty of Stanford University since 1957, Dr. Gibbons is currently Professor of Electrical Engineering and special counsel to the President for Industry Relations and was Dean of Stanford's School of Engineering from September 1984 to June 1996. He is also a director at Stanford University, Cisco Systems, Inc. and Lockheed Martin Corporation.

     RONALD L. KUEHN, JR. -- age 65, is non-executive Chairman of the board of El Paso and has been a director since October 1999. From 1981 until October 1999, Mr. Kuehn served as a director of Sonat Inc. Mr. Kuehn is also a director of AmSouth Bancorporation, Praxair, Inc., Protective Life Corporation, The Dun & Bradstreet Corporation, Transocean Sedco FOREX Inc. and Union Carbide Corporation. During the five years prior to October 1999, Mr. Kuehn served as an executive officer of Sonat.

     BEN F. LOVE -- age 75, is chairman of the compensation committee of the board of El Paso and has been a director since April 1992. Prior to his retirement in 1989, Mr. Love had been Chairman of the board and Chief Executive Officer of Texas Commerce Bancshares, Inc. for seventeen years. He is also a director of Mitchell Energy & Development Corp.

     MAX L. LUKENS -- age 51, is a member of the audit committee of the board of El Paso and has been a director of El Paso since October 1999. From 1995 until October 1999, he served as a director of

Sonat Inc. Mr. Lukens was Chairman, President and Chief Executive Officer of Baker Hughes Incorporated, the principal business of which is the provision of products and services to the petroleum and continuous process industries until January 2000. During the past five years, Mr. Lukens has served as an executive officer of Baker Hughes Incorporated.

     KENNETH L. SMALLEY -- age 70, is chairman of the audit committee, a member of the governance committee of the board of El Paso and has been a director since April 1992. For more than five years prior to his retirement in 1992, Mr. Smalley was a Senior Vice President of Phillips Petroleum Company and President of Phillips 66 Natural Gas Company, a subsidiary of Phillips Petroleum Company. He is also a director of El Paso Tennessee Pipeline Co.

     ADRIAN M. TOCKLIN -- age 48, is chairman of the governance committee of the board of El Paso and has been a director of El Paso since October 1999. From 1994 until October 1999, Mrs. Tocklin served as a director of Sonat Inc. Mrs. Tocklin is President and Chief Executive Office of Tocklin & Associates, Inc., an insurance management and consulting firm. She is a director of CNA Surety Corp. During the past five years prior to her retirement in April 1998, Mrs. Tocklin served as an executive officer of CNA Insurance Companies and The Continental Corporation.

     MALCOLM WALLOP -- age 67, is a member of the audit committee, governance committee of the board of El Paso and has been a director since February 1995. Mr. Wallop has been Chairman of Western Strategy Group since January 1999 and has been President of Frontiers of Freedom Foundation since January 1996. For 18 years prior, he was a member of the United States Senate. He is also a director of Hubbell Inc., Sheridan State Bank and El Paso Energy Partners Company, the general partner of El Paso Energy Partners, L.P.

     WILLIAM A. WISE -- age 53, is President and Chief Executive Officer of El Paso and has been a director since March 1984. Mr. Wise was Chairman of El Paso from January 1994 to October 1999, Chief Executive Officer since June 1990 and President since July 1998. Previously, he served El Paso as President from January 1990 to April 1996, President and Chief Operating Officer from April 1989 to December 1989 and Executive Vice President from March 1987 to April 1989. He is also a director of Battle Mountain Gold Company and Chase Bank of Texas and is Chairman of the Board of El Paso Tennessee Pipeline Co., and El Paso Energy Partners Company, the general partner of El Paso Energy Partners, L.P.

     JOE B. WYATT -- age 63, is a member of the compensation committee of the board of El Paso and has been a director of El Paso since October 1999. From 1989 until October 1999, Mr. Wyatt served as a director of Sonat Inc. Mr. Wyatt is Chancellor, Chief Executive Officer and Trustee of Vanderbilt University, a position he has held during the past five years. He is a director of Ingram Micro, Inc. and Reynolds Metals Company.

     SELIM K. ZILKHA -- age 72, is a member of the governance committee of the board of El Paso and has been a director of El Paso since October 1999. From January 1998 until October 1999, Mr. Zilkha served as a director of Sonat Inc. He served as the sole director and Chief Executive Officer of Zilkha Energy Company from March 1984 until January 1998. Prior to that time, Mr. Zilkha was a banker with Zilkha & Sons in the United States and Europe from 1947 to 1955 and in London from 1955 to 1960. In 1960, he founded Mothercare, PLC, a retail chain catering to mothers-to-be, babies and small children in Great Britain, Europe and the United States. Mr. Zilkha sold his interest in Mothercare, PLC in January 1982.

COASTAL DIRECTORS

     The Coastal board of directors currently consists of 12 members. We have set forth below biographical information regarding those 12 individuals:

     DAVID A. ARLEDGE -- age 55, has been Chairman, President and Chief Executive Officer of Coastal since July 1997 and has been a director since 1988. He is also a member of the executive committee of the board of Coastal. He joined Coastal in 1980 and served in various executive positions prior to becoming President and Chief Executive Officer in 1995.

     JOHN M. BISSELL -- age 69, has been a director of Coastal since 1985. He is chairman of the compensation and executive development committee and a member of the nominating and audit committees of the board of Coastal. During the past five years, Mr. Bissell has been the Chairman of the Board of Bissell Inc.

     GEORGE L. BRUNDRETT, JR. -- age 78, has been a director of Coastal and its predecessor since 1973. During the past five years, Mr. Brundrett has been an attorney.

     HAROLD BURROW -- age 85, is the Vice Chairman of the board of Coastal, a member of the executive committee of the board of Coastal, and has been a director of Coastal since 1973. He retired as an employee of Coastal's pipeline subsidiaries on January 1, 1996.

     JAMES F. CORDES -- age 59, is a member of the executive committee of the board of Coastal and has been a director since 1985. Mr. Cordes retired in March 1997 and is a former Executive Vice President of Coastal. Mr. Cordes is a member of the Board of Directors of Comerica Co.

     ROY L. GATES -- age 71, is a member of the audit committee of the board of Coastal and has been a director of Coastal and its predecessor since 1969. During the past five years, Mr. Gates' occupation has involved ranching and investing.

     ANTHONY W. HALL, JR. -- age 54, has been a director of Coastal since August, 1999. Mr. Hall has been City Attorney of the City of Houston since March 1998 and prior to that was a partner in the Houston law firm of Jackson Walker, LLP.

     KENNETH O. JOHNSON -- age 79, is a Senior Vice President of Coastal and has been a director of Coastal since 1988. He has been an executive officer of Coastal during the past five years.

     JEROME S. KATZIN -- age 81, is the chairman of the audit committee, a member of the compensation and executive development committee and a member of the nominating committee of the Board of Coastal, and has been a director of Coastal since 1983. During the past five years, Mr. Katzin has been retired. He is a former investment banker and a former director of Shearson Lehman Brothers Inc. Mr. Katzin is a member of the Board of Directors of Qualcomm Inc.

     J. CARLETON MACNEIL, JR. -- age 65, is a member of the compensation and executive development committee and of the nominating committee of Coastal and has been a director of Coastal since 1997. During the past five years, Mr. MacNeil's occupation has been securities brokerage and investments.

     THOMAS R. MCDADE -- age 67, has been a director of Coastal since 1993. During the past five years, Mr. McDade has been the Senior Partner at the law firm of McDade Fogler Maines, L.L.P., Houston.

     O.S. WYATT, JR. -- age 75, is the founder of Coastal and its predecessor, the chairman of the executive committee of the board of Coastal and has been a director of Coastal and its predecessor since 1955. He retired as an employee and chairman of the board of Coastal in July 1997.

                                                                           ANNEX
A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                JANUARY 17, 2000

                                 BY AND BETWEEN

                           EL PASO ENERGY CORPORATION

                             EL PASO MERGER COMPANY

                                      AND

                            THE COASTAL CORPORATION

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I...................................................   A-1
  SECTION 1.1  The Merger...................................   A-1
  SECTION 1.2  The Closing; Effective Time..................   A-2
  SECTION 1.3  Subsequent Actions...........................   A-2
  SECTION 1.4 Certificate of Incorporation; By-laws;
              Directors and Officers of the Surviving
              Corporation...................................   A-2
ARTICLE II..................................................   A-2
  SECTION 2.1  Treatment of Common Stock and Preferred
     Stock..................................................   A-2
  SECTION 2.2  Cancellation of Excluded Shares..............   A-3
  SECTION 2.3  Conversion of Common Stock of Merger Sub.....   A-3
  SECTION 2.4  Exchange Agent; Exchange Procedures..........   A-3
  SECTION 2.5 Transfer Books; Lost, Stolen or Destroyed
              Certificates..................................   A-4
  SECTION 2.6 No Fractional Share Certificates; Termination
              of Exchange Fund..............................   A-5
  SECTION 2.7  Options......................................   A-5
  SECTION 2.8  Appraisal Rights.............................   A-6
  SECTION 2.9  Dividends....................................   A-7
  SECTION 2.10 Certain Adjustments..........................   A-7
ARTICLE III.................................................   A-7
  SECTION 3.1  Organization and Qualification;
     Subsidiaries...........................................   A-7
  SECTION 3.2  Restated Certificate of Incorporation and
     By-laws................................................   A-8
  SECTION 3.3  Capitalization...............................   A-8
  SECTION 3.4  Power and Authority; Authorization; Valid and
     Binding................................................   A-9
  SECTION 3.5  No Conflict; Required Filings and Consents...   A-9
  SECTION 3.6  SEC Reports; Financial Statements............  A-10
  SECTION 3.7  Absence of Certain Changes...................  A-10
  SECTION 3.8  Litigation; Liabilities......................  A-11
  SECTION 3.9  Compliance; Permits..........................  A-11
  SECTION 3.10 Employee Matters; ERISA......................  A-12
  SECTION 3.11 Labor Matters................................  A-13
  SECTION 3.12 Environmental Matters........................  A-14
  SECTION 3.13 Board Action; Vote Required..................  A-15
  SECTION 3.14 Opinion of Financial Advisor.................  A-16
  SECTION 3.15 Brokers......................................  A-16
  SECTION 3.16 Tax Matters..................................  A-16
  SECTION 3.17 Public Utility Holding Company Act of 1935...  A-16
  SECTION 3.18 Restrictions on Business Activities..........  A-17
  SECTION 3.19 Year 2000....................................  A-17
  SECTION 3.20 Accounting Matters...........................  A-17
ARTICLE IV..................................................  A-17
  SECTION 4.1  Organization and Qualification;
     Subsidiaries...........................................  A-17
  SECTION 4.2 Restated Certificate of Incorporation and
              By-laws of Parent and Merger Sub..............  A-18
  SECTION 4.3  Capitalization...............................  A-18
  SECTION 4.4  Power and Authority; Authorization; Valid and
     Binding................................................  A-19
  SECTION 4.5  No Conflict; Required Filings and Consents...  A-19
  SECTION 4.6  SEC Reports; Financial Statements............  A-20
  SECTION 4.7  Absence of Certain Changes...................  A-20
  SECTION 4.8  Litigation; Liabilities......................  A-21
  SECTION 4.9  Compliance; Permits..........................  A-21
  SECTION 4.10 Employee Matters; ERISA......................  A-22

                                                              PAGE
                                                              ----
  SECTION 4.11 Labor Matters................................  A-23
  SECTION 4.12 Environmental Matters........................  A-23
  SECTION 4.13 Board Action; Vote Required..................  A-24
  SECTION 4.14 Opinion of Financial Advisor.................  A-25
  SECTION 4.15 Brokers......................................  A-25
  SECTION 4.16 Tax Matters..................................  A-25
  SECTION 4.17 Public Utility Holding Company Act of 1935...  A-25
  SECTION 4.18 Restrictions on Business Activities..........  A-25
  SECTION 4.19 Year 2000....................................  A-26
  SECTION 4.20 Accounting Matters...........................  A-26
ARTICLE V...................................................  A-26
  SECTION 5.1  Interim Operations of the Company............  A-26
  SECTION 5.2  Interim Operations of Parent.................  A-27
  SECTION 5.3  No Solicitation..............................  A-29
ARTICLE VI..................................................  A-31
  SECTION 6.1  Meetings of Stockholders.....................  A-31
  SECTION 6.2  Filings; Other Action........................  A-31
  SECTION 6.3  Publicity....................................  A-32
  SECTION 6.4  Registration Statements......................  A-32
  SECTION 6.5  Listing Application..........................  A-32
  SECTION 6.6  Reserved.....................................  A-32
  SECTION 6.7  Expenses.....................................  A-33
  SECTION 6.8  Access to Information........................  A-33
  SECTION 6.9  Insurance; Indemnity.........................  A-33
  SECTION 6.10 Employee Benefit Plans.......................  A-34
  SECTION 6.11 Governance Matters...........................  A-35
  SECTION 6.12 Affiliates...................................  A-36
  SECTION 6.13 Pooling-of-Interests.........................  A-37
  SECTION 6.14 Takeover Statutes............................  A-37
  SECTION 6.15 Tax-Free Merger..............................  A-37
  SECTION 6.16 Section 16(b)................................  A-37
  SECTION 6.17 Reasonable Best Efforts......................  A-38
ARTICLE VII.................................................  A-39
  SECTION 7.1  Conditions to Obligations of the Parties.....  A-39
  SECTION 7.2  Additional Conditions to Obligations of
     Parent.................................................  A-40
  SECTION 7.3  Additional Conditions to Obligations of the
     Company................................................  A-41
ARTICLE VIII................................................  A-41
  SECTION 8.1  Termination..................................  A-41
  SECTION 8.2  Effect of Termination........................  A-43
  SECTION 8.3  Amendment....................................  A-44
  SECTION 8.4  Extension; Waiver............................  A-44
ARTICLE IX..................................................  A-45
  SECTION 9.1  Non-Survival of Representations, Warranties
     and Agreements.........................................  A-45
  SECTION 9.2  GOVERNING LAW................................  A-45
  SECTION 9.3  Notices......................................  A-45
  SECTION 9.4  Certain Definitions; Interpretation..........  A-46
  SECTION 9.5  Headings.....................................  A-47
  SECTION 9.6  Severability.................................  A-47
  SECTION 9.7  Assignment; Binding Effect; No Third Party
     Beneficiaries..........................................  A-47
  SECTION 9.8  ENFORCEMENT..................................  A-47

                                                              PAGE
                                                              ----
  SECTION 9.9  Counterparts.................................  A-47
  SECTION 9.10 Entire Agreement.............................  A-47

EXHIBITS
Exhibit A -- Methodology for Valuation of Company Options
Exhibit B -- Form of Amendments to By-laws of Parent
Exhibit C -- Form of Affiliate Letter of the Company's Affiliates
Exhibit D -- Form of Affiliate Letter of Parent's Affiliates

[Exhibits B, C and D have been omitted from the joint proxy statement/prospectus and are available upon request.]

                             INDEX OF DEFINED TERMS

                                                               PAGE NO.
DEFINED TERM                                                   --------
Acquisition Agreement.......................................     A-29
Acquisition Transaction.....................................     A-30
Action......................................................     A-33
affiliate...................................................     A-46
Agreement...................................................      A-1
Amended By-laws.............................................     A-35
Applicable Period...........................................     A-29
By-laws Amendment...........................................     A-35
Cap Amount..................................................     A-33
Closing.....................................................      A-2
Closing Date................................................      A-2
Coastal Limited Preferred Stock.............................      A-7
Code........................................................      A-1
Combination Director........................................     A-35
Combination Transaction.....................................     A-35
Common Exchange Ratio.......................................      A-3
Company.....................................................      A-1
Company Certificate.........................................      A-3
Company Class A Common Stock................................      A-3
Company Common Stock........................................      A-1
Company Converted Preferred Stock...........................      A-3
Company Converted Stock.....................................      A-3
Company Defined Benefit Plan................................     A-13
Company Director............................................     A-35
Company Disclosure Letter...................................      A-7
Company Employee Plans......................................     A-12
Company Employees...........................................     A-34
Company Equity Equivalent Security..........................      A-8
Company ERISA Affiliate.....................................     A-12
Company Material Adverse Effect.............................     A-46
Company Option..............................................      A-5
Company Permits.............................................     A-12
Company Preferred Stock.....................................      A-8
Company SEC Reports.........................................     A-10
Company Stock Option Agreement..............................      A-1
Company Termination Fee.....................................     A-43
Company Trust Securities....................................      A-7
Confidentiality Agreement...................................     A-33
control.....................................................     A-46
D&T.........................................................      A-5
DE Appraisal Provisions.....................................      A-6
DGCL........................................................      A-1
Dissenting Shares...........................................      A-6
DLJ.........................................................     A-25
DOJ.........................................................     A-38
Effective Time..............................................      A-2
Environmental Costs.........................................     A-15
Environmental Laws..........................................     A-15
Environmental Matter........................................     A-15

                                                               PAGE NO.
DEFINED TERM                                                   --------
Environmental Permits.......................................     A-14
EPTPC Preferred Stock.......................................     A-17
ERISA.......................................................     A-12
Exchange Act................................................     A-10
Exchange Agent..............................................      A-3
Exchange Fund...............................................      A-3
Exchange Ratios.............................................      A-3
Excluded Common Shares......................................      A-3
Excluded Preferred Shares...................................      A-3
Excluded Shares.............................................      A-3
Feline Prides...............................................      A-8
FERC........................................................      A-9
Form S-4....................................................     A-32
GAAP........................................................      A-1
Governmental Entity.........................................     A-10
Hazardous Substances........................................     A-15
Holding Company Act.........................................     A-16
HSR Act.....................................................      A-9
Indemnified Party...........................................     A-33
Initial Period..............................................     A-35
IRS.........................................................     A-12
Joint Proxy Statement/Prospectus............................     A-32
knowledge...................................................     A-46
Leviathan Employee Options..................................     A-18
Merger......................................................      A-1
Merger Sub..................................................      A-1
Merrill Lynch...............................................     A-16
New Plans...................................................     A-34
Notice......................................................     A-29
NYSE........................................................      A-5
Old Plans...................................................     A-34
Parent......................................................      A-1
Parent Certificates.........................................      A-3
Parent Common Stock.........................................      A-1
Parent Defined Benefit Plan.................................     A-23
Parent Directors' Nominating Committee......................     A-35
Parent Disclosure Letter....................................     A-17
Parent Employee Plans.......................................     A-22
Parent Employees............................................     A-34
Parent Equity Equivalent Security...........................     A-18
Parent ERISA Affiliate......................................     A-22
Parent Material Adverse Effect..............................     A-46
Parent Options..............................................     A-18
Parent Permits..............................................     A-21
Parent Preferred Stock......................................     A-18
Parent Rights Agreement.....................................     A-18
Parent SEC Reports..........................................     A-20
Parent Stock Issuance.......................................     A-19
Parent Stock Market Price...................................      A-5
Parent Stock Option Agreement...............................      A-1
Parent Termination Fee......................................     A-44

                                                               PAGE NO.
DEFINED TERM                                                   --------
Parent Trust Securities.....................................     A-18
PBGC........................................................     A-12
PCBs........................................................     A-15
Person......................................................     A-46
Post-Merger Material Adverse Effect.........................     A-38
PwC.........................................................      A-5
Regulatory Law..............................................     A-38
Representatives.............................................     A-29
SEC.........................................................      A-1
Securities Act..............................................     A-10
Series A Company Preferred Stock............................      A-8
Series A Exchange Ratio.....................................      A-3
Series B Company Preferred Stock............................      A-8
Series B Exchange Ratio.....................................      A-3
Series C Company Preferred Stock............................      A-8
Series C Exchange Ratio.....................................      A-3
Stock Option Agreements.....................................      A-1
Subsidiary..................................................     A-46
Superior Proposal...........................................     A-30
Surviving Corporation.......................................      A-1
Takeover Proposal...........................................     A-30
Tax.........................................................     A-46
Termination Date............................................     A-41

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of January 17, 2000 (this "Agreement"), by and among El Paso Energy Corporation, a Delaware corporation ("Parent"), El Paso Merger Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and The Coastal Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that a merger of Merger Sub with and into the Company (the "Merger") is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and have approved the transactions provided for herein upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and that this Agreement will be, and is hereby, adopted as a plan of reorganization for purposes of the Code;

     WHEREAS, it is intended that the Merger will be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP") and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and the Company are executing and delivering a Stock Option Agreement, dated as of the date hereof (the "Company Stock Option Agreement"), pursuant to which the Company is granting to Parent an option to purchase, under certain circumstances, for a purchase price of $34.14375 per share, up to 31,834,515 shares of common stock, par value $.33 1/3 per share, of the Company (together with any associated preferred stock or similar purchase rights, the "Company Common Stock"); and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, Parent and the Company are executing and delivering a Stock Option Agreement, dated as of the date hereof (the "Parent Stock Option Agreement", and together with the Company Stock Option Agreement, the "Stock Option Agreements"), pursuant to which Parent is granting to the Company an option to purchase, under certain circumstances, for a purchase price of $37.80 per share, up to 35,080,566 shares of common stock, par value $3.00 per share, of Parent (together with any associated preferred stock purchase rights, the "Parent Common Stock").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

     SECTION 1.1 The Merger. (a) Subject to and upon the terms and conditions of this Agreement and in accordance with the provisions of Section 251 of the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2(b)), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and, as of the Effective Time, shall be a wholly-owned subsidiary of Parent. The effects and consequences of the Merger shall be as specified in this Agreement and in Section 259(a) of the DGCL.

     SECTION 1.2 The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place (i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza,

New York, New York 10004, at 10:00 A.M. local time, on the first business day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as Parent and the Company shall agree (the date of the Closing, the "Closing Date").

     (b) On the Closing Date, Parent, Merger Sub and the Company shall cause a certificate of merger with respect to the Merger, meeting the requirements of the DGCL, to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time at which the certificate of merger with respect thereto shall be duly filed with Secretary of State of the State of Delaware, or at such later time specified in such certificate of merger as shall be agreed by Parent and the Company (the time that the Merger becomes effective, the "Effective Time").

     SECTION 1.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     SECTION 1.4 Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by Parent and the Company prior to the Closing:

          (i) The Restated Certificate of Incorporation of the Company shall constitute at and after the Effective Time (until amended as provided by applicable law and such Restated Certificate of Incorporation, as applicable) the certificate of incorporation of the Surviving Corporation.

          (ii) The Amended and Restated By-laws of the Company in effect immediately prior to the Effective Time shall constitute at and after the Effective Time (until amended as provided by applicable law and the certificate of incorporation and by-laws, as applicable) the by-laws of the Surviving Corporation.

          (iii) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

          (iv) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal. Prior to the Effective Time, the Board of Directors of the Company will approve the appointment of such directors of Merger Sub as directors of the Surviving Corporation.

                                   ARTICLE II

     SECTION 2.1 Treatment of Common Stock and Preferred Stock. (a) At the Effective Time, without any action on the part of any holder thereof (but subject to Sections 2.4, 2.5, 2.6 and 2.8 of this Agreement), (i) each share of Company Common Stock, and each share of Class A Common Stock, par value $.33 1/3 per share, of the Company ("Company Class A Common Stock"), issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and

(other than those shares held in the treasury of the Company, by Parent or by any of their respective Subsidiaries (collectively, the "Excluded Common Shares")) shall be converted into the right to receive 1.230 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Common Exchange Ratio"), and (ii) each share of Series A Company Preferred Stock (defined in
Section 3.3), Series B Company Preferred Stock (defined in Section 3.3) and Series C Company Preferred Stock (defined in Section 3.3) (collectively, the "Company Converted Preferred Stock"), issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and (other than those shares of Company Converted Preferred Stock held in the treasury of the Company, by Parent or by any of their respective Subsidiaries (collectively, the "Excluded Preferred Shares" and, together with the Excluded Common Shares, the "Excluded Shares")) each such share of Series A Company Preferred Stock shall be converted into the right to receive 9.133 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Series A Exchange Ratio"), each such share of Series B Company Preferred Stock shall be converted into the right to receive 9.133 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Series B Exchange Ratio") and each such share of Series C Company Preferred Stock shall be converted into the right to receive 17.980 validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Series C Exchange Ratio", and together with the Common Exchange Ratio, the Series A Exchange Ratio and the Series B Exchange Ratio, the "Exchange Ratios").

     (b) Upon consummation of the Merger, except as otherwise provided herein:
(i) each certificate (other than certificates representing Excluded Shares) ("Company Certificate") that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock, Company Class A Common Stock or Company Converted Preferred Stock (together, "Company Converted Stock") shall evidence, commencing immediately after the Effective Time, the right to receive shares of Parent Common Stock on the basis set forth in Section 2.1(a).

     SECTION 2.2 Cancellation of Excluded Shares. At the Effective Time, without any action on the part of the holder thereof, each Excluded Share shall forthwith cease to be outstanding and shall be canceled and retired, and no shares of stock or other securities of Parent, the Company or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made or paid, in respect thereof.

     SECTION 2.3 Conversion of Common Stock of Merger Sub. At the Effective Time, without any action on the part of the holder thereof, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 2.4 Exchange Agent; Exchange Procedures. (a) Subject to the terms and conditions of this Agreement, at or prior to the Effective Time, Parent shall appoint BankBoston, N.A., or such other exchange agent selected by Parent that is reasonably acceptable to the Company (the "Exchange Agent"), to effect the exchange of shares of Company Converted Stock (other than Dissenting Shares (as defined in Section 2.8(b)) for shares of Parent Common Stock in accordance with the provisions of this Article II. As soon as reasonably practicable following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock ("Parent Certificates") in an amount sufficient to allow the Exchange Agent to make all deliveries of Parent Certificates in exchange for Company Certificates in connection with the Merger, as contemplated by this Section 2.4 and any cash payable in respect of fractional shares in accordance with Section 2.6(a) hereof and any dividends or other distributions payable in accordance with Section 2.4(b) (the "Exchange Fund").

     (b) Parent shall instruct the Exchange Agent to mail to each record holder of shares of Company Converted Stock as soon as reasonably practicable after the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to shares of Company Converted Stock shall pass, only upon the delivery of a Company Certificate or Company Certificates representing such shares to the Exchange Agent, and which letter shall otherwise be in such form and have such other provisions as Parent shall reasonably specify, which form shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of Company Certificates for Parent Certificates and cash in lieu of fractional shares, if any. Commencing immediately after the Effective Time, upon the surrender to the Exchange Agent of a Company Certificate, together with a duly executed and completed letter of transmittal and all other documents and other materials reasonably required by the Exchange Agent to be delivered in connection therewith, the holder thereof shall be entitled to receive a Parent Certificate or Parent Certificates representing the number of whole shares of Parent Common Stock into which the shares of the Company Converted Stock which immediately prior to the Effective Time were represented by such Company Certificate so surrendered shall have been converted in accordance with the provisions of Section 2.1, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 2.6(a). Unless and until any Company Certificate is so surrendered, no dividends or other distributions, if any, payable to the holders of record of shares of Parent Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such Company Certificate in respect thereof. Upon the surrender of any Company Certificate, the record holder of the Parent Certificate or Parent Certificates representing shares of Parent Common Stock issued in exchange therefor shall be entitled to receive, (i) at the time of surrender, the amount of any dividends or other distributions in respect of such shares of Parent Common Stock having a record date after the Effective Time and a payment date prior to the surrender date, and (ii) at the appropriate payment date, the amount of dividends or other distributions in respect of such shares of Parent Common Stock having a record date after the Effective Time and a payment date subsequent to the date of such surrender. No interest shall be payable in respect of the payment of dividends or distributions pursuant to the immediately preceding sentence.

     (c) Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the shares of the Parent Common Stock and cash in lieu of fractional shares otherwise payable to any holder of shares of the Company Converted Stock pursuant to this Article II, and from any dividends or other distributions which such holder is entitled to receive pursuant to
Section 2.4(b), such amounts as Parent, the Surviving Corporation and/or the Exchange Agent is required to deduct or withhold therefrom under the Code and/or any applicable provision of state, local or foreign law.

     SECTION 2.5 Transfer Books; Lost, Stolen or Destroyed Certificates. (a) The stock transfer books of the Company shall be closed at the Effective Time and no transfer of any shares of Company Converted Stock shall thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of any shares of the Company Converted Stock that is not registered in the stock transfer records of the Company at the Effective Time, a Parent Certificate or Parent Certificates representing the number of whole shares of Parent Common Stock into which such shares of the Company Converted Stock shall have been converted in the Merger shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with
Section 2.6(a), and payment of dividends or distributions, if any, in accordance with Section 2.4(b) only if the Company Certificate or Company Certificates are surrendered as provided in Section 2.4 (but subject to Section 2.5(b) hereof), accompanied by all documents required to evidence and effect such transfer and evidence of payment of any applicable stock transfer taxes.

     (b) In the event any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate, upon the delivery of a duly executed affidavit of that fact by the holder thereof, Parent Certificates in accordance with Section 2.4, cash in lieu of fractional shares, if any, in accordance with Section 2.6(a), and payment of dividends and distributions, if any, in accordance with
Section 2.4(b); provided, however, that Parent may, in its discretion, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Company, the Surviving Corporation or the Exchange Agent with respect to that Company Certificate alleged to have been lost, stolen or destroyed.

     SECTION 2.6 No Fractional Share Certificates; Termination of Exchange Fund. (a) No scrip or certificates for fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates, and no fractional interest in a share of Parent Common Stock will entitle the holder thereof to vote or receive dividends or distributions or any other rights of a stockholder of Parent, with respect to any such fractional share interest. Each Person entitled to receive, but for this Section 2.6(a), a fractional share of Parent Common Stock shall be entitled to receive an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices (such average, the "Parent Stock Market Price") of the shares of Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Transaction Reporting System as reported in The Wall Street Journal (but subject to correction for typographical or other manifest errors in such reporting) over the four trading day period immediately preceding the Closing Date.

     (b) Any portion of the Exchange Fund which remains undistributed one year after the Effective Time shall be delivered to Parent upon demand, and each holder of shares of the Company Converted Stock who has not theretofore surrendered such holder's Company Certificates in accordance with the provisions of this Article II shall thereafter look only to Parent for satisfaction of such holder's claims for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 2.6(a) and any dividends or distributions payable in accordance with Section 2.4(b). Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of shares of Company Converted Stock for any shares or amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     SECTION 2.7 Options. (a) In connection with the Merger, each option to purchase shares of Company Common Stock or Company Class A Common Stock (a "Company Option") that will be outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time, and, in consideration thereof, the holder thereof shall have the right to receive a number of shares of Parent Common Stock, decreased to the nearest whole share, having an aggregate value (calculated based on the Parent Stock Market Price) equal to the value of such Company Option immediately prior to the Effective Time, as calculated jointly by PricewaterhouseCoopers LLP ("PwC") and Deloitte & Touche LLP ("D&T") on the basis of the methodology set forth on Exhibit A. Parent shall pay cash to the holders of Company Options based on the Parent Stock Market Price in lieu of issuing fractional shares of Parent Common Stock, unless PwC and/or D&T shall advise Parent and/or the Company that it would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(a) or the second sentence of 6.13(b), as applicable, if cash is so paid in lieu of issuing fractional shares of Parent Common Stock. Notwithstanding the foregoing, in the event that PwC and/or D&T shall advise Parent and/or the Company that it would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(a) or the second sentence of 6.13(b), as applicable, if Company Options are cancelled as contemplated by this Section 2.7(a), the provisions of this Section 2.7(a) shall be inapplicable. The Company shall use reasonable best efforts, in consultation with Parent, to obtain necessary consents, adopting necessary amendments to stock plans or otherwise to effect the cancellation and exchange of Company Options; provided that each such consent and amendment shall provide that if the provisions of this Section 2.7(a) are inapplicable by reason of the immediately preceding sentence, such consent or amendment shall be void ab initio. The Company, Parent or an applicable affiliate of either of them, shall be entitled to deduct from other compensation payable to any holder of a Company Option any sums required by federal, state or local tax law to be withheld with respect to the issuance of shares of Parent Common Stock pursuant to this Section 2.7. In the alternative, such holder may be required to pay such sums directly to the applicable entity. Parent shall have no obligation under this Section 2.7 to issue shares of Parent Common Stock to any such holder until payment of such sums has been received by the applicable entity.

     (b) Subject to Section 2.7(c), in the event that Section 2.7(a) is inapplicable as provided in the third sentence of Section 2.7(a), the Company shall take all action necessary with respect to each Company Option outstanding immediately prior to the Effective Time such that as of the Effective Time: (i) each such Company Option shall entitle the holder thereof to purchase solely such number of shares of

Parent Common Stock as is equal to the product of (x) the number of shares of Company Converted Stock subject to such Company Option immediately prior to the Effective Time and (y) the Common Exchange Ratio; and (ii) the exercise price per share of Parent Common Stock subject to any such Company Option as of and after the Effective Time shall be equal to (x) the exercise price per share of the Company Converted Stock subject to such Company Option immediately prior to the Effective Time divided by (y) the Common Exchange Ratio.

     (c) The number of shares of Parent Common Stock deliverable upon exercise of each Company Option to which Section 2.7(b) applies shall, at and after the Effective Time as contemplated by Section 2.7(b), be rounded, if necessary, to the nearest whole share of Parent Common Stock, and the exercise price with respect thereto shall be rounded, if necessary, to the nearest one one-hundredth of a cent (it being understood that all options exercisable at the same price and granted on the same date to the same individual shall be aggregated for this purpose); provided, however, that any adjustment to an "incentive stock option" shall be consistent with Section 422 of the Code. If Section 2.7(b) is applicable, each Company Option shall be assumed by Parent and shall be subject to the same terms and conditions as in effect immediately prior to the Effective Time (including, without limitation, any applicable vesting schedule), but giving effect to the Merger.

     (d) If Section 2.7(b) is applicable, as soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options a notice stating that the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments, if any, required by this Section 2.7 after giving effect to the transactions contemplated hereby and the terms of the applicable stock plan).

     (e) If Section 2.7(b) is applicable, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options and shall use reasonable best efforts to ensure that such shares are listed on the NYSE upon issuance. If
Section 2.7(b) is applicable, as soon as practicable after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 of the SEC (if available) (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable upon the exercise of such Company Options and shall use reasonable best efforts to maintain the effectiveness of such registration statement, and to maintain the current status of the prospectus or prospectuses contained therein, until all such Company Options have been exercised, expired or forfeited.

     SECTION 2.8 Appraisal Rights. (a) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Company Common Stock, Company Class A Common Stock, Series A Company Preferred Stock and Series B Company Preferred Stock in connection with the Merger.

     (b) Notwithstanding anything in this Agreement to the contrary, shares of Series C Company Preferred Stock ("Dissenting Shares") in respect of which the holders thereof comply with all applicable procedures set forth in Section 262 of the DGCL with respect to the right of stockholders to dissent from a merger and receive fair value for their shares (the "DE Appraisal Provisions") shall not be converted into Parent Common Stock, pursuant to this Article II but shall entitle the holder thereof to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DE Appraisal Provisions; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost such holder's rights to appraisal of such Dissenting Shares, in each case under the DE Appraisal Provisions, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be converted into Parent Common Stock pursuant to this Article II. The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the DE Appraisal Provisions and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DE Appraisal Provisions. The Company shall not, except with the prior written consent of Parent, negotiate or make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     SECTION 2.9 Dividends. Parent and the Company shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, dividends in respect of their respective shares of capital stock so that, in respect of any fiscal quarter, holders of shares of Company Converted Stock do not (i) receive more than one dividend in respect of both (x) shares of Company Converted Stock and (y) shares of Parent Common Stock received pursuant to the Merger in exchange therefor or (ii) fail to receive a dividend in respect of both (x) shares of Company Converted Stock and (y) shares of Parent Common Stock received pursuant to the Merger.

     SECTION 2.10 Certain Adjustments. If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms hereof, the outstanding shares of Company Converted Stock or Parent Common Stock shall be changed into a different number of shares or other securities by reason of any stock split, combination, merger, consolidation, reorganization or other transaction (other than any conversion of outstanding shares of Company Class A Common Stock or Company Converted Preferred Stock into shares of Company Common Stock in accordance with its terms), or any dividend payable in stock shall be declared thereon with a record date within such period, the applicable Exchange Ratios (and the number of shares of Parent Common Stock issuable in the Merger) and the form of securities issuable in the Merger shall be appropriately adjusted to provide the holders of shares of Company Converted Stock the same economic effect as contemplated by this Agreement prior to such event.

                                  ARTICLE III

     Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date of this Agreement, delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of the Company and its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect (as defined in Section 9.4).

     (b) Except as disclosed in the Company SEC Reports (as defined in Section 3.6) filed prior to the date of this Agreement, and except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, (i) other than the 12,000,000 outstanding 8.375% Trust Originated Preferred Securities of Coastal Finance I (the "Company Trust Securities") and the 4,000,000 outstanding shares of Participating Cumulative Variable Rate Voting Preferred Stock of Coastal Securities Company Limited (the "Coastal Limited Preferred Stock"), all of the outstanding shares of capital stock and other equity securities of the Subsidiaries of the Company are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, or other encumbrances, (ii) all of the outstanding shares of capital stock or other equity securities of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable, and (iii) there are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of the Company. There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into, shares of capital stock or other equity securities of any Subsidiary of the Company.

     SECTION 3.2 Restated Certificate of Incorporation and By-laws. The Company has furnished or otherwise made available to Parent a complete and correct copy of the Company's Restated Certificate of Incorporation and Amended and Restated By-laws, in each case as amended to the date of this Agreement. Such Restated Certificate of Incorporation and Amended and Restated By-laws and all similar organizational documents of the Subsidiaries of the Company are in full force and effect. The Company is not in violation of its Restated Certificate of Incorporation or Amended and Restated By-laws and, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, none of the Subsidiaries of the Company is in violation of any similar organizational documents of Subsidiaries of the Company.

     SECTION 3.3 Capitalization. (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, 2,700,000 shares of Company Class A Common Stock and 50,000,000 shares of serial Preferred Stock, par value $.33 1/3 per share (the "Company Preferred Stock"). 123,169 shares of Company Preferred Stock have been designated as "$1.19 Cumulative Convertible Preferred Stock, Series A" ("Series A Company Preferred Stock"); 348,015 shares of Company Preferred Stock have been designated as "$1.83 Cumulative Convertible Preferred Stock, Series B" ("Series B Company Preferred Stock"); 100,000 shares of Company Preferred Stock have been designated as "$5.00 Cumulative Convertible Preferred Stock, Series C" ("Series C Company Preferred Stock"); 8,000,000 shares of Company Preferred Stock have been designated as "$2.125 Cumulative Preferred Stock, Series H"; and no other shares of Company Preferred Stock are subject to any designation. At the close of business on January 14, 2000, (i) 213,309,958 shares of Company Common Stock were issued and outstanding, (ii) 344,508 shares of Company Class A Common Stock were issued and outstanding,
(iii) 52,938 shares of Series A Company Preferred Stock were issued and outstanding, (iv) 58,155 shares of Series B Company Preferred Stock were issued and outstanding, (v) 26,680 shares of Series C Company Preferred Stock were issued and outstanding, and (vi) no other shares of capital stock of the Company were issued and outstanding. At the close of business on January 14, 2000, 4,395,950 shares of Company Common Stock, and no other shares of capital stock of the Company were held by the Company in its treasury. No shares of capital stock of the Company are held by any of the Company's Subsidiaries. All of the issued and outstanding shares of Company Common Stock, Company Class A Common Stock and Company Preferred Stock are validly issued, fully paid, nonassessable and free of preemptive rights. At the close of business on January 12, 2000, Company Options exercisable for 7,016,983 shares of Company Common Stock, in the aggregate, and no shares of Company Class A Common Stock, in the aggregate, were outstanding. As of the date of this Agreement, other than (i) the option granted pursuant to the Company Stock Option Agreement, (ii) shares of Company Class A Common Stock, each of which is convertible into one share of Company Common Stock, (iii) shares of Series A Company Preferred Stock, each of which is convertible into 7.325 shares of Company Common Stock and .01 shares of Company Class A Common Stock, (iv) shares of Series B Company Preferred Stock, each of which is convertible into 7.325 shares of Company Common Stock and .01 shares of Company Class A Common Stock, (v) shares of Series C Company Preferred Stock, each of which is convertible into 14.421 shares of Company Common Stock and
0.197 shares of Company Class A Common Stock, and (vi) 18,400,000 "FELINE PRIDES" of the Company (consisting of 17,000,000 "Income PRIDES" and 1,400,000 "Growth PRIDES"), in respect of which between 9,906,560 and 12,085,120 shares of Company Common Stock, in the aggregate, are issuable (the "Feline Prides"), and
(vii) Company Options, the Company did not have outstanding any subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company (each of the foregoing, a "Company Equity Equivalent Security"). From the close of business on January 14, 2000, no shares of Company Common Stock or Company Equity Equivalent Securities (other than the option granted pursuant to the Stock Option Agreement) have been issued, sold or otherwise transferred by the Company (except in connection with the exercise, conversion or exchange of outstanding Company Equity Equivalent Securities).

     (b) As of the date of this Agreement, there are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any Company Equity Equivalent Securities (except in connection with the exercise, conversion or exchange of outstanding Company Equity Equivalent Securities). As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote together with the Company's stockholders on any matter in respect of which the Company's stockholders are entitled to vote.

     SECTION 3.4 Power and Authority; Authorization; Valid and Binding. The Company has the necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements and to perform its obligations hereunder and thereunder, as applicable, except that the consummation of the Merger is subject to the adoption of this Agreement by the Company's stockholders as set forth in Section 3.13(b). The execution and delivery of this Agreement and the Stock Option Agreements by the Company and the performance by it of its obligations hereunder and thereunder, as applicable, have been duly authorized by all necessary corporate action on the part of the Company, except that the consummation of the Merger is subject to the adoption of this Agreement by the Company's stockholders as set forth in Section 3.13(b). This Agreement and the Stock Option Agreements have been duly executed and delivered by the Company, and assuming the corporate authority of, and the due authorization, execution and delivery by, Parent and Merger Sub, each of such agreements constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof and thereof, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery by the Company of this Agreement and the Stock Option Agreements do not and will not, and the performance by Company of its obligations hereunder and thereunder do not and will not, (i) violate or conflict with the Restated Certificate of Incorporation or the Amended and Restated By-laws of the Company,
(ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below and to the adoption of this Agreement by the stockholders of the Company as set forth in Section 3.13(b), conflict with or violate any law, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair the Company's or any of its Subsidiaries' rights under or alter the rights or obligations of any other party to, give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, require the consent of any other party to, or result in any obligation on the part of the Company or any of its Subsidiaries to repurchase (with respect to a debenture, bond or note), pursuant to any agreement, contract, instrument, debenture, bond, note, indenture, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

     (b) Except for (i) applicable filings required under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) required filings with and the approval of the Federal Energy Regulatory Commission (the "FERC"), (iii) applicable filings and approvals under federal, state, local or foreign regulatory laws, and applicable requirements of foreign, state or local public utility or similar commissions or agencies, all of which are set forth in the Company Disclosure Letter, (iv) the filing of a certificate of merger with respect to the Merger as required by the DGCL, (v) filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and

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the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (vi) applicable filings with the NYSE, and
(vii) any filings required or approvals necessary pursuant to any state securities or "blue sky" laws, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing to any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign ("Governmental Entity"), and no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by the Company or any of its Subsidiaries, in connection with the execution, delivery or performance of this Agreement except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

     SECTION 3.6 SEC Reports; Financial Statements. (a) The Company has filed all forms, reports, statements and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 1997, has delivered or made available to Parent all forms, reports, statements, schedules and other documents (except for preliminary materials) (including all annexes, exhibits, schedules, amendments and supplements thereto) filed by it with the SEC since January 1, 1997 (such forms, reports, statements, schedules and documents filed by the Company with the SEC, including any such forms, reports, statements and other documents filed by the Company with the SEC after the date of this Agreement and prior to the Closing Date are referred to herein, collectively, as the "Company SEC Reports") and with respect to the Company SEC Reports filed by the Company after the date of this Agreement and prior to the Closing Date, will deliver or make available to Parent all of such Company SEC Reports in the form filed with the SEC. As of their respective filing dates, the Company SEC Reports (including all information incorporated therein by reference) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets of the Company and its Subsidiaries (including all related notes) included in the financial statements contained in the Company SEC Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the respective dates indicated, and each of the statements of consolidated operations, statements of consolidated cash flows and statements of consolidated common stock and other stockholders' equity of the Company and its subsidiaries (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of the Company and its subsidiaries for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Company SEC Reports are in all material respects in accordance with the books and records of the Company and its Subsidiaries.

     (c) Notwithstanding the foregoing, no representation or warranty is being made in this Section 3.6 with respect to information or statements (including financial information and statements) that are provided by Parent and set forth in any Company SEC Report filed after the date hereof or with respect to any Parent SEC Reports (as defined in Section 4.6) incorporated therein by reference.

     SECTION 3.7 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and as otherwise contemplated or permitted hereby, since September 30, 1999 (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses and there have not been any changes to the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, or any other developments with respect to the Company or any of its Subsidiaries, in each
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case whether or not in the ordinary course of business, that, in the aggregate with all other changes and developments, have had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) there has not been
(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of any shares of the capital stock or other equity securities, or any securities convertible, exercisable or exchangeable for or into shares of capital stock or other equity securities, of the Company or any of its Subsidiaries, other than (v) quarterly cash dividends of $.0625 per share in respect of the outstanding shares of Company Common Stock, (w) quarterly cash dividends of $.05625 per share in respect of the outstanding shares of Company Class A Common Stock, (x) dividends and distributions in respect of the outstanding shares of Company Preferred Stock, Feline Prides and Company Trust Securities in accordance with their respective terms, (y) quarterly dividends in respect of the outstanding shares of the Coastal Limited Preferred Stock in accordance with the terms thereof, and
(z) dividends and distributions by Subsidiaries of the Company; (ii) any change by the Company to its accounting policies, practices or methods; (iii) other than in connection with the exercise, exchange or conversion of Company Equity Equivalent Securities, any repurchase, redemption or other acquisition of any shares of capital stock or other equity securities or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of the Company or any of its Subsidiaries; (iv) except as required by applicable law or pursuant to contractual obligations existing as of September 30, 1999, (w) any execution, establishment, adoption or amendment of, or acceleration of rights or benefits under, any agreement relating to severance, any Company Employee Plan (as defined in Section 3.10), any employment or consulting agreement or any collective bargaining agreement, (x) any increase in the compensation payable or to become payable to any officer, director or employee of the Company or any of its Subsidiaries (except increases in the ordinary course of business), (y) any grant of any severance or termination pay to any officer or director of the Company, or (z) any grant of any stock options or other equity related awards (other than in the ordinary course consistent with past practice); or (v) any agreement or commitment entered into with respect to the foregoing.

     SECTION 3.8 Litigation; Liabilities. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective assets or properties, except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

     (b) Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately reflected on the unaudited consolidated balance sheet of the Company and its Subsidiaries (including any related notes thereto) as of September 30, 1999 included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, or (b) which, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     SECTION 3.9 Compliance; Permits. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective assets or properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, right-of-way or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective assets or properties is bound or affected, except for such conflicts, defaults or violations which, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries hold all permits, licenses, easements, rights-of-way, variances, exemptions, consents, certificates, orders and approvals which are material to the operation of the businesses of the Company and its Subsidiaries (collectively, the "Company Permits"), except where the failure to hold
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such Company Permits, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports filed prior to the date of this Agreement or where the failure to so comply, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     SECTION 3.10 Employee Matters; ERISA. (a) The Company Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other or similar material fringe or employee benefit plans, programs or arrangements, all consulting agreements with former officers and directors of the Company and all employment, termination, change-in-control or severance agreements, in each case, pursuant to which the Company or any of its Subsidiaries may have any liability that is material to the Company and its Subsidiaries, taken as a whole (together, the "Company Employee Plans"), excluding, however, employee benefit plans that are primarily subject to the laws of any jurisdiction outside of the United States.

     (b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any Subsidiary of the Company or any entity which is considered a single employer with the Company or any Subsidiary of the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (a "Company ERISA Affiliate"), other than liabilities for premium payments to the Pension Benefit Guaranty Corporation ("PBGC") and liabilities that have previously been satisfied.

     (c) Except as disclosed in the Company SEC Reports filed prior to the date hereof, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement and except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (ii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iii) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements of applicable law, and the Company and its Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any of the Company Employee Plans; (iv) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, is the subject of a favorable determination letter from the Internal Revenue Service ("IRS"), and, to the Company's knowledge, nothing has occurred which may reasonably be expected to result in the revocation of such determination; (v) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code and Section 302 of ERISA, or pursuant to the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any outstanding liability to the Company or any Company ERISA Affiliate, nor would the execution, delivery or consummation of the transactions contemplated hereby constitute a reportable event for which the 30-day requirement has not been waived; and (vii) no Company Employee Plan is under audit or

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investigation by the IRS, the Department of Labor or the PBGC nor, to the
knowledge of the Company, is any such audit or investigation threatened.

     (d) The Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds (i) any Company Option as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vested and unvested portion of such option, and the expiration date of such option or (ii) any shares of Company Common Stock that are restricted and the date(s) of lapse of such restrictions. In addition, the Company Disclosure Letter sets forth, in the aggregate, (i) the number of shares of Company Common Stock underlying all other outstanding rights under Company Employee Plans (other than plans that are qualified plans under Section 401(a) of the Code) to receive shares of Company Common Stock, to the extent that such shares of Company Common Stock are not included in the number of shares set forth in the third sentence of Section 3.3, and (ii) compensation based on the value of shares of Company Common Stock.

     (e) The PBGC has not notified the Company regarding the institution of proceedings to terminate any Company Employee Plan that is subject to Title IV of ERISA (each, a "Company Defined Benefit Plan"). The Company Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of
Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto.

     (f) To the knowledge of the Company, all employee benefit plans of the Company and any of its Subsidiaries that are primarily subject to the laws of any jurisdiction outside of the United States have been maintained in compliance with all applicable law (including, if they are intended to qualify for special tax treatment, applicable tax laws), except for noncompliance that would not individually or in the aggregate have, or reasonably be expected to have, a Company Material Adverse Effect.

     (g) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of the Company or any Subsidiary of the Company, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any Subsidiary of the Company to amend or terminate any Company Employee Plan.

     SECTION 3.11 Labor Matters. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees, which controversies, in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries which, in the aggregate, would have, or reasonably be expected to have, a Company Material Adverse Effect, nor does the Company know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither the Company nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor does the Company have any knowledge of any strikes, slowdowns, work stops, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     SECTION 3.12 Environmental Matters. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement and except for those matters, in the aggregate, that would not have, or reasonably be expected to have, a Company Material Adverse Effect:

          (a) The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective predecessors, if any, have been at all times operated, and are, in full compliance in all

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     material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

          (b) The Company and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations and other governmental consents required by, applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries.

          (c) All of the Company's and its Subsidiaries' owned and, to the knowledge of the Company, leased real property are free of any Hazardous Substances (except those authorized pursuant to and in accordance with Environmental Permits held by the Company and its Subsidiaries) and free of all contamination arising from, relating to or resulting from any release, discharge or emission of Hazardous Substances.

          (d) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

          (e) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (1) that are reasonably likely to give rise to any liability or other obligation under any Environmental Laws that is reasonably likely to require the Company or any of its Subsidiaries to incur any actual or potential Environmental Costs, or (2) that are reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company or any of its Subsidiaries based on or related to any Environmental Matter or that could require the Company or any of its Subsidiaries to incur any Environmental Costs.

          (f) There are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property owned, operated or controlled in whole or in part by the Company or any of its Subsidiaries.

          (g) Neither the Company nor any of its Subsidiaries has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure of the Company or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

          (h) Neither the Company nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

          (i) Neither the Company nor any of its Subsidiaries has been in violation of any Environmental Laws, nor has it been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

     For the purposes of this Agreement, the following terms shall have the meanings indicated:

     "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal or other response costs (which without limitation shall include costs to cause the representing party or its Subsidiaries to come into compliance with Environmental Laws), investigation costs (including

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without limitation fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including without limitation, liabilities or obligations under any lease or other contract), payments, damages (including without limitation any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including without limitation damages (a) to third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

     "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

     "Hazardous Substances" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials), building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

     "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec. 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. sec.sec. 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. sec.sec. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. sec.sec. 136 et seq., the Clean Air Act, 42 U.S.C. sec.sec. 7401 et. seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. sec.sec. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. sec.sec. 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. sec.sec. 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sec.sec. 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

     SECTION 3.13 Board Action; Vote Required. (a) The Company's Board of Directors has unanimously approved (including, with respect to Parent, Merger Sub and their respective affiliates and associates, for purposes of rendering inapplicable Section 203 of the DGCL to) this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby, has determined that the transactions contemplated hereby and thereby are fair to and in the best interests of Company and its stockholders and has resolved to recommend to stockholders that they vote in favor of approving and adopting this Agreement and the Merger. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute applicable to the Company will prevent or otherwise delay the consummation of transactions contemplated hereby.

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

     (b) In accordance with the DGCL, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock, Company Class A Common Stock, Series A Company Preferred Stock, Series B Company Preferred Stock and Series C Company Preferred Stock, voting together as a single class (with each share of Company Common Stock and each share of each such series of Company Preferred Stock entitling the holder thereof to one vote and each share of Company Class A Common Stock entitling the holder thereof to 100 votes) is necessary to approve and adopt this Agreement and the Merger. Such vote is the only vote or approval of holders of shares of any class or series of the Company's capital stock required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby.

     SECTION 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), dated as of the date of this Agreement, to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the Exchange Ratios are fair from a financial point of view to the holders of shares of Company Converted Stock (other than Parent and its affiliates).

     SECTION 3.15 Brokers. Merrill Lynch is the only broker, finder, investment banker or other person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has previously provided to Parent a copy of the letter agreement, dated January 3, 2000, between Merrill Lynch and the Company giving rise to a fee to Merrill Lynch.

     SECTION 3.16 Tax Matters. (a) Except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have timely filed all federal, state and foreign Tax returns required to be filed by any of them for Tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired, and all such returns are correct and complete and (ii) have paid or accrued in accordance with GAAP all Taxes shown to be due and payable on such returns.

     (b) Except as would not, in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect, there is no dispute or claim concerning any Tax liability of any of the Company and its Subsidiaries claimed or raised by any authority in writing.

     (c) No written claims that, in the aggregate, could reasonably be expected to have a Company Material Adverse Effect have been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax returns that it is or may be subject to Taxation by that jurisdiction.

     (d) Except as would not, in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, none of the Company and its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

     (e) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does the Company have any knowledge of any fact, agreement, plan or other circumstance with respect to the Company or its Subsidiaries, which would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     SECTION 3.17 Public Utility Holding Company Act of 1935. The Company is not a "holding company," a "subsidiary company" of a "holding company," an "affiliate of a holding company," or a "public utility company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, and rules and regulations thereunder (the "Holding Company Act").

     SECTION 3.18 Restrictions on Business Activities. Except for this Agreement or as set forth in the Company SEC Reports filed prior to the date of this Agreement, there is no judgment, injunction, order or decree or material agreement (including, without limitation, agreements containing provisions restricting the Company or any of its Subsidiaries from entering or engaging in any line of business, agreements

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containing geographic restrictions on the Company's or any of its Subsidiaries'
ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, "requirements" or similar provisions) binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of materially prohibiting or impairing the conduct of the businesses of the Company or any of its Subsidiaries or, to the Company's knowledge, after the Effective Time, Parent or any of its Subsidiaries, taken together.

     SECTION 3.19 Year 2000. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, the systems operated or used by the Company or any of its Subsidiaries have been providing, and are capable of continuing to provide, uninterrupted millennium functionality on and after January 1, 2000 to share, record, process and present data in substantially the same manner and with the same functionality as such systems share, record, process and present such data on and before December 31, 1999, except, in the aggregate, as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

     SECTION 3.20 Accounting Matters. Neither the Company nor any of its Subsidiaries has taken or agreed to take action, nor does the Company have any knowledge of any fact or circumstance with respect to the Company or its Subsidiaries, which would prevent the Merger from being accounted for as a pooling-of-interests under GAAP or the rules and regulations of the SEC. D&T has advised the Company that it is not aware as of the date of this Agreement of any reason why D&T would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(b).

                                   ARTICLE IV

     Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date of this Agreement, delivered by Parent to the Company (the "Parent Disclosure Letter"), Parent hereby represents and warrants to the Company as follows:

     SECTION 4.1 Organization and Qualification; Subsidiaries. (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of Parent is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of Parent and its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect (as defined in Section 9.4). Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     (b) Except as disclosed in the Parent SEC Reports (as defined in Section 4.6) filed prior to the date hereof, and except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect, (i) other than preference and common units representing limited partner interests in El Paso Energy Partners, L.P. (formerly known as Leviathan Gas Pipeline, L.P.) ("Leviathan") held by the public and 6,000,000 outstanding shares of 8 1/4% Cumulative Preferred Stock, Series A, par value $50 per share, of El Paso Tennessee Pipeline Co. (the "EPTPC Preferred Stock"), all of the outstanding shares of capital stock and other equity securities of the Subsidiaries of Parent are owned, directly or indirectly, by Parent free and clear of all liens, pledges, security interests, or other encumbrances, (ii) all of the outstanding shares of capital stock or other equity securities of the Subsidiaries of Parent have been validly issued and are fully paid and nonassessable, (iii) other than options and other rights to purchase preference or common units representing limited partner interests in Leviathan awarded to employees, officers, directors, advisors and consultants of Leviathan ("Leviathan Employee Options"), there are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from Parent or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock
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or other equity securities of any of the Subsidiaries of Parent and there are no outstanding obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of any Subsidiary of Parent. There are no outstanding obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities, or any securities convertible, exchangeable or exercisable for or into, shares of capital stock or other equity securities of any Subsidiary of Parent (except in connection with the exercise of Leviathan Employee Options).

     SECTION 4.2 Restated Certificate of Incorporation and By-laws of Parent and Merger Sub. Parent has furnished or otherwise made available to the Company a complete and correct copy of Parent's Restated Certificate of Incorporation and By-laws and Merger Sub's Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement. The Restated Certificate of Incorporation and By-laws of Parent and all similar organizational documents of Subsidiaries of Parent are in full force and effect. Parent is not in violation of its Restated Certificate of Incorporation or By-laws and Merger Sub is not in violation of its Certificate of Incorporation or By-laws and, except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect, none of the Subsidiaries of Parent (other than Merger
Sub) is in violation of any similar organizational documents of Subsidiaries of Parent.

     SECTION 4.3 Capitalization. (a) The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock and 50,000,000 shares of serial Preferred Stock, par value $.01 per share (the "Parent Preferred Stock"). The 7,500,000 shares of the Parent Preferred Stock have been designated as "Series A Junior Participating Preferred Stock" and, other than as contemplated or permitted hereby, no other shares of Parent Preferred Stock are subject to any designation. At the close of business on December 31, 1999, 235,440,039 shares of Parent Common Stock (including 5,845,269 shares held in Parent's Benefit Protection Trust), and no shares of Parent Preferred Stock, were issued and outstanding. At the close of business on January 12, 2000, 3,102,296 shares of Parent Common Stock and no shares of Parent Preferred Stock were held by Parent in its treasury. No shares of capital stock of Parent are held by any of Parent's Subsidiaries. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. At the close of business on December 31, 1999, 22,581,204 options to purchase shares of Parent Common Stock ("Parent Options"), exercisable for 22,581,204 shares of Parent Common Stock, in the aggregate, were outstanding. As of the date of this Agreement, other than (i) the option granted pursuant to the Parent Stock Option Agreement, (ii) preferred stock purchase rights (none of which are exercisable) issued pursuant to the Amended and Restated Shareholder Rights Agreement (the "Parent Rights Agreement"), effective January 20, 1999, between the Parent and BankBoston, N.A., as rights agent, (iii) 6,500,000 4 3/4% Trust Convertible Preferred Securities of El Paso Energy Capital Trust I (the "Parent Trust Securities") (and the underlying 4 3/4% Subordinated Convertible Debentures due 2028 of Parent in the aggregate principal amount of $325 million) convertible into 8,048,730 shares of Parent Common Stock, in the aggregate, and
(iv) Parent Options, Parent does not have outstanding any subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any person to purchase or otherwise acquire from Parent or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of Parent (each of the foregoing, a "Parent Equity Equivalent Security"). From the close of business on December 31, 1999 through the date of this Agreement, no shares of Parent Common Stock, and from the close of business on January 12, 2000 through the date of this Agreement, no Parent Equity Equivalent Securities, have been issued, sold or otherwise transferred by Parent (except in connection with the exercise, conversion or exchange of outstanding Parent Equity Equivalent Securities).

     (b) As of the date of this Agreement, there are no outstanding obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any Parent Equity Equivalent Securities (except in connection with the exercise, conversion or exchange of outstanding Parent Equity Equivalent Securities). As of the date of this

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Agreement, there are no bonds, debentures, notes or other indebtedness issued and outstanding having the right to vote together with Parent's stockholders on any matter in respect of which the Parent's stockholders are entitled to vote.

     SECTION 4.4 Power and Authority; Authorization; Valid and Binding. Each of Parent and Merger Sub has the necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements, as applicable, and to perform its obligations hereunder and thereunder, as applicable, except that the issuance of the shares of Parent Common Stock pursuant to the Merger (the "Parent Stock Issuance") is subject to the approval of the stockholders of Parent as set forth in Section 4.13(c). The execution and delivery of this Agreement by Parent and Merger Sub and of the Stock Option Agreements by Parent, and the performance by each of its respective obligations hereunder and thereunder, as applicable, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, except that the Parent Stock Issuance is subject to the approval of the stockholders of Parent as set forth in Section 4.13(c). This Agreement has been duly executed and delivered by Parent and Merger Sub, and the Stock Option Agreements have been duly executed and delivered by Parent, and assuming the corporate authority of, and the due authorization, execution and delivery by, the Company, each of such agreements constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with the terms hereof or thereof, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.5 No Conflict; Required Filings and Consents. (a) The execution and delivery by Parent and Merger Sub of this Agreement, and the execution and delivery by Parent of the Stock Option Agreements, do not and will not, and the performance by Parent and Merger Sub of its obligations hereunder and thereunder, as applicable, do not and will not, (i) violate or conflict with the Restated Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Merger Sub, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below and to the approval by Parent's stockholders of the Parent Stock Issuance as set forth in Section 4.13(c), conflict with or violate any law, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) subject to the approval by Parent's stockholders of the Parent Stock Issuance as set forth in Section 4.13(c), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair Parent's or any of its Subsidiaries' rights under or alter the rights or obligations of any other party to, give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, require the consent of any other party to, or result in any obligation on the part of Parent or any of its Subsidiaries to repurchase (with respect to a debenture, bond or note), pursuant to any agreement, contract, instrument, debenture, bond, note, indenture, permit, license or franchise to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

     (b) Except for (i) applicable filings required under the premerger notification requirements of the HSR Act, (ii) required filings with and approvals of the FERC, (iii) applicable filings and approvals under federal, state, local or foreign regulatory laws, and applicable requirements of foreign, state or local public utility or similar commissions or agencies, all of which are set forth in the Parent Disclosure Letter, (iv) the filing of a certificate of merger with respect to the Merger as required by the DGCL, (v) filings with the SEC under the Securities Act and the Exchange Act, (vi) applicable filings with the NYSE, and (vii) any filings required or approvals necessary pursuant to any state securities or "blue sky" laws, neither Parent nor any of its Subsidiaries is required to submit any notice, report or other filing to any Governmental Entity, and no waiver, consent, approval, order or authorization of any Governmental Entity

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is required to be obtained by Parent or any of its Subsidiaries, in connection with the execution, delivery or performance of this Agreement except for such notices, reports, filings, waivers, consents, approvals or authorizations that, if not made or obtained, would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

     SECTION 4.6 SEC Reports; Financial Statements. (a) Parent (with respect to the period prior to August 1, 1998, for purposes of this Section 4.6, all references to the "Parent" shall be deemed to refer to El Paso Natural Gas Company) has filed all forms, reports, statements, schedules and other documents (including all annexes, exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 1997, has delivered or made available to the Company all forms, reports, statements, schedules and other documents (except for preliminary materials) (including all annexes, exhibits, schedules, amendments and supplements thereto) filed by it with the SEC since January 1, 1997 (such forms, reports, statements, schedules and documents filed by Parent with the SEC, including any such forms, reports, statements, schedules and other documents filed by Parent with the SEC after the date of this Agreement and prior to the Closing Date, are referred to herein, collectively, as the "Parent SEC Reports") and with respect to the Parent SEC Reports filed by Parent after the date of this Agreement and prior to the Closing Date, will deliver or make available to the Company all of such Parent SEC Reports in the form filed with the SEC. As of their respective filing dates, the Parent SEC Reports (including all information incorporated therein by reference) (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets of Parent and its Subsidiaries (including all related notes) included in the financial statements contained in the Parent SEC Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position of Parent as of the respective dates indicated, and each of the consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity of Parent (including all related notes) contained in such financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of Parent and its Subsidiaries for the respective periods indicated, in each case in conformity with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that unaudited interim financial statements are subject to normal and recurring year-end adjustments and any other adjustments described therein and do not include certain notes and other information which may be required by GAAP but which are not required under the Exchange Act. The financial statements included in the Parent SEC Reports are in all material respects in accordance with the books and records of Parent and its Subsidiaries.

     (c) Notwithstanding the foregoing, no representation or warranty is being made in this Section 4.6 with respect to information or statements (including financial information and statements) that are provided by the Company and set forth in any Parent SEC Report filed after the date hereof or with respect to any Company SEC Reports incorporated therein by reference.

     SECTION 4.7 Absence of Certain Changes. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and as otherwise contemplated or permitted hereby, since September 30, 1999, (a) Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of such businesses and there have not been any changes to the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, or any other developments with respect to Parent or any of its Subsidiaries, in each case whether or not in the ordinary course of business, that, in the aggregate with all other changes and developments, have had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (b) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of any shares of the capital stock or other equity securities, or any securities convertible, exercisable or exchangeable for or into shares of capital stock or other equity
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securities, of Parent or any of its Subsidiaries, other than (v) regular quarterly cash dividends of $.206 per share in respect of the outstanding shares of Parent Common Stock, (w) dividends and distributions in respect of the Parent Trust Securities in accordance with the terms thereof, (x) regular distributions in respect of the outstanding preference and common units representing partner interests in Leviathan, (y) regular quarterly dividends in respect of the outstanding EPTPC Preferred Stock in accordance with the terms thereof and (z) dividends and distributions by Subsidiaries of Parent; (ii) any change by Parent to its accounting policies, practices or methods; (iii) other than in connection with the exercise, exchange or conversion of Parent Equity Equivalent Securities and Leviathan Employee Options, any repurchase, redemption or other acquisition of any shares of capital stock or other equity securities or any securities convertible, exchangeable or exercisable for or into shares of capital stock or other equity securities, of Parent or any of its Subsidiaries; or (iv) except as required by applicable law or pursuant to contractual obligations existing as of September 30, 1999, (w) any execution, establishment, adoption or amendment of, or acceleration of rights or benefits under, any agreement relating to severance, any Parent Employee Plan, any employment or consulting agreement or any collective bargaining agreement, (x) any increase in the compensation payable or to become payable to any officer, director or employee of Parent or any of its Subsidiaries (except increases in the ordinary course of business),
(y) any grant of any severance or termination pay to any officer or director of Parent, or (z) any grant of any stock options or other equity related awards other than in the ordinary course consistent with past practice; or (v) any agreement or commitment entered into with respect to the foregoing.

     SECTION 4.8 Litigation; Liabilities. (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, proceedings, or investigations pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of their respective assets or properties, except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.

     (b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately reflected on the unaudited consolidated balance sheet of Parent and its Subsidiaries (including any related notes thereto) as of September 30, 1999 included in Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, or (b) which, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     SECTION 4.9 Compliance; Permits. (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective assets or properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, easement, right-of-way or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective assets or properties is bound or affected, except for such conflicts, defaults or violations which, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     (b) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, Parent and its Subsidiaries hold all permits, licenses, easements, rights-of-way, variances, exemptions, consents, certificates, orders and approvals which are material to the operation of the businesses of Parent and its Subsidiaries (collectively, the "Parent Permits"), except where the failure to hold such Parent Permits, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except as described in the Parent SEC Reports filed prior to the date hereof or where the failure to so comply, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     SECTION 4.10 Employee Matters; ERISA. (a) The Parent Disclosure Letter lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), all bonus, stock option, stock purchase, incentive, deferred

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compensation, supplemental retirement, severance and other or similar material fringe or employee benefit plans, programs or arrangements, all consulting agreements with former officers and directors of Parent and all employment, termination, change-in-control or severance agreements, in each case, pursuant to which Parent or any of its Subsidiaries may have any liability material to Parent and its Subsidiaries, taken as a whole (together, the "Parent Employee Plans"), excluding, however, employee benefit plans that are primarily subject to the laws of any jurisdiction outside the United States.

     (b) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, no material liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Parent or any Subsidiary of the Parent or any entity which is considered a single employer with the Parent or any Subsidiary of the Parent under Section 4001(a)(15) of ERISA or Section 414 of the Code (a "Parent ERISA Affiliate"), other than liabilities for premium payments to the PBGC and liabilities that have previously been satisfied.

     (c) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and except, in the aggregate, as would not have, or reasonably be expected to have, a Parent Material Adverse Effect, (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Parent Employee Plan which could subject Parent or any Parent ERISA Affiliate, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or
Section 4975 of the Code; (ii) no fiduciary of any Parent Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iii) all Parent Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements of applicable law, and Parent and its Subsidiaries have performed all obligations required to be performed by them under and are not in default under or in violation of any of Parent Employee Plans; (iv) each Parent Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified, is the subject of a favorable determination letter from the IRS, and, to Parent's knowledge, nothing has occurred which may reasonably be expected to result in the revocation of such determination; (v) all contributions required to be made with respect to any Parent Employee Plan pursuant to Section 412 of the Code and Section 302 of ERISA, or pursuant to the terms of Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any outstanding liability to Parent or any Parent ERISA Affiliate, nor would the execution, delivery or consummation of the transactions contemplated hereby constitute a reportable event for which the 30-day requirement has not been waived; and (vii) no Parent Employee Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC nor, to the knowledge of Parent, is any such audit or investigation threatened.

     (d) The Parent Disclosure Letter sets forth a true and complete list of each current or former officer or director of Parent or any of its Subsidiaries who holds (i) any Parent Option as of the date of this Agreement, together with the number of shares of Parent Common Stock subject to such option, the exercise price of such option, the vested and unvested portion of such option, and the expiration date of such option; or (ii) any shares of Parent Common Stock that are restricted and the date(s) of lapse of such restrictions. In addition, the Parent Disclosure Letter sets forth, in the aggregate, (i) the number of shares of Parent Common Stock underlying all other outstanding rights under Parent Employee Plans (other than plans that are qualified plans under Section 401(a) of the Code) to receive shares of Parent Common Stock, to the extent that such shares of Parent Common Stock are not included in the number

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of shares set forth in the third sentence of Section 4.3, and (ii) compensation based on the value of shares of Parent Common Stock.

     (e) The PBGC has not notified Parent regarding the institution of proceedings to terminate any Parent Employee Plan that is subject to Title IV of ERISA (each, a "Parent Defined Benefit Plan"). The Parent Defined Benefit Plans have no accumulated or waived funding deficiencies within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto.

     (f) To the knowledge of Parent, all employee benefit plans of Parent and any of its Subsidiaries that are primarily subject to the laws of any jurisdiction outside of the United States have been maintained in compliance with all applicable law (including, if they are intended to qualify for special tax treatment, applicable tax laws), except for noncompliance that would not individually or in the aggregate have, or reasonably be expected to have, a Parent Material Adverse Effect.

     (g) The execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Parent Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of Parent or any Subsidiary of Parent, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Parent or any Subsidiary of Parent to amend or terminate any Parent Employee Plan.

     SECTION 4.11 Labor Matters. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, (i) there are no controversies pending or, to the knowledge of Parent, threatened, between Parent or any of its Subsidiaries and any of their respective employees, which controversies, in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect; (ii) neither Parent nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its Subsidiaries which, in the aggregate, would have, or reasonably be expected to have, a Parent Material Adverse Effect, nor does Parent know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) neither Parent nor any of its Subsidiaries is in breach of any material collective bargaining agreement or other labor union contract, nor does Parent have any knowledge of any strikes, slowdowns, work stops, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its Subsidiaries except, in the aggregate, as would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     SECTION 4.12 Environmental Matters. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and except for those matters, in the aggregate, that would not have, or reasonably be expected to have, a Parent Material Adverse Effect:

          (a) Parent and each of its Subsidiaries, and, to the knowledge of Parent, their respective predecessors, if any, have been at all times operated, and are, in full compliance in all material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

          (b) Parent and each of its Subsidiaries have obtained, are in compliance with, and have made all appropriate filings for issuance or renewal of, all material Environmental Permits, including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of Parent or any of its Subsidiaries.

          (c) All of Parent's and its Subsidiaries' owned and, to the knowledge of Parent, leased real property are free of any Hazardous Substances (except those authorized pursuant to and in
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     accordance with Environmental Permits held by Parent and its Subsidiaries)
     and free of all contamination arising from, relating to, or resulting from any release, discharge or emission of Hazardous Substances.

          (d) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

          (e) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (1) that are reasonably likely to give rise to any liability or other obligation under any Environmental Laws that may require Parent or any of its Subsidiaries to incur any actual or potential Environmental Costs, or
     (2) that are reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving Parent or any of its Subsidiaries based on or related to any Environmental Matter or that could require Parent or any of its Subsidiaries to incur any Environmental Costs.

          (f) There are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property owned, operated or controlled in whole or in part by Parent or any of its Subsidiaries.

          (g) Neither Parent nor any of its Subsidiaries has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances, or notice of any failure of Parent or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

          (h) Neither Parent nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

          (i) Neither Parent nor any of its Subsidiaries has been in violation of any Environmental Laws, nor has it been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

     SECTION 4.13 Board Action; Vote Required. (a) Parent's Board of Directors has unanimously approved (including, with respect to the Company and its affiliates and associates, for purposes of rendering inapplicable Section 203 of the DGCL and Article 12 of Parent's Restated Certificate of Incorporation to) this Agreement and the Stock Option Agreements, and the transactions contemplated hereby and thereby, has determined that the transactions contemplated hereby and the Parent Stock Issuance are fair to and in the best interests of Parent and its stockholders and has resolved to recommend to its stockholders that they vote in favor of the Parent Stock Issuance. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute applicable to Parent will prevent or otherwise delay the consummation of the transaction as contemplated hereby.

     (b) The Board of Directors of Parent has taken all necessary actions such that, (i) none of the Company or any of its "Affiliates" shall become an "Acquiring Person" (each as defined in the Parent Rights Agreement), and (ii) no "Distribution Date," "Stock Acquisition Date" or "Triggering Event" (each as defined in the Parent Rights Agreement) shall have occurred or shall occur, in each case by reason of the execution, delivery or performance of this Agreement or the Stock Option Agreements or any announcement thereof.

     (c) In accordance with the rules and regulations of the NYSE, the affirmative vote in favor of the Parent Stock Issuance of a majority of the votes cast by holders of outstanding shares of Parent Common Stock (provided that the total number of the votes cast represents over 50% of all of the votes eligible to
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be cast by holders of shares of Parent Common Stock) is necessary to approve the
Parent Stock Issuance. Such vote is the only vote or approval of holders of shares of any class or series of Parent's capital stock required in connection with this Agreement, the Stock Option Agreements and the transactions contemplated hereby and thereby.

     SECTION 4.14 Opinion of Financial Advisor. The Board of Directors of Parent has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), dated as of the date of this Agreement, to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the Common Exchange Ratio is fair to Parent from a financial point of view.

     SECTION 4.15 Brokers. DLJ is the only broker, finder or investment banker or other person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent has previously provided to the Company a copy of the letter agreement between DLJ and Parent giving rise to a fee to DLJ.

     SECTION 4.16 Tax Matters. (a) Except as would not, in the aggregate, have, or reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries (i) have timely filed all federal, state and foreign Tax returns required to be filed by any of them for Tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired, and all such returns are correct and complete and (ii) have paid or accrued in accordance with GAAP all Taxes shown to be due and payable on such returns.

     (b) Except as would not, in the aggregate, have, or reasonably be expected to have a Parent Material Adverse Effect, there is no dispute or claim concerning any Tax liability of any of Parent and its Subsidiaries claimed or raised by any authority in writing.

     (c) No written claims that, in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect have been made by an authority in a jurisdiction where any of Parent and its Subsidiaries does not file Tax returns that it is or may be subject to Taxation by that jurisdiction.

     (d) Except as would not, in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect, none of Parent and its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

     (e) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor does Parent have any knowledge of any fact, agreement, plan or other circumstance with respect to Parent or its Subsidiaries, which would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code.

     SECTION 4.17 Public Utility Holding Company Act of 1935. Parent is not a "holding company," a "subsidiary company" of a "holding company," an "affiliate of a holding company," or a "public utility company," as such terms are defined in the Holding Company Act.

     SECTION 4.18 Restrictions on Business Activities. Except for this Agreement or as set forth in Parent SEC Reports filed prior to the date of this Agreement, there is no judgment, injunction, order or decree or material agreement (including, without limitation, agreements containing provisions restricting Parent or any of its Subsidiaries from entering or engaging in any line of business, agreements containing geographic restrictions on Parent's or any of its Subsidiaries' ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, "requirements" or similar provisions) binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of materially prohibiting or impairing the conduct of the business of Parent or any of its Subsidiaries or, to the knowledge of Parent, after the Effective Time, Parent or any of its Subsidiaries, including the Company, taken together.

     SECTION 4.19 Year 2000. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, the systems operated or used by Parent or any of its Subsidiaries have been providing and
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are capable of continuing to provide uninterrupted millennium functionality on and after January 1, 2000 to share, record, process and present data in substantially the same manner and with the same functionality as such systems share, record, process and present such data falling on and before December 31, 1999, except, in the aggregate, as would not have, or reasonably be expected to have, a Parent Material Adverse Effect.

     SECTION 4.20 Accounting Matters. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor does Parent have any knowledge of any fact or circumstance with respect to Parent or its Subsidiaries, which would prevent the Merger from being accounted for as a pooling-of-interests under GAAP or the rules and regulations of the SEC. PwC has advised Parent that it is not aware as of the date of this Agreement of any reason why PwC would be unable to deliver at the Closing the letter referred to in the second sentence of Section 6.13(a).

                                   ARTICLE V

     SECTION 5.1 Interim Operations of the Company. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (unless Parent shall otherwise approve in writing or except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Letter):

          (i) conduct its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to (x) preserve intact its business organization, (y) keep available the services of its officers and employees and (z) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with it; provided that the failure of any officer or employee of the Company or its Subsidiaries to remain an officer or employee of the Company or its Subsidiaries shall not constitute a breach of this covenant;

          (ii) not (A) amend the Restated Certificate of Incorporation or Amended and Restated By-laws of the Company; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity securities; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its shares of capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities, other than (v) quarterly cash dividends of $.0625 per share in respect of the outstanding shares of Company Common Stock, declared, set aside and paid at such times during the quarter as is consistent with past practice; (w) quarterly cash dividends of $.05625 per share in respect of the outstanding shares of Company Class A Common Stock, declared, set aside and paid at such times during the quarter as is consistent with past practice; (x) dividends and distributions pursuant to the terms of the Company Preferred Stock, the Company Trust Securities and the Feline Prides; (y) regular quarterly dividends in respect of the outstanding shares of Coastal Limited Preferred Stock in accordance with the terms thereof; and (z) dividends and distributions by Subsidiaries of the Company; (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities (it being understood that this clause (D) shall not prohibit the exercise, exchange or conversion of Company Equity Equivalent Securities); or (E) enter into any agreement or letter of intent, agreement in principle or similar arrangement to (x) sell, transfer or otherwise dispose of, in the aggregate, a material amount of assets or properties or any material business, by merger, consolidation, transfer or acquisition of shares of capital stock or otherwise or (y) purchase or otherwise acquire assets, properties and businesses except for (1) acquisitions contemplated by and in accordance with the Company's capital expenditures budget for the year 2000 previously delivered to Parent, (2) acquisitions not contemplated by such capital expenditures budget not to exceed an additional $200 million in the aggregate, and (3) subject to the prior written consent of Parent, which

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

     consent shall not be unreasonably withheld or delayed, additional acquisitions not contemplated by such capital expenditures budget not to exceed an additional $300 million in the aggregate;

          (iii) not take any action that to the knowledge of the Company would prevent the Merger from qualifying for pooling of interests accounting treatment under GAAP and the rules and regulations of the SEC or would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code;

          (iv) except as required by applicable law or pursuant to contractual obligations in effect as of the date of this Agreement, not (A) execute, establish, adopt or amend, or accelerate rights or benefits under, any agreement relating to severance or change-in-control, any Company Employee Plan, any employment or consulting agreement with current or former officers or directors or any collective bargaining agreement, (B) increase the compensation payable or to become payable to any of its officers, directors or employees (except for increases in the ordinary course of business consistent with past practices), (C) grant any severance or termination pay to any officer or director of the Company, or (D) grant any stock options or other equity related awards;

          (v) not issue, deliver, grant, sell, pledge or otherwise dispose of shares of any class of its capital stock, other equity securities, or any securities convertible, exercisable or exchangeable for or into, any such shares or other equity securities, except upon the exercise, exchange or conversion of Company Equity Equivalent Securities;

          (vi) not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

          (vii) not take any action to render inapplicable, or to exempt any third party from, any provision of the Restated Certificate of Incorporation of the Company or any statute referred to in Section 6.14;

          (viii) not take any action that would be reasonably likely to result in any of the conditions set forth in Article VII of this Agreement not being satisfied or that would impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation;

          (ix) not take any action to cause the shares of Company Common Stock to cease to be listed on the NYSE;

          (x) not waive any of its rights under, or release any other party from such other party's obligation under, or amend any provision of any standstill agreement;

          (xi) not issue, deliver, grant, sell, pledge or otherwise dispose of any bonds, debentures, notes or other indebtedness, in each case having the right to vote together with the Company's stockholders on any matter; and

          (xii) not enter into any commitments or agreements to do any of the foregoing.

     SECTION 5.2 Interim Operations of Parent. Between the date of this Agreement and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to (unless the Company shall otherwise approve in writing or except as otherwise expressly contemplated by this Agreement or disclosed in the Parent Disclosure Letter):

          (i) conduct its business in all material respects in the ordinary course and to the extent consistent therewith, use reasonable best efforts to (x) preserve intact its business organization, (y) keep available the services of its officers and employees and (z) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it; provided that the failure of any officer or employee of Parent or its Subsidiaries to remain an officer or employee of Parent or its Subsidiaries shall not constitute a breach of this covenant;

          (ii) not (A) amend the Restated Certificate of Incorporation or By-laws of Parent (other than to increase the number of authorized shares of Parent Common Stock and/or Parent Preferred Stock); (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity securities; (C) declare, set aside or pay any dividend or distribution (payable in cash, stock or property in respect of any of its shares of capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities, other than (v) quarterly cash dividends of $.206 per share in respect of the outstanding shares of Parent Common Stock, declared, set aside and paid at such times during the quarter as is consistent with past practice, (w) dividends and distributions in respect of the Parent Trust Securities in accordance with the terms thereof; (x) regular distributions in respect of the outstanding preference and common units representing partner interests in Leviathan, (y) regular quarterly dividends in respect of the outstanding EPTPC Preferred Stock in accordance with the terms thereof; and (z) dividends and distributions by Subsidiaries of Parent; (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other equity securities, or securities convertible into, exercisable for or exchangeable for, any of its shares of capital stock or other equity securities (it being understood that this clause (D) shall not prohibit the exercise, exchange or conversion of Parent Equity Equivalent Securities); or (E) enter into any agreement, letter of intent, agreement in principle or similar agreement to sell, transfer or otherwise dispose of, or purchase or otherwise acquire assets of any business that generated net revenues or net income in the most recently completed fiscal year constituting, or is comprised of net assets having a book value equal to, 25% or more of the consolidated net revenue or net income of Parent for its most recently completed fiscal year (taking into account the merger of Sonat Inc. with and into Parent and the restatement of the financial statement of Parent in connection therewith), or the consolidated net assets of Parent, as applicable, by merger, consolidation, transfer or acquisition of shares of capital stock or otherwise;

          (iii) not take any action that to the knowledge of Parent would prevent the Merger from qualifying for pooling of interests accounting treatment under GAAP and the rules and regulations of the SEC or would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368 of the Code;

          (iv) except as required by applicable law or pursuant to contractual obligations in effect as of the date of this Agreement, not (A) execute, establish, adopt or amend, or accelerate rights or benefits under, any agreement relating to severance or change-in-control or any Parent Employee Plan (provided that Parent and its Subsidiaries shall be permitted hereunder to (i) enter into or amend consulting, employment or collective bargaining agreements and (ii) amend its Key Executive Severance Protection Plan and Employee Severance Protection Plan to exclude the employees of the Company and its Subsidiaries from participating therein following the Effective Time), (B) increase the compensation payable or to become payable to any of its officers, directors or employees (except for increases in the ordinary course of business consistent with past practices), (C) grant any severance or termination pay to any officer or director of Parent, or (D) grant any stock options or other equity related awards;

          (v) not issue, deliver, grant, sell, pledge or otherwise dispose of shares of any class of its capital stock, other equity securities, or any securities convertible, exercisable or exchangeable for or into, any such shares or other equity securities, except (x) upon the exercise, exchange or conversion of Parent Equity Equivalent Securities, (y) trust securities (which are not directly or indirectly convertible into or exercisable or exchangeable for shares of Parent Common Stock) in connection with financing transactions and (z) in connection with a purchase or acquisition permitted under Section 5.2 (ii)(E), provided that the issuance, delivery, grant, sale, pledge or other disposition does not require the approval of the stockholders of Parent under the rules of the NYSE or applicable law; and provided, further that, without the consent of the Company (not to be unreasonably withheld), Parent may issue or deliver in the aggregate in connection with such permitted purchases and acquisitions, no more than
     37.5 million shares of Parent Common Stock (the issuance of securities exercisable,

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

     exchangeable or convertible for shares of Parent Common Stock shall, for this purpose, be deemed an issuance of the number of shares of Parent Common Stock into which such securities are exercisable, exchangeable or convertible);

          (vi) not change its accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the SEC;

          (vii) not (x) take any action to amend the Parent Rights Agreement,
     (y) redeem the rights subject to the Parent Rights Agreement or (z) take any action to render inapplicable, or to exempt any third party from, any provision of the Parent Rights Agreement, the Restated Certificate of Incorporation of Parent or any statute referred to in Section 6.14;

          (viii) not take any action to cause the shares of Parent Common Stock to cease to be listed on the NYSE;

          (ix) not take any action that would be reasonably likely to result in any of the conditions set forth in Article VII hereof not being satisfied or that would impair the ability of Parent to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation;

          (x) not waive any of its rights under, or release any other party from such other party's obligations under, or amend any provision of, any standstill agreement;

          (xi) not issue, deliver, grant, sell, pledge or otherwise dispose of any bonds, debentures, notes or other indebtedness, in each case having the right to vote together with Parent's stockholders on any matter; and

          (xii) not enter into any commitments or agreements to do any of the foregoing.

     SECTION 5.3 No Solicitation. (a) Neither the Company nor Parent shall, nor shall either permit its respective Subsidiaries to, or authorize any of its or its Subsidiaries' officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives ("Representatives") to, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal (defined below), or (ii) directly or indirectly engage in negotiations with or provide any confidential information or data to any person relating to any Takeover Proposal; provided, however, that at any time prior to the date of the stockholders' meetings contemplated by Section 6.1 (the "Applicable Period"), the Company or Parent, as applicable, may, in response to a Superior Proposal (as defined below) which was not solicited by it and which did not otherwise result from a breach of this Section 5.3(a), and subject to providing prior written notice of its decision to take such action to the other party (the "Notice") and compliance with Section 5.3(c), following delivery of the Notice
(x) furnish information with respect to the Company or Parent, as applicable, and/or its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by such party after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

     (b) Neither the Board of Directors of the Company nor any committee thereof, nor the Board of Directors of Parent nor any committee thereof, shall
(x) unless such Board or committee shall have determined in good faith that adverse developments affecting the other party have caused the Merger to be contrary to the best interests of its stockholders, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party, such Board of Directors' approval or recommendation, in the case of the Company, of the Merger or this Agreement and, in the case of Parent, of the Parent Stock Issuance, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by such party in accordance with Section 5.3(a)) relating to any Takeover Proposal (each, an "Acquisition Agreement"), or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by the Company or Parent, as applicable, and which did not otherwise result from a breach of Section 5.3(a), the Board of
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Directors of the Company, or the Board of Directors of Parent, as applicable, may (subject to this sentence) terminate this Agreement and concurrently with or after such termination, if it so chooses, cause the Company or Parent, as applicable, to enter into any Acquisition Agreement with respect to any Superior Proposal, but only at a time that is during the Applicable Period and is after the fifth business day following the party's delivery of written notice advising the other party that the Board of Directors of the Company, or the Board of Directors of Parent, as applicable, has resolved to accept a Superior Proposal (subject to such termination), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

     (c) Each party promptly shall advise the other party orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms of any such Takeover Proposal or inquiry. Such party shall keep the other party fully informed of the status and material terms of any such Takeover Proposal or inquiry.

     (d) The Company and Parent shall each immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

     For purposes of this Agreement, a "Takeover Proposal" with respect to the Company or Parent, as applicable, means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company or Parent, as applicable, and its Subsidiaries, taken as a whole, or 25% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or Parent, as applicable, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or Parent, as applicable, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Parent, as applicable, or any of its Subsidiaries that constitutes 25% or more of the net revenues, net income or assets of the Company or Parent, as applicable, and its Subsidiaries taken as a whole, in each case other than the transactions contemplated by this Agreement, the Stock Option Agreements or transactions permitted under Sections 5.1 or 5.2, as applicable. Each of the transactions referred to in clauses (i) -- (iii) of the foregoing definition of Takeover Proposal, other than the transactions contemplated by this Agreement or by the Stock Option Agreements and transactions permitted under Sections 5.1 or 5.2, as applicable, is referred to herein as an "Acquisition Transaction."

     For purposes of this Agreement, a "Superior Proposal" with respect to the Company or Parent, as applicable, means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock or Parent Common Stock, as applicable, then outstanding or at least 50% of the assets of the Company or Parent, as applicable, and its Subsidiaries, taken together, and if (x) the proposal is otherwise on terms which the Board of Directors of the Company or Parent, as applicable, determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation and such other matters as the Board of Directors of the Company or Parent, as applicable, deems relevant) to be more favorable to the Company's stockholders or Parent's stockholders, as applicable, than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company or Parent, as applicable, is reasonably capable of being obtained by such third party and (y) such Board of Directors, after considering such matters as such Board of Directors deems relevant (including the advice of outside counsel), determines in good faith that, in the case of the Company and Parent, furnishing information to the third party, participating in discussions or negotiations with respect to the Superior Proposal or withdrawing or modifying its recommendation with respect to the Merger (in the case of the Company) or the Parent Stock Issuance (in the case of Parent) or recommending a Takeover
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

Proposal, or terminating this Agreement, is required for the Board of Directors of the Company or Parent, as applicable, to comply with its fiduciary duties to the Company or Parent, as applicable, and its stockholders under applicable law.

     (e) Nothing contained in this Agreement shall prohibit the Company or Parent or their respective Boards of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

                                   ARTICLE VI

     SECTION 6.1 Meetings of Stockholders. Each of Parent and the Company will take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon, in the case of the Company, the approval and adoption of this Agreement and the Merger and, in the case of Parent, the approval of the Parent Stock Issuance. Subject to any changes permitted by Section 5.3(b), the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the Board of Directors of Parent shall recommend that the stockholders of Parent vote in favor of the Parent Stock Issuance and such recommendations shall be included in the Joint Proxy Statement/Prospectus (as defined in Section 6.4); provided, however, that nothing contained in Section 5.3(b) or this Section 6.1 shall require the Board of Directors of either party to make any recommendation or refrain from making any recommendation with respect to a Superior Proposal, which such Board of Directors, after considering such matters as such Board of Directors deems relevant (including the advice of outside counsel), determines in good faith would result in a breach of its fiduciary duty under applicable law. Each of such parties shall take all lawful action necessary or advisable to solicit the approval of its respective stockholders including, without limitation, timely mailing to its stockholders the Joint Proxy Statement/ Prospectus as promptly as practicable after the Form S-4 (as defined in Section 6.4) shall be declared effective. The parties shall coordinate and cooperate with respect to the timing of such meetings and shall, unless otherwise agreed, hold such meetings on the same day.

     SECTION 6.2 Filings; Other Action. (a) Subject to the terms and conditions herein provided, each of the Company and Parent shall (i) cooperate with the other in (x) determining which other notices, reports or filings are required to be made prior to the Effective Time with, and which other waivers, consents, approvals or authorizations are required to be obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (y) timely making all such notices, reports or filings and timely seeking all such waivers, consents, approvals or authorizations; and (ii) furnish the other party with such necessary information regarding itself and its Subsidiaries and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary notices, reports or filings, or submissions of information to any Governmental Entity.

     (b) Each of Parent and the Company shall give prompt notice to the other party of the following:

          (x) the occurrence of or failure to occur of any event the occurrence or failure of which to occur would be likely to result in (i) any condition set forth in Article VII being incapable of being satisfied or (ii) a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable;

          (y) any failure of such party to comply in any material respect with any of its covenants or agreements hereunder; and

          (z) such party becoming aware that statements relating to such party or any of its Subsidiaries set forth in the Joint Proxy Statement/Prospectus or the Form S-4 contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make such statements therein, in light of the circumstance under which they were made, not misleading.

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     Notwithstanding the foregoing, the delivery of any notice pursuant to this
Section 6.2(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.3 Publicity. The parties agree that the initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint press release (to include such text as the parties may mutually agree). Thereafter, subject to their respective legal obligations (including requirements of securities exchanges and other similar regulatory bodies), Parent and the Company shall consult with each other and use their reasonable best efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any public statement or disclosure required by any Governmental Entity, securities exchange or other similar regulatory body with respect thereto.

     SECTION 6.4 Registration Statements. The parties shall cooperate and promptly prepare, and Parent shall file with the SEC as soon as practicable a registration statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the shares of Parent Common Stock issuable pursuant to the transactions contemplated hereby, a portion of which Form S-4 shall also serve as the joint proxy statement with respect to the meetings of the stockholders of each of Parent and the Company in connection with this Agreement and the transactions contemplated hereby and a prospectus with respect to the shares of Parent Common Stock issuable pursuant to the transactions contemplated hereby (the "Joint Proxy Statement/Prospectus"). The parties will cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties agree to use reasonable best efforts and shall cooperate to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and Parent shall use reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required in connection with the issuance of shares of Parent Common Stock pursuant to the transactions contemplated hereby (provided that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified). Each of Parent and the Company agrees that the information provided by it for inclusion in the Form S-4 and the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof to stockholders, at the time of the respective meetings of the stockholders of the parties, and at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Company will advise the other promptly after it receives notice thereof of the time when the Form S-4 has or is to become effective or when any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. Each of Parent and the Company will provide the other with reasonable opportunity to review and comment on any amendments or supplements to the Form S-4 and/or the Joint Proxy Statement/Prospectus prior to filing such amendments or supplements with the SEC, and further agree that each party will be provided with such number of copies of all filings made with the SEC as such party shall reasonably request. No filings of the Form S-4 or the Joint Proxy Statement/Prospectus (or any amendments or supplements to either of them) shall be made without the approval of Parent and the Company (which consent shall not be unreasonably withheld).

     SECTION 6.5 Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application with respect to the shares of Parent Common Stock issuable pursuant to the transactions contemplated hereby, and Parent shall use reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock on the NYSE, subject to official notice of issuance.

     SECTION 6.6  Reserved.

     SECTION 6.7 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs or expenses except as expressly provided herein and except that (a) the

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filing fees in respect of filings made pursuant to HSR Act, (b) filing fees in connection with the filing of the Form S-4 and Proxy Statement/Prospectus with the SEC, (c) all filing fees in connection with any filings, permits or approvals made or obtained under applicable state securities and "blue sky" laws, (d) all printing, mailing and related expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus and (e) all other expenses not directly attributable to any one of the parties, shall be shared equally by Parent and the Company.

     SECTION 6.8 Access to Information. (a) From the date of this Agreement to the Effective Time, each of Parent and the Company shall, and shall cause its respective Subsidiaries, and its and their Representatives to, afford the Representatives of the other party reasonable access at reasonable times upon reasonable notice to each of the party's and its Subsidiaries' officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other party with all financial, operating and other data and information as such other party may reasonably request, in each case only to the extent, in the judgment of counsel to such party, permitted by law, including antitrust law.

     (b) Each of Parent and the Company agrees that all information so received from the other party shall be deemed received pursuant to the Confidentiality Agreement, and that party shall, and shall cause its affiliates and each of its and their Representatives to, comply with the provisions of the Confidentiality Agreement, dated November 17, 1999, between Parent and the Company (the "Confidentiality Agreement") with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement.

     SECTION 6.9 Insurance; Indemnity. (a) Parent shall cause the Surviving Corporation to obtain and maintain in effect for not less than six years after the Effective Time a directors' and officers' insurance policy or policies insuring the Company's directors and officers for all liabilities and costs (which policy or policies shall be substantially equivalent to Parent's current policy or policies) with respect to acts or failures to act prior to or as of the Effective Time (other than to the extent the available limit of any such insurance policy may be reduced or exhausted by reason of the payment of claims thereunder); provided, however, that in order to maintain or procure such coverage, neither Parent nor the Surviving Corporation, as applicable, shall be required to pay, in the aggregate, an annual premium in excess of 200% of the current annual premium paid by Parent for its existing coverage (the "Cap Amount"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap Amount, the Parent and the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying, in the aggregate, an annual premium equal to the Cap Amount. From and after the Effective Time, the Surviving Corporation shall, and, if applicable, Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable law, each person who is a current or former officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to or as of the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the indemnifying party shall control the defense of such Action with counsel selected by it; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by it at the Indemnified Party's expense. Unless rendered by a court of competent jurisdiction, any required determination as to whether or not an Indemnified Party has met any applicable standard for indemnification under applicable law shall be made by independent counsel selected by such Indemnified Party and reasonably satisfactory to Parent, whose fees and expenses shall be borne by Parent.

     (b) Parent agrees that the provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-laws in effect as of the date of this Agreement affecting the Indemnified Parties' rights to indemnification, limitation of liability and advancement of expenses shall survive the

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consummation of the Merger and shall continue in full force and effect, without any amendment thereto (unless required by law), for a period of six years from the Effective Time.

     (c) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     SECTION 6.10 Employee Benefit Plans. (a) From and after the Effective Time, subject to applicable law, Parent shall assume and honor the obligations of the Company and its Subsidiaries under all existing Company Employee Plans and shall perform the obligations of the Company and its Subsidiaries under such Company Employee Plans in the same manner and to the same extent that the Company and its Subsidiaries would have been required to perform thereunder; provided, however, that, except as otherwise explicitly provided, nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of employment of any individual who immediately prior to the Effective Time was an employee of the Company or any of its Subsidiaries (such employees, the "Company Employees") or (ii) the amendment and termination of any Company Employee Plan to the extent permitted by the terms thereof and applicable law.

     (b) Following the Effective Time, subject to applicable law, Parent intends to, or intends to cause one or more of its Subsidiaries to, provide compensation and employee benefits to the Company Employees which will be substantially similar, in the aggregate, to the compensation and employee benefits that Parent provides to similarly situated employees other than the Company Employees (the employees other than the Company Employees, the "Parent Employees") (excluding, however, participation in the El Paso Energy Corporation Key Executive Severance Protection Plan and the El Paso Energy Corporation Employee Severance Protection
Plan), including, without limitation, participation in the El Paso Energy Corporation Employee Stock Purchase Plan.

     (c) To the extent that any employee benefit plan is made available to Company Employees on or following the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, grant Company Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual), to the extent that service of Parent Employees is recognized for any such purpose. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Employee Plans, or any other employee benefit plans sponsored by Parent and its Subsidiaries (such plans, collectively, the "New Plans") to the extent coverage under such plan replaces coverage under a comparable Company Employee Plan in which such employee participates immediately before or at any time after the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     (d) (i) No written communication shall be made to Company Employees regarding the compensation and employee benefits to be provided at and following the Effective Time without the express consent of Parent, which consent shall not be unreasonably withheld; and (ii) the Company shall cause no oral communication to be made regarding compensation and employee benefits that (x) establishes obligations of Parent or the Surviving Corporation or any of their Subsidiaries other than as set forth herein or (y) increases any such obligations.

     (e) Without limiting the generality of the foregoing, Parent and the Company agree to the matters set forth on Section 6.10 of the Parent Disclosure Letter.

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     SECTION 6.11  Governance Matters. (a) Prior to the Effective Time, the
Board of Directors of Parent shall take all action necessary to cause the By-laws of Parent to be amended as of the Effective Time to incorporate the provisions set forth in Exhibit B (this amendment, the "By-laws Amendment," and Parent's By-laws as so amended, the "Amended By-laws").

     (b) Prior to the Effective Time, the Board of Directors of Parent shall take all action necessary to (i) cause the Board of Directors of Parent to consist, as of the Effective Time, of 12 directors, (x) seven of whom shall be persons designated by Parent prior to the Effective Time from the then current directors of Parent, and (y) five of whom shall be persons designated by the Company prior to the Effective Time from the then current directors of the Company, and (ii) establish, as of the Effective Time, a nominating committee of the Board of Directors of Parent (referred to herein as the "Parent Directors' Nominating Committee") comprised of the seven designees of Parent and a second nominating committee of the Board of Directors of Parent (referred to herein as the "Company Directors' Nominating Committee") comprised of the five designees of the Company. Parent's designees shall include William A. Wise and, if the Effective Time occurs prior to December 31, 2000, Ronald L. Kuehn, Jr.; and the Company's designees shall include David A. Arledge. For purposes of this Agreement, the term "Company Director" means, so long as such person is a director of Parent, (i) any person designated by the Company pursuant to this paragraph (b) who becomes a director of Parent at the Effective Time and (ii) any person (other than a Combination Director (as defined below)) who subsequently becomes a director of Parent and who is recommended or designated by the Company Directors' Nominating Committee pursuant to paragraph (c) below, provided that no more than one Company Director then in office shall have been presently or formerly employed as an executive officer or other employee of the Company; the term "Parent Director" means, so long as such person is a director of Parent, (i) any person designated by Parent pursuant to this paragraph (b) who is a director of Parent at the Effective Time and (ii) any person (other than a Combination Director) who subsequently becomes a director of Parent and who is recommended or designated by the Parent Directors' Nominating Committee pursuant to paragraph (c) below; and the term "Combination Director" means, so long as a person is a director of Parent, (i) any person first elected or appointed as a director of Parent in connection with a Combination Transaction (defined below) and (ii) any person who becomes a director of Parent who is nominated or designated by the Board to replace any Combination Director. "Combination Transaction" means any merger, consolidation or other business combination transaction the definitive agreement for which is first approved by Parent's Board of Directors after the Effective Time (including any acquisition of any business or Person pursuant to a stock or asset purchase or otherwise) by or involving Parent or any Subsidiary of Parent.

     (c) From and after the Effective Time and until December 31, 2002 (the "Initial Period"), the Board of Directors of Parent shall maintain the existence of (i) the Company Directors' Nominating Committee which shall at all times be comprised of all (and only) the Company Directors and (ii) the Parent Directors' Nominating Committee which shall at all times be comprised of all (and only) the Parent Directors. The Company Directors' Nominating Committee shall be vested with the power and authority (i) to recommend to the Board of Directors of Parent up to five candidates for nomination by such Board of Directors for election at each annual meeting of the stockholders of Parent and (ii) to designate persons to fill vacancies on such Board of Directors as set forth below. The Parent Directors' Nominating Committee shall be vested with the power and authority (i) to recommend to the Board of Directors of Parent up to seven candidates for nomination by such Board of Directors for election at each annual meeting of the stockholders of Parent and (ii) to designate persons to fill vacancies on such Board of Directors as set forth below. The Board of Directors shall nominate for election at each annual meeting of stockholders of Parent, and identify as candidates for election as directors on the applicable notice of meeting required by the Amended By-laws or accompanying document, and subject to the next sentence may only nominate: (x) up to five candidates designated by the Company Directors' Nominating Committee and (y) up to seven candidates designated by the Parent Directors' Nominating Committee. In connection with any annual meeting of the stockholders of Parent occurring after the completion of a Combination Transaction, the Board of Directors of Parent may nominate, in addition to the candidates nominated pursuant to the prior sentence, candidates who, if elected, would be Combination Directors. In
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the event that at any time during the Initial Period, a Company Director shall resign from the Board of Directors of Parent, during the Initial Period, the Company Directors' Nominating Committee shall have the sole power and authority to fill the vacancy created by such resignation. In the event that at any time during the Initial Period a Parent Director shall resign from the Board of Directors of Parent, during the Initial Period, the Parent Directors' Nominating Committee shall have the sole power and authority to fill the vacancy created by such resignation. In the event that any Combination Director shall resign from the Board of Directors of Parent, the Board of Directors may designate a person to fill the vacancy created by such resignation. During the Initial Period, no special meeting of the stockholders of Parent may be called for the purpose of removing or electing one or more directors of Parent (other than Combination Directors or candidates who, if elected, would be Combination Directors) without the approval of at least two-thirds of all of the Parent Directors and Company Directors, voting together. During the Initial Period, the Board of Directors of Parent shall consist of 12 directors; provided, however, that the Board of Directors of Parent may increase the number of directors solely in connection with one or more Combination Transactions. During the Initial Period, the Board of Directors of Parent may take action inconsistent with this paragraph (c) only with the approval of at least two-thirds of all of the Parent Directors and Company Directors respectively.

     (d) The Board of Directors of Parent shall take all action necessary so that, (w) if the Effective Time occurs prior to December 31, 2000, Ronald L. Kuehn, Jr. shall hold the position of Chairman of the Board of Directors of Parent during the period from the Effective Time through December 31, 2000, and William A. Wise shall hold the position of Chairman of the Board of Directors of Parent from and after January 1, 2001 (or any earlier time at which Ronald L. Kuehn, Jr. is no longer Chairman of the Board of Directors of Parent), (x) if the Effective Time occurs on or after December 31, 2000 (or any earlier time at which Ronald L. Kuehn, Jr. shall resign as Chairman of the Board of Directors of Parent), William A. Wise shall hold the position of Chairman of the Board of Directors of Parent from the Effective Time, (y) William A. Wise shall also hold the positions of Chief Executive Officer and President of Parent from the Effective Time and (z) as of the Effective Time, David A. Arledge shall hold the position of Vice Chairman of the Board of Directors of Parent and all senior officers of Parent and its Subsidiaries involved in the operation of Parent's and its Subsidiaries' non-regulated businesses shall report to David A. Arledge with respect to such non-regulated businesses, or David A. Arledge shall have such other authority and responsibilities as he and Parent mutually agree upon. During the Initial Period, (a) William A. Wise may not be removed as Chief Executive Officer or President of Parent, (b) the power and authority of the Chief Executive Officer, President or Vice Chairman of Parent may not be reduced, (c) no action may be taken to deny William A. Wise the position of Chairman of the Board of Directors of Parent in accordance with the foregoing sentence or to deny David A. Arledge the position of Vice Chairman of the Board of Directors of Parent in accordance with the foregoing sentence, (d) David A. Arledge shall not be removed as Vice Chairman of the Board of Directors of Parent, (e) William A. Wise may not be removed as Chairman of the Board of Directors of Parent, and (f) the power and authority of the Chairman or Vice Chairman may not be reduced, in each case without the approval of at least two-thirds of all Parent Directors and Company Directors, voting together.

     SECTION 6.12 Affiliates. (a) Not less than 45 days prior to the Closing Date, the Company shall have delivered to Parent a letter identifying all Persons who, in the opinion of the Company may be, as of the date this Agreement and the Merger are submitted for approval by the Company's stockholders, its "affiliates" for purposes of SEC Accounting Series Release No. 135 and/or for purposes of Rule 145 under the Securities Act and Parent shall have delivered to the Company a letter identifying all Persons who in the opinion of Parent may be, as of the date the Parent Stock Issuance is submitted for approval of Parent's stockholders, its "affiliates" for purposes of SEC Accounting Series Release No. 135. Each of the Company and Parent shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" of it in the letter delivered by it pursuant to the prior sentences to deliver, as promptly as practicable but in no event later than 30 days prior to the Closing (or such later date as the parties may agree), a signed agreement, in the case of affiliates of the Company, to the Company and Parent substantially in the form attached as Exhibit C hereto, and in the case of affiliates of Parent, if applicable, to Parent substantially in the form attached as Exhibit D hereto. Each of Parent and the Company shall,
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after the date hereof and prior to the Closing, notify the other party from time to time after it has delivered the letter described in the prior sentences of any Person not identified in such letter who then is, or may be, such an "affiliate" and use reasonable best efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 6.12(a).

     (b) Parent shall use its reasonable best efforts to publish or cause to be published no later than 30 days after the end of the first month after the Effective Time (which month may be the month in which the Effective Time occurs) in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     SECTION 6.13 Pooling-of-Interests. (a) Parent shall use reasonable best efforts to cause to be delivered to the Company two letters from PwC, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Parent shall use reasonable best efforts to cause to be delivered to the Company a letter from PwC, dated as of the Closing Date, stating that PwC concurs with Parent's management's conclusion that accounting for the Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board is appropriate if the Merger is closed and consummated in accordance with the terms hereof.

     (b) The Company shall use reasonable best efforts to cause to be delivered to Parent two letters from D&T, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statement similar to the Form S-4. The Company shall use reasonable best efforts to cause to be delivered to Parent a letter from D&T, dated as of the Closing Date, stating that D&T concurs with the Company's management's conclusion that the Company is eligible to participate in a transaction accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board.

     (c) Each of the parties will use reasonable best efforts to cause the Merger to be accounted for as a pooling-of-interests in accordance with GAAP and the rules and regulations of the SEC, and each party agrees that it will not take any action that it knows, or could reasonably expect, will cause such accounting treatment not to be obtained.

     SECTION 6.14 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties hereto and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     SECTION 6.15 Tax-Free Merger. Each of the parties will use reasonable best efforts to cause the Merger to qualify as a tax-free "reorganization" under
Section 368 of the Code. None of Parent, Merger Sub, the Company or any of their respective Subsidiaries over which they exercise control, shall knowingly take any action, or knowingly fail to take any action, that would reasonably be expected to cause the Merger not to qualify as a tax-free "reorganization" under
Section 368 of the Code.

     SECTION 6.16 Section 16(b). Parent and the Company shall take all such steps as may be required to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     SECTION 6.17 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause
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to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Section 6.17 shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sales, holdings separate of assets or other dispositions or the conduct of their business in a specified manner, individually or in the aggregate, are not conditioned on the Closing or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger (a "Post-Merger Material Adverse Effect"); it being understood that Parent and its Subsidiaries shall not be obligated pursuant to this Agreement to take any action that would reasonably be likely to have a material adverse effect on or with respect to Tennessee Gas Pipeline Company or ANR Pipeline Company and any such material adverse effect shall constitute a "Post-Merger Material Adverse Effect", and that without the consent of Parent, the Company shall not take any action that would reasonably be likely to have a Post-Merger Material Adverse Effect.

     (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.17(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of the competition.

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     (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 6.17(a) and 6.17(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.17 shall limit a party's right to terminate this Agreement pursuant to Article VIII. Each of the parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby.

     (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VII

     SECTION 7.1 Conditions to Obligations of the Parties. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

          (a) Stockholders' Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Parent Stock Issuance shall have been approved by the requisite vote of the stockholders of Parent in accordance with the rules and regulations of the NYSE.

          (b) Legality. No statute, rule, regulation or other law and no order, decree or injunction shall have been enacted, issued, promulgated, entered or issued by any Governmental Entity of competent jurisdiction which is in effect and has the effect of making the consummation of the Merger illegal or prevents or prohibits consummation of the transactions contemplated hereby. Each party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated.

          (c) HSR Act. The waiting period (or any extension thereof) under the HSR Act applicable to transactions contemplated hereby shall have expired or been terminated.

          (d) Regulatory Consents. All waivers, consents, approvals, orders and authorizations of, and notices, reports and filings with, Governmental Entities necessary for the consummation of the transactions contemplated hereby (other than those matters addressed in Section 7.1(c)) shall have been obtained or made and shall be in full force and effect without the imposition of any terms, conditions, restrictions or limitations, except for the imposition of any terms, conditions, restrictions and limitations in respect of, and failures to have obtained or made, or failures to be in full force and effect of, such waivers, consents, approvals, orders, authorizations, notices, reports or filings which, in the aggregate, would not have, or reasonably be expected to have a Post-Merger Material Adverse Effect.

          (e) Form S-4 Effective; State Securities Approvals. The Form S-4 shall have become effective, and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company,

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     threatened, and all material necessary approvals and permits under state securities or "blue sky" laws relating to the issuance of shares of Parent Common Stock, shall have been obtained.

          (f) NYSE Listing. The shares of Parent Common Stock to be issued pursuant to the transactions contemplated hereby shall have been duly approved for listing on the NYSE, subject to official notice of issuance.

          (g) Pooling Letters. The Company shall have received and delivered to Parent and Parent's independent public accountants, a letter from D&T, dated as of the Closing Date, stating that D&T concurs with the Company's management's conclusion that the Company is eligible to participate in a transaction with Parent accounted for as a pooling-of-interests under Opinion 16 of the Accounting Principles Board, and Parent shall have received and delivered to the Company and the Company's independent public accountants, a letter from PwC, dated as of the Closing Date, stating that PwC concurs with Parent's management's conclusion that accounting for the Merger as a pooling-of-interests under Opinion 16 of the Accounting Principles Board is appropriate if the Merger is closed and consummated in accordance with the terms hereof.

     SECTION 7.2 Additional Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct when made and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are by their express provisions made as of a specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, in the aggregate, would not have, or reasonably be expected to have, a Company Material Adverse Effect (disregarding for these purposes any materiality qualifications therein contained).

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except that the Company shall have performed or complied in all respects with the covenants and agreements contained in
     Section 5.1(ii).

          (c) Certificate. Parent shall have received a certificate of an executive officer of the Company that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

          (d) Tax Opinions. Parent shall have received an opinion of Fried, Frank, Harris, Shriver & Jacobson, tax counsel to Parent, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger will constitute a tax-free reorganization under Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any respect. The opinion condition referred to in this Section 7.2(d) shall not be waivable after receipt of the approval of the stockholders of the Company referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

     SECTION 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct when made, and as of the Closing Date as if made on and as of such date (provided that such representations and warranties which are expressly made as of a

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     specific date need be true and correct only as of such specific date), except to the extent that any failures of such representations and warranties to be so true and correct, in the aggregate, would not have, or reasonably be expected to have, a Parent Material Adverse Effect (disregarding for these purposes any materiality qualifications therein contained).

          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except that Parent shall have performed or complied in all respects with the covenants contained in Section 5.2(ii).

          (c) Certificate. The Company shall have received a certificate of an executive officer of Parent that the conditions set forth in the paragraphs
     (a) and (b) above have been satisfied.

          (d) Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that, on the basis of the facts and assumptions described in the opinion, the Merger will constitute a tax-free reorganization under Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such tax counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any respect. The opinion condition referred to in this Section 7.3(d) shall not be waivable after receipt of the approval of the stockholders of the Company referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

                                  ARTICLE VIII

     SECTION 8.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after this Agreement and the Merger have been approved and adopted by the stockholders of the Company and/or the Parent Stock Issuance has been approved by the stockholders of Parent, as follows:

          (a) by mutual written consent of each of Parent and the Company;

          (b) by Parent or the Company, if the Effective Time shall not have occurred by the conclusion of the twelfth month after the date of this Agreement (the "Termination Date"); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Section 7.1(c) or Section 7.1(d), and
     (y) all other conditions set forth in Article VII have been satisfied or waived or are as of such date capable of being satisfied, than this Agreement may only be terminated by Parent or the Company pursuant to this clause (b) if the Effective Time shall not have occurred by the conclusion of the fifteenth month after the date of this Agreement (which shall, in such circumstances, be the "Termination Date"); and provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by Parent or the Company, if a Governmental Entity of competent jurisdiction shall have issued an order, decree or injunction or taken any other action (in each case, which the terminating party has used reasonable best efforts to resist, resolve or lift, as applicable, in accordance with
     Section 6.17) having the effect of making the transactions contemplated hereby illegal or permanently prohibiting the consummation thereof, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated in accordance with Section 6.17);

          (d) by either Company or Parent, if there shall have been a material breach by the other of any of the other's representations, warranties, covenants or agreements contained in this Agreement, which

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     breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or (b) (in the case of a breach by the Company) or Section 7.3(a) or (b) (in the case of a breach by Parent), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 20 days after written notice thereof shall have been received by the party alleged to be in breach;

          (e) (i) by Parent, if the Board of Directors of the Company or any committee of the Board of Directors of the Company, whether or not permitted pursuant to the terms hereof, (w) shall fail to reaffirm its approval or recommendation of this Agreement and the Merger within 15 days after a request by Parent (provided that Parent may make such request only once with respect to any Takeover Proposal), (x) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the Merger, (y) shall approve or recommend any Takeover Proposal or Acquisition Transaction involving the Company or (z) shall resolve to take any of the actions specified in clauses (w), (x) or (y) above;

             (ii) by the Company, if the Board of Directors of Parent or any committee of the Board of Directors of Parent, whether or not permitted pursuant to the terms thereof, (w) shall fail to reaffirm its approval of this Agreement, the Merger and the Parent Stock Issuance or its recommendation of the Parent Stock Issuance within 15 days after a request by the Company (provided that the Company may make such request only once with respect to any Takeover Proposal), (x) shall withdraw or modify in any manner adverse to the Company its approval of this Agreement, the Merger and the Parent Stock Issuance or its recommendation of the Parent Stock Issuance, (y) shall approve or recommend any Takeover Proposal or Acquisition Transaction involving Parent or (z) shall resolve to take any of the actions specified in clauses (w), (x) or (y) above;

          (f) (i) by either Parent or the Company, if the required approval and adoption of this Agreement and the Merger by the stockholders of the Company shall not have been obtained at a duly held stockholders' meeting called for the purpose of obtaining such approval, including any adjournments or postponements thereof;

             (ii) by either Parent or the Company if the required approval of the Parent Stock Issuance by the stockholders of Parent shall not have been obtained at a duly held stockholders' meeting called for the purpose of obtaining such approval, including any adjournments or postponements thereof; or

          (g) (i) by the Company, in accordance with Section 5.3(b), provided, however, in order for the termination of this Agreement pursuant to this clause (i) of this Section (g) to be deemed effective, the Company shall have complied with all provisions contained in Sections 5.3(a), (b) and
     (c), including the notice provisions therein, and with applicable requirements of Section 8.2, including the payment of the Company Termination Fee; or

             (ii) by Parent, in accordance with Section 5.3(b), provided, however, in order for the termination of this Agreement pursuant to this clause (ii) of this Section (g) to be deemed effective, Parent shall have complied with all provisions contained in Sections 5.3(a), (b) and
        (c), including the notice provisions therein, and with applicable requirements of Section 8.2, including the payment of the Parent Termination Fee.

     SECTION 8.2 Effect of Termination. (a) (i) In the event that (w) (1) any Person shall have made a Takeover Proposal to the Company or to its stockholders after the date hereof and thereafter this Agreement is terminated (i) by either party pursuant to Section 8.1(b) or (ii) by either party pursuant to Section 8.1(f)(i) and (2) within 12 months after the termination of this Agreement any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, (x) any Person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e)(i), (y) (1) this Agreement
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is terminated by Parent pursuant to Section 8.1(e)(i) (and no Person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and prior to termination of this Agreement) and (2) within 3 months after the termination of this Agreement, any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, or (z) this Agreement is terminated by the Company pursuant to Section 8.1(g)(i), then, in any such case, the Company shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to an Acquisition Transaction involving the Company, or if no such agreement is entered into, upon the date of consummation of such Acquisition Transaction involving the Company, in the case of a termination described in clauses (w) or (y), (ii) two days after such termination, in the case of a termination described in clause (x), or
(iii) concurrently with such termination, in the case of a termination described in clause (z), pay Parent a fee of $300 million (the "Company Termination Fee"), which amount shall be payable by wire transfer of same day funds to a bank account designated by Parent.

     (ii) In the event that (w) any person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and thereafter this Agreement is terminated by either party pursuant to Section 8.1(b) and within 12 months after such termination any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, (x)
(1) this Agreement is terminated by Parent pursuant to Section 8.1(e)(i) (and no Person shall have made a Takeover Proposal to the Company or its stockholders after the date hereof and prior to termination of this Agreement) and (2) within 3 months after the termination of this Agreement, any Acquisition Transaction involving the Company shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving the Company shall have been entered into, (y) any Person shall have made a Takeover Proposal to the Company or its stockholders and thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e)(i), or (z) this Agreement is terminated by either party pursuant to Section 8.1(f)(i) or by the Company pursuant to Section 8.1(g)(i), after any such termination, the Company shall reimburse Parent, promptly after being requested to do so by Parent, for all out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors and reasonable fees and expenses otherwise allocated to Parent pursuant to Section 6.7, up to an aggregate of $10 million.

     (b) (i) In the event that (w) (1) any Person shall have made a Takeover Proposal to Parent or to its stockholders after the date hereof and thereafter this Agreement is terminated (i) by either party pursuant to Section 8.1(b) or
(ii) by either party pursuant to Section 8.1(f)(ii) and (2) within 12 months after the termination of this Agreement any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, (x) any Person shall have made a Takeover Proposal to Parent or stockholders after the date hereof and thereafter this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii), (y) (1) this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii) (and no Person shall have made a Takeover Proposal to Parent or its stockholders after the date hereof and prior to termination of this Agreement) and (2) within 3 months after the termination of this Agreement, any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, or (z) this Agreement is terminated by Parent pursuant to Section 8.1(g)(ii), then, in any such case, Parent shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to an Acquisition Transaction involving Parent, or if no such agreement is entered into, upon the date of consummation of such Acquisition Transaction involving Parent, in the case of a termination described in clauses (w) or (y), (ii) two days after such termination, in the case of a termination described in clause (x), or (iii) concurrently with such termination, in the case of a termination described in clause (z), pay the Company a fee of $300 million (the "Parent Termination Fee"), which amount shall be payable by wire transfer of same day funds to a bank account designated by the Company.

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     (ii) In the event that (w) any person shall have made a Takeover Proposal to Parent or its stockholders after the date hereof and thereafter this Agreement is terminated by either party pursuant to Section 8.1(b) and within 12 months after such termination any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, (x) (1) this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii) (and no Person shall have made a Takeover Proposal to Parent or its stockholders after the date hereof and prior to termination of this Agreement) and (2) within 3 months after the termination of this Agreement, any Acquisition Transaction involving Parent shall have been consummated or any Acquisition Agreement with respect to an Acquisition Transaction involving Parent shall have been entered into, (y) any Person shall have made a Takeover Proposal to Parent or its stockholders and thereafter this Agreement is terminated by the Company pursuant to Section 8.1(e)(ii), or (z) this Agreement is terminated by either party pursuant to Section 8.1(f)(ii) or by Parent pursuant to Section 8.1(g)(ii), after any such termination, Parent shall reimburse the Company, promptly after being requested to do so by the Company, for all out-of-pocket costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses of accountants, attorneys and financial advisors and reasonable fees and expenses otherwise allocated to the Company pursuant to Section 6.7, up to an aggregate of $10 million.

     (c) Each of the parties acknowledges that the agreements contained in this
Section 8.2 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to promptly pay the amount due from it pursuant to this Section 8.2, and in order to obtain such payment the other party commences a suit which results in a judgment for the fees and expenses set forth in this Section 8.2, the other party shall pay to the party bringing such suit its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

     (d) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability (other than as set forth in this Section 8.2) on the part of any party hereto; provided, however, no such termination (and no payment made pursuant to Section 8.2(a) or 8.2(b)) shall relieve any party hereto from any liability for damages resulting from any willful or intentional breach of this Agreement.

     SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval of the matters and transactions contemplated hereby by the stockholders of Parent and/or the Company and prior to the Effective Time, but after such approvals, no such amendment shall be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for such party's benefit contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of the party to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

     SECTION 9.1  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements
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set forth in Sections 6.9, 6.10, 6.11, 6.13(c) and 6.15 and such other agreements to be performed in whole or in part after the Effective Time shall survive the Effective Time, and (b) the agreements set forth in Sections 6.7, 6.8(b), 8.2 and 8.3 and this Article IX shall survive termination indefinitely.

     SECTION 9.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

     SECTION 9.3 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by telecopy or facsimile (upon confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

        If to the Company:

        The Coastal Corporation
        Coastal Tower
        Nine Greenway Plaza
        Houston, Texas 77046
        Attention: Carl A. Corrallo, Esq.
        Facsimile no.: (713) 877-1609

        With a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        Four Times Square
        New York, New York 10036
        Attention: Blaine V. Fogg, Esq.
        Facsimile No.: (212) 735-2000

        If to Parent:

        El Paso Energy Corporation
        1001 Louisiana Street
        Houston, Texas 77002
        Attention: Britton White Jr., Esq.
        Facsimile No.: (713) 420-4993

        With a copy to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, New York 10004
        Attention: Gary P. Cooperstein, Esq.
                   Warren de Wied, Esq.
        Facsimile No.: (212) 859-4000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     SECTION 9.4 Certain Definitions; Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "Company Material Adverse Effect" means any changes in or effects that in the aggregate together with all other changes and effects (x) are materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (y) will prevent the Company's consummating the transactions contemplated hereby or materially delay the Company's ability to consummate the transactions
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     contemplated hereby, provided that, in determining whether a Company
     Material Adverse Effect has occurred, changes or effects relating to the natural gas pipeline industry and/or the oil and gas exploration and production industry and/or any other industry in which the Company or its Subsidiaries are engaged generally or to United States or global economic conditions or financial markets in general shall not be considered.

          (ii) "Parent Material Adverse Effect" means any changes in or effects that in the aggregate together with all other changes and effects (x) are materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (y) will prevent Parent's or Merger Sub's consummating the transactions contemplated hereby or materially delay Parent's or Merger Sub's ability to consummate the transactions contemplated hereby, provided that, in determining whether a Parent Material Adverse Effect has occurred, changes or effects relating to the natural gas pipeline industry and/or the oil and gas exploration and production industry and/or any other industry in which Parent or its Subsidiaries are engaged generally or to United States or global economic conditions or financial markets in general shall not be considered.

          (iii) "affiliate" of a Person means (for all purposes other than Section 6.12 in which Section "affiliate" shall have the meaning designated therein) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

          (iv) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

          (v) "knowledge" of any party shall mean the actual knowledge of the executive officers of that party.

          (vi) "Person" and "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          (vii) "Subsidiary" of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

          (viii) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability for the Taxes of any Person under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (b) When a reference is made in this Agreement to Articles, Sections, Disclosure Letters or Exhibits, such reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

     SECTION 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 9.7  Assignment; Binding Effect; No Third Party
Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Parent and the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for Articles I and II and Sections 6.9 (Insurance; Indemnity) and 6.11(Governance Matters), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.8 ENFORCEMENT. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT, SUBJECT TO THE NEXT SENTENCE HEREOF, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

     SECTION 9.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 9.10 Entire Agreement. This Agreement, the Confidentiality Agreement and the Stock Option Agreements constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                            EL PASO ENERGY CORPORATION

                                            By: /s/ WILLIAM A. WISE
                                              ----------------------------------
                                            Name:  William A. Wise
                                            Title:  President and Chief
                                                    Executive Officer

                                            EL PASO MERGER COMPANY

                                            By: /s/ H. BRENT AUSTIN
                                              ----------------------------------
                                            Name: H. Brent Austin
                                            Title: President

                                            THE COASTAL CORPORATION

                                            By: /s/ DAVID A. ARLEDGE
                                              ----------------------------------
                                                Name: David A. Arledge
                                                Title: Chairman, President and
                                                       Chief Executive Officer

                                                                       EXHIBIT A

                  METHODOLOGY FOR VALUATION OF COMPANY OPTIONS

January 16, 2000

RE: Valuation of Employee Options

In reference to the pending transaction (the "Transaction") involving The Coastal Corporation, we have been asked to propose a valuation methodology for existing employee options. The relevant issues for discussion and agreement fall into two broad categories:

     1) Option Valuation using Black/Scholes methodology

     2) Treatment of unvested options

1) OPTION VALUATION:

Merrill Lynch proposes the following input parameters for valuation of the options on the Transaction closing date:

Option Style:                       American
Term:                               maturity date of option grant
Rate:                               term Swap Rate (for each independent option maturity)
Dividends:                          $0.0625 per quarter per option (fixed dollar amount)
Volatility:                         30%
Valuation Price:                    Average of the closing stock prices for 10 trading
                                    days prior to the day before the Closing Date.
Strike Price:                       Price as established pursuant to option grant

2) UNVESTED OPTIONS:

Pooling accounting requirements may dictate a differentiation between vested and unvested options. The following proposal aims to establish a fair discount that can be applied to unvested options. Merrill Lynch proposes an attrition-based analysis applied to the existing option vesting schedule:

Management Attrition %:             5.0% per annum
Annual Unvested Option:             shall be determined based on the vesting schedule.
                                    Each year's unvested options will be subject to
                                    cancellation per the formula. Options cancelled in a
                                    prior year will be removed from the schedule for
                                    subsequent years.
Options Assumed Cancelled:          Management Attrition % x Annual Unvested Options

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of January 17, 2000 (this "Agreement"), by and between The Coastal Corporation, a Delaware corporation (the "Company"), and El Paso Energy Corporation, a Delaware corporation ("Parent").

                                    RECITALS

     A. The Company, Parent and a wholly owned subsidiary of Parent ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into the Company.

     B. As a condition and inducement to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has agreed, to grant Parent the option contemplated hereby.

     C. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

     D. This Agreement and the Merger Agreement are being entered into simultaneously.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Company and Parent agree as follows:

          1. Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to 31,834,515 (as adjusted as set forth herein) shares (the "Option Shares") of the Company's Common Stock, par value
     $.33 1/3 per share ("Company Stock"), at a purchase price of $34.14375 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

          2. Exercise of Option. (a) Parent may exercise the Option, in whole or in part, at any time or from time to time after the occurrence of any event as a result of which Parent is entitled to receive the Company Termination Fee pursuant to Section 8.2 of the Merger Agreement and the Merger Agreement is being or has been terminated (an "Exercise Event"); provided, however, that except as provided in the last sentence of this Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time and (B) nine months after the first occurrence of an Exercise Event. Notwithstanding the termination of the Option, Parent shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

          (b) Notice of Exercise. In the event that Parent wishes to exercise the Option, it shall send to the Company a written notice (the date of each such notice being herein referred to as a "Notice Date") to that effect, which notice also specifies a date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"); provided, however, that (i) if the closing of a purchase and sale pursuant to the Option (an "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Parent and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. Each of Parent and the Company agrees to use commercially reasonable efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The place of any Option Closing shall be at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the applicable Option Closing Date.

          3. Payment and Delivery of Certificates. (a) At any Option Closing, Parent shall pay to the Company in immediately available funds by wire transfer to a bank account designated in writing by the Company an amount equal to the Purchase Price multiplied by the number of Option Shares for which the Option is being exercised; provided, that failure or refusal of the Company to designate a bank account shall not preclude Parent from exercising the Option, in whole or in part.

          (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), the Company shall deliver to Parent a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of the Option Shares pursuant to the exercise of the Option hereunder, the Company shall have issued, and not redeemed. "poison pill" rights or similar securities rights ("Company Rights"), then each Option Share issued pursuant to such exercise shall be accompanied by a corresponding Company Right.

          (c) Restrictive Legend. Certificates for the Option Shares delivered at any Option Closing shall have typed or printed thereon a restrictive legend which shall read substantially as follows:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

     It is understood and agreed that the foregoing legend shall be removed by delivery of substitute certificate(s) without such legend upon the sale of the Option Shares pursuant to a registered public offering or Rule 144 under the Securities Act or any other sale as a result of which such legend is no longer required.

          4. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Company Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of Company Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

          (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any Person, other than Parent or one of its Subsidiaries, and the Company shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Parent or one of its Subsidiaries, to merge into or consolidate with the Company and the Company shall be the continuing or surviving corporation, but in connection with such merger or consolidation, the shares of Company Stock outstanding immediately prior to the consummation of such merger or consolidation shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the shares of Company Stock outstanding immediately prior to the consummation of such merger or consolidation shall, after such merger or consolidation, represent less than 50% of the outstanding voting securities of the merged or consolidated company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities, cash or property that Parent would have received in respect of Company Stock if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date therefor, as applicable.

          (c) If, prior to the termination of the Option in accordance with
     Section 2, the Company enters into any agreement (x) pursuant to which all outstanding shares of Company Stock are to be purchased for, or converted into the right to receive in whole or in part (other than in respect of fractional shares) cash or (y) with respect to any transaction described in clauses (i), (ii) and (iii) of paragraph (b) (each of (x) and (y), a "Transaction"), in the case of each of clauses (x) and (y), the Option is then exercisable, the Company covenants that proper provision shall be made in such agreement to provide that, if the Option shall not theretofore have been exercised, then upon the consummation of the Transaction (which in the case of a Transaction involving a tender offer shall be when shares of Company Stock are accepted for payment), Parent shall have the right, at its election, by not less than two business days' prior written notice to the Company, to receive in exchange for the cancellation of the Option an amount in cash equal to the Spread. For purposes of this Agreement, the term "Spread" means the number of Option Shares multiplied by the excess of
     (A) the higher of (i) the average of the closing prices of the shares of Company Stock on the principal securities exchange or quotation system on which the Company Stock is then listed or traded as reported by The Wall Street Journal over the ten-trading day period beginning on the trading day immediately following the announcement of such agreement or (ii) the average of the closing prices of the shares of Company Stock on the principal securities exchange or quotation system on which the Company Stock is then listed or traded as reported by The Wall Street Journal over the ten-trading day period ending on the trading day immediately prior to the consummation of such Transaction, over (B) the Purchase Price. Notwithstanding the foregoing, the amount of the Spread, when added to any Company Termination Fee paid or payable to Parent and Offset Amounts (as defined in Section 4(d)(i) below), shall not exceed $325 million.

          (d) Following exercise of the Option by Parent, in the event that Parent sells, pledges or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then:

             (i) any Company Termination Fee due and payable by the Company following such time shall be reduced by an amount, if any, equal to the excess of (1) the total of (A) the Company Termination Fee, (B) the excess of (w) the aggregate amounts received (whether in cash, securities or otherwise) by Parent in all Sales, over (x) the aggregate Purchase Price of the Option Shares sold in such Sales (such excess in this sub-clause (B) being the "Offset Amounts") and (C) cash received pursuant to Section 4(c), over (2) $325 million.

             (ii) if the Company has paid to Parent the Company Termination Fee prior to the Sale, then Parent shall immediately remit to the Company, as additional Purchase Price for the Option Shares, the excess, if any, of (y) the total of the Company Termination Fee, the Offset Amounts of all Sales and cash received pursuant to Section 4(c) over (z) $325 million.

          (e) Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, in no event shall the aggregate of any Company Termination Fee, all Offset Amounts and cash received pursuant to Section 4(c) exceed $325 million.

          5. Covenants of the Company and Parent. (a) The Company covenants (i) to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company Stock so that the Option may be fully exercised without additional authorization of Company Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Company Stock; (ii) not to seek to avoid the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by the Company and not to take any action which would cause any of its representations or warranties not to be true; and (iii) not to engage in any action or omit to take any action which would have the effect of preventing or disabling the Company from delivering the Option Shares to the Parent upon exercise of the Option or otherwise performing its obligations under this Agreement.

          (b) Parent covenants not to sell, assign, transfer or otherwise dispose of the Option, any part thereof, or any of its other rights hereunder to any third party without the prior written consent of the Company which consent shall not be unreasonably withheld or delayed. Parent may offer or sell Option Shares only pursuant to a registration under the Securities Act or an exemption therefrom.

          6. Listing. If Company Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), the Company, upon the request of Parent, shall promptly file an application to list the shares of Company Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and shall use reasonable best efforts to obtain approval of such listing as promptly as practicable.

          7. Loss or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

          8. Registration Rights. The Company shall, if requested by Parent at any time and from time to time within two years after the date of first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been acquired by exercise by Parent of the Option, in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision; and the Company shall use commercially reasonable efforts to qualify such securities under any applicable state securities laws. Parent agrees to use reasonable best efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. The Company shall use reasonable best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to any registration statement if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company or would interfere with a planned merger, sale of material assets, recapitalization or other significant corporate action (other than the issuance of equity securities). Any registration statement prepared and filed under this
     Section 8, and any sale covered thereby, shall be at the Company's expense except for underwriting discounts or commissions and brokers' fees, which shall be borne solely by Parent. Parent shall provide in writing all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section, the Company effects a registration under the

     Securities Act of the Company's equity securities for its own account or for any other of its stockholders (other than on Form S-4 or Form S-8, or any successor form), it shall allow Parent the right to participate in such registration; provided however, that, if the managing underwriters of such offering advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to the securities intended to be included therein by the Company for its own account and, thereafter, the Company shall include the securities requested to be included therein by Parent pro rata with the securities intended to be included therein by other stockholders of the Company. In connection with any registration pursuant to this Section, Parent and the Company shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

          9. Miscellaneous.

          (a) Fees and Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

          (b) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          (c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

          (d) Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

           If to the Company:

           The Coastal Corporation
           Coastal Tower
           Nine Greenway Plaza
           Houston, Texas 77046
           Attention: Carl A. Corrallo, Esq.
           Facsimile No.: (713) 877-1609

           With a copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           Four Times Square
           New York, New York 10036
           Attention: Blaine V. Fogg, Esq.
           Facsimile No.: (212) 735-2000

           If to Parent:

           El Paso Energy Corporation
           El Paso Energy Building
           1001 Louisiana
           Houston, Texas 77002
           Attention: Britton White Jr.
           Facsimile No.: (713) 420-4993

           With a copy to:

           Fried, Frank, Harris, Shriver & Jacobson
           One New York Plaza
           New York, New York 10004
           Attention: Gary P. Cooperstein, Esq.
                    Warren de Wied, Esq.
           Facsimile No.: (212) 859-4000

     or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

          (e) Assignment; Binding Effect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be sold, assigned, disposed of or otherwise transferred by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (f) Further Assurances. In the event of any exercise of the Option by Parent, the Company and Parent shall execute and deliver all such documents and instruments and take all such further action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (g) Survival. All the Company's representations, warranties and covenants contained herein shall survive each Option Closing.

          (h) ENFORCEMENT. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT SUBJECT TO THE NEXT SENTENCE, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

          (i) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                            THE COASTAL CORPORATION

                                            By: /s/ DAVID A. ARLEDGE
                                              ----------------------------------
                                            Name: David A. Arledge
                                            Title: Chairman, President and Chief
                                                   Executive Officer

                                            EL PASO ENERGY CORPORATION

                                            By: /s/ WILLIAM A. WISE
                                              ----------------------------------
                                            Name: William A. Wise
                                            Title: President and Chief Executive
                                                   Officer

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of January 17, 2000 (this "Agreement"), by and between The Coastal Corporation, a Delaware corporation (the "Company"), and El Paso Energy Corporation, a Delaware corporation ("Parent").

                                    RECITALS

     A. The Company, Parent and a wholly owned subsidiary of Parent ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into the Company.

     B. As a condition and inducement to the Company's willingness to enter into the Merger Agreement, the Company has requested that Parent agree, and Parent has agreed, to grant the Company the option contemplated hereby.

     C. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

     D. This Agreement and the Merger Agreement are being entered into simultaneously.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Company and Parent agree as follows:

          1. Grant of Option. Subject to the terms and conditions set forth herein, Parent hereby grants to the Company an irrevocable option (the "Option") to purchase up to 35,080,566 (as adjusted as set forth herein) shares (the "Option Shares") of Parent's Common Stock, par value $3.00 per share ("Parent Stock"), at a purchase price of $37.80 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

          2. Exercise of Option. (a) The Company may exercise the Option, in whole or in part, at any time or from time to time after the occurrence of any event as a result of which the Company is entitled to receive the Parent Termination Fee pursuant to Section 8.2 of the Merger Agreement and the Merger Agreement is being or has been terminated (an "Exercise Event"); provided, however, that except as provided in the last sentence of this
     Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time and (B) nine months after the first occurrence of an Exercise Event. Notwithstanding the termination of the Option, the Company shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

          (b) Notice of Exercise. In the event that the Company wishes to exercise the Option, it shall send to Parent a written notice (the date of each such notice being herein referred to as a "Notice Date") to that effect, which notice also specifies a date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"); provided, however, that (i) if the closing of a purchase and sale pursuant to the Option (an "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Parent and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,
     (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. Each of Parent and the Company agrees to use commercially reasonable efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The place of any Option Closing shall be at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the applicable Option Closing Date.

          3. Payment and Delivery of Certificates. (a) At any Option Closing, the Company shall pay to Parent in immediately available funds by wire transfer to a bank account designated in writing by Parent an amount equal to the Purchase Price multiplied by the number of Option Shares for which the Option is being exercised; provided, that failure or refusal of Parent to designate a bank account shall not preclude the Company from exercising the Option, in whole or in part.

          (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Parent shall deliver to the Company a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of the Option Shares pursuant to the exercise of the Option hereunder Parent shall not have redeemed the rights issued pursuant to the Parent Rights Agreement (the "Parent Rights"), or shall have issued and not redeemed any similar securities, then each Option Share issued pursuant to such exercise shall be accompanied by a corresponding Parent Right or new rights with terms substantially the same as and at least as favorable to the Company as are provided under the Parent Rights Agreement or any similar agreement then in effect.

          (c) Restrictive Legend. Certificates for the Option Shares delivered at any Option Closing shall have typed or printed thereon a restrictive legend which shall read substantially as follows:

             "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

     It is understood and agreed that the foregoing legend shall be removed by delivery of substitute certificate(s) without such legend upon the sale of the Option Shares pursuant to a registered public offering or Rule 144 under the Securities Act or any other sale as a result of which such legend is no longer required.

          4. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Parent Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that the Company shall receive upon exercise of the Option the number and class of shares or other securities or property that the Company would have received in respect of Parent Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

          (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Parent enters into an agreement (i) to consolidate with or merge into any Person, other than the Company or one of its Subsidiaries, and Parent shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than the Company or one of its Subsidiaries, to merge into or consolidate with Parent and Parent shall be the continuing or surviving corporation, but in connection with such merger or consolidation, the shares of Parent Stock outstanding immediately prior to the consummation of such merger or consolidation shall be changed into or exchanged for stock or other securities of Parent or any other person or cash or any other property, or the shares of Parent Stock outstanding immediately prior to the consummation of such merger or consolidation shall, after such merger or consolidation, represent less than 50% of the outstanding voting securities of the merged or consolidated company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Company or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities, cash or property that the Company would have received in respect of Parent Stock if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date therefor, as applicable.

          (c) If, prior to the termination of the Option in accordance with
     Section 2, Parent enters into any agreement (x) pursuant to which all outstanding shares of Parent Stock are to be purchased for, or converted into the right to receive in whole or in part (other than in respect of fractional shares) cash or (y) with respect to any transaction described in clauses (i), (ii) and (iii) of paragraph (b) (each of (x) and (y), a "Transaction"), in the case of each of clauses (x) and (y), the Option is then exercisable, Parent covenants that proper provision shall be made in such agreement to provide that, if the Option shall not theretofore have been exercised, then upon the consummation of the Transaction (which in the case of a Transaction involving a tender offer shall be when shares of Parent Stock are accepted for payment), the Company shall have the right, at its election, by not less than two business days' prior written notice to Parent, to receive in exchange for the cancellation of the Option an amount in cash equal to the Spread. For purposes of this Agreement, the term "Spread" means the number of Option Shares multiplied by the excess of
     (A) the higher of (i) the average of the closing prices of the shares of Parent Stock on the principal securities exchange or quotation system on which the Parent Stock is then listed or traded as reported by The Wall Street Journal over the ten-trading day period beginning on the trading day immediately following the announcement of such agreement or (ii) the average of the closing prices of the shares of Parent Stock on the principal securities exchange or quotation system on which the Parent Stock is then listed or traded as reported by The Wall Street Journal over the ten-trading day period ending on the trading day immediately prior to the consummation of such Transaction, over (B) the Purchase Price. Notwithstanding the foregoing, the amount of the Spread, when added to any Parent Termination Fee paid or payable to the Company and Offset Amounts (as defined in Section 4(d)(i) below), shall not exceed $325 million.

          (d) Following exercise of the Option by the Company, in the event that the Company sells, pledges or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then:

             (i) any Parent Termination Fee due and payable by Parent following such time shall be reduced by an amount, if any, equal to the excess of
        (1) the total of (A) the Parent Termination Fee, (B) the excess of (w) the aggregate amounts received (whether in cash, securities or otherwise) by the Company in all such Sales, over (x) the aggregate Purchase Price of the Option Shares sold in such Sales (such excess in this sub-clause (B) being the "Offset Amounts") and (C) cash received pursuant to Section 4(c), over (2) $325 million.

             (ii) if Parent has paid to the Company the Parent Termination Fee prior to the Sale, then the Company shall immediately remit to Parent, as additional Purchase Price for the Option Shares, the excess, if any, of (y) the total of the Parent Termination Fee, the Offset Amounts of all Sales and cash received pursuant to Section 4(c), over (z) $325 million.

          (e) Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, in no event shall the aggregate of any Parent Termination Fee, all Offset Amounts and cash received pursuant to Section 4(c) exceed $325 million.

          5. Covenants of the Company and Parent. (a) Parent covenants (i) to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Parent Stock so that the Option may be fully exercised without additional authorization of Parent Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Parent Stock; (ii) not to seek to avoid the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by Parent and not to take any action which would cause any of its representations or warranties not to be true; and (iii) not to engage in any action or omit to take any action which would have the effect of preventing or disabling Parent from delivering the Option Shares to the Company upon exercise of the Option or otherwise performing its obligations under this Agreement.

          (b) The Company covenants not to sell, assign, transfer or otherwise dispose of the Option, any part thereof, or any of its other rights hereunder to any third party without the prior written consent of Parent which consent shall not be unreasonably withheld or delayed. The Company may offer or sell Option Shares only pursuant to an registration under the Securities Act or an exemption therefrom.

          6. Listing. If Parent Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Parent, upon the request of the Company, shall promptly file an application to list the shares of Parent Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and shall use reasonable best efforts to obtain approval of such listing as promptly as practicable.

          7. Loss or Mutilation. Upon receipt by Parent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Parent shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Parent, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

          8. Registration Rights. Parent shall, if requested by the Company at any time and from time to time within two years after the date of first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been acquired by exercise by the Company of the Option, in accordance with the intended method of sale or other disposition stated by the Company, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision; and Parent shall use reasonable best efforts to qualify such securities under any applicable state securities laws. The Company agrees to use reasonable best efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. Parent shall use reasonable best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 90 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Parent to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 calendar days in the aggregate with respect to any registration statement if the Board of Directors of Parent shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Parent or would interfere with a planned merger, sale of material assets, recapitalization or other significant corporate action (other than the issuance of equity securities). Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Parent's expense except for underwriting discounts or commissions and brokers' fees, which shall be borne solely by the Company.

     The Company shall provide in writing all information reasonably requested by Parent for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section, Parent effects a registration under the Securities Act of Parent's equity securities for its own account or for any other of its stockholders (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Company the right to participate in such registration; provided however, that, if the managing underwriters of such offering advise Parent that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering on a commercially reasonable basis, priority shall be given to the securities intended to be included therein by Parent for its own account and, thereafter, Parent shall include the securities requested to be included therein by the Company pro rata with the securities intended to be included therein by other stockholders of Parent. In connection with any registration pursuant to this Section, Parent and the Company shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

          9. Miscellaneous.

          (a) Fees and Expenses. Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

          (b) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          (c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

          (d) Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

              If to the Company:

              The Coastal Corporation
              Coastal Tower
              Nine Greenway Plaza
              Houston, Texas 77046
              Attention: Carl A. Corallo, Esq.
              Facsimile No.: (713) 877-1609

              With a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              Four Times Square
              New York, New York 10036
              Attention: Blaine V. Fogg, Esq.
              Facsimile No.: (212) 735-2000

              If to Parent:

              El Paso Energy Corporation
              El Paso Energy Building
              1001 Louisiana
              Houston, Texas 77002
              Attention: Britton White Jr.
              Facsimile No.: (713) 420-4993

              With a copy to:

              Fried, Frank, Harris, Shriver & Jacobson
              One New York Plaza
              New York, New York 10004
              Attention: Gary P. Cooperstein, Esq.
                         Warren de Wied, Esq.
              Facsimile No.: (212) 859-4000

     or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

          (e) Assignment; Binding Effect; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be sold, assigned, disposed of or otherwise transferred by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (f) Further Assurances. In the event of any exercise of the Option by the Company, the Company and Parent shall execute and deliver all such documents and instruments and take all such further action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (g) Survival. All Parent's representations, warranties and covenants contained herein shall survive each Option Closing.

          (h) ENFORCEMENT. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT SUBJECT TO THE NEXT SENTENCE, THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT.

          (i) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                             THE COASTAL CORPORATION

                                             By: /s/ DAVID A. ARLEDGE
                                               ---------------------------------
                                             Name: David A. Arledge
                                             Title: Chairman, President and
                                                    Chief Executive Officer

                                             EL PASO ENERGY CORPORATION

                                             By: /s/ WILLIAM A. WISE
                                               ---------------------------------
                                             Name: William A. Wise
                                             Title: President and Chief
                                                    Executive Officer

                                                                         ANNEX D
                          DONALDSON, LUFKIN & JENRETTE
              Donaldson, Lufkin & Jenrette Securities Corporation
 Wells Fargo Bank Plaza, 1000 Louisiana, Suite 4900, Houston, TX 77002 - (713)
                                    652-6000

                                January 17, 2000

Board of Directors
El Paso Energy Corporation
1001 Louisiana
Houston, Texas 77002

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to El Paso Energy Corporation (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of January 17, 2000 (the "Agreement"), among the Company, El Paso Merger Company, a wholly owned subsidiary of the Company ("Merger Sub"), and The Coastal Corporation ("Coastal"). Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

     Pursuant to the Agreement, (i) Merger Sub will be merged (the "Merger") with and into Coastal, subject to certain terms, (ii) each issued and outstanding share of Class A common stock, par value $0.33- 1/3 per share, of Coastal (the "Class A Common Stock") and each issued and outstanding share of common stock, par value $0.33- 1/3 per share, of Coastal (the "Common Stock"; the Common Stock and the Class A common stock are collectively referred to herein as the "Coastal Common Stock"), other than those shares held in treasury by Coastal, by the Company or by any of their respective subsidiaries, will be converted, on the terms and conditions set forth in the Agreement, into the right to receive 1.23 shares (the "Exchange Ratio") of common stock, par value $3.00 per share, of the Company (the "Company Common Stock"), and (iii) each issued and outstanding share of $1.19 Cumulative Convertible Preferred Stock, Series A ("Series A Coastal Preferred Stock"), par value $0.33- 1/3 per share, each issued and outstanding share of $1.83 Cumulative Convertible Preferred Stock, Series B ("Series B Coastal Preferred Stock"), par value $0.33- 1/3 per share, and each issued and outstanding share of $5.00 Cumulative Convertible Preferred Stock, Series C ("Series C Coastal Preferred Stock"), par value $0.33- 1/3 per share, in each case other than those shares held in treasury by Coastal, by the Company or by any of their respective subsidiaries, will be converted, on the terms and conditions set forth in the Agreement, into the right to receive (a) in the case of Series A Coastal Preferred Stock, 9.133 shares of Company Common Stock, (b) in the case of Series B Coastal Preferred Stock, 9.133 shares of Company Common Stock, and (c) in the case of Series C Coastal Preferred Stock, 17.980 shares of Company Common Stock.

     In arriving at our opinion, we have reviewed the draft Agreement, dated January 17, 2000, including the exhibits thereto, as well as the separate draft Stock Option Agreements, each dated January 17, 2000, by and between the Company and Coastal. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Coastal including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Coastal prepared by the management of Coastal and certain financial projections of the Company prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Coastal with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Coastal and the Company, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Coastal or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the cost savings achievable as a result of the Merger and upon our discussion of such cost savings with the management of the Company. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Coastal as to the future operating and financial performance of the Company and Coastal. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters, including that the Merger will be free of federal income tax to the Company, on advice of counsel to the Company. Further, we have assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

     In rendering our opinion, we have also assumed that obtaining the necessary regulatory and governmental approvals for the Merger will not significantly delay consummation of the Merger and that, in the course of obtaining such approvals, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company's securities will actually trade at any time. Our opinion does not address the relative merits of the Merger and any other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:  /s/  D. DWIGHT SCOTT
                                             -----------------------------------
                                               D. Dwight Scott
                                             Managing Director

                                                                         ANNEX E

                         [LETTERHEAD OF MERRILL LYNCH]

                                                   January 17, 2000

Board of Directors
The Coastal Corporation
Coastal Tower
Nine Greenway Plaza
Houston, Texas 77046

Gentlemen:

     The Coastal Corporation (the "Company"), El Paso Energy Corporation ("El Paso") and a wholly owned subsidiary of El Paso (the "Merger Sub"), propose to enter into an agreement (the "Agreement") pursuant to which the Merger Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company Common Stock and each outstanding share of Company Class A Common Stock will be converted into the right to receive 1.230 shares (the "Common Exchange Ratio") of the common stock of El Paso (the "El Paso Shares"), each outstanding share of Company Series A Preferred Stock will be converted into the right to receive 9.133 El Paso Shares, each outstanding share of Company Series B Preferred Stock will be converted into the right to receive 9.133 El Paso Shares, and each outstanding share of Company Series C Preferred Stock will be converted into the right to receive 17.980 El Paso Shares (together with the Common Exchange Ratio, the "Exchange Ratios"). In addition, the Company's FELINE PRIDES will be convertible into El Paso Shares in accordance with the terms of the purchase contract and at the Common Exchange Ratio. The Merger is expected to be considered by the stockholders of the Company and El Paso at special stockholder meetings and consummated following such meetings upon the approval of certain regulatory authorities. (The Company Common Stock, Company Class A Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company FELINE PRIDES are referred to as the "Shares"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have asked us whether, in our opinion, the Exchange Ratios to be received by the holders of the Shares in the Merger are fair to such holders from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1998 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1999, June 30, 1999 and September 30, 1999;

     (2) Reviewed El Paso's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1998 and El Paso's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1999, June 30, 1999 and September 30, 1999;

     (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and El Paso, furnished to us by the Company and El Paso;

     (4) Conducted discussions with members of senior management of the Company and El Paso concerning their respective businesses and prospects;

     (5) Reviewed the historical market prices and trading activity for the Company Common Stock and El Paso Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and El Paso, respectively;

     (6) Compared the results of operations of the Company and El Paso with that of certain companies which we deemed to be reasonably similar to the Company and El Paso, respectively;

     (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     (8)  Reviewed a draft of the Agreement dated January 14, 2000; and

     (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and El Paso, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information. We have not undertaken an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of the Company or El Paso or any actuarial analysis with respect to the Company or El Paso, nor have we been furnished with any such evaluation, appraisal or actuarial analysis. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of the Company or El Paso. With respect to the financial forecast information of the Company and El Paso, including, without limitation, financial forecasts, evaluation of contingencies and projections regarding, among other things, future economic conditions pertaining to the Company and El Paso, and the synergies and cost savings that may result from the Merger ("Merger Benefits"), furnished to or discussed with us by the Company and El Paso, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, allocations and judgements of the senior management of the Company and El Paso as to the expected future financial performance of the Company, El Paso or the combined entity, as the case may be. We express no opinion as to such financial forecast information, the Merger Benefits or other items or the assumptions upon which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and will be accounted for as a pooling-of-interests under generally accepted accounting principles. We have also assumed that the final form of the Agreement will be substantially similar to the last drafts reviewed by us and that the Merger will be consummated in accordance with the Agreement.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of, or combination with, the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and El Paso and have received fees for the rendering of such services.

     In the ordinary course of our business, we may actively trade the securities of the Company or El Paso for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, and does not constitute a recommendation to any stockholder of the Company as to how a stockholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the El Paso Shares will trade following the consummation of the Merger or the prices at which the Shares will trade between the date hereof and the consummation of the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratios to be received by the holders of the Shares pursuant to the Merger are fair to such holders from a financial point of view.

                                        Very truly yours,

                                        /s/ MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED
                                        ----------------------------------------

                                                                         ANNEX F

                        DELAWARE GENERAL CORPORATION LAW

     Section 262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                    Exhibit 99.2

                      SOLICITED BY THE BOARD OF DIRECTORS

                           EL PASO ENERGY CORPORATION

                        SPECIAL MEETING OF STOCKHOLDERS

                                  May 5, 2000


The undersigned hereby appoints William A. Wise and Britton White Jr., and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of common stock of El Paso Energy Corporation, held of record by the undersigned as of the close of business on March 17, 2000, at the Special Meeting of Stockholders to be held at The Westin Galleria, 5060 W. Alabama, Houston, Texas on May 5, 2000, and at any adjournment(s) or postponement(s) of that meeting, with respect to the proposal to approve the issuance of shares of El Paso common stock to stockholders and optionholders of The Coastal Corporation in connection with the proposed merger of a wholly owned subsidiary of El Paso into Coastal, as a result of which Coastal will become a wholly owned subsidiary of El Paso, as described in the joint proxy statement/prospectus to which this proxy relates. The proxies shall have discretionary authority as to any other matters that may properly come before the Special Meeting, including an adjournment of the Special Meeting to obtain a quorum, to solicit additional votes in favor of this proposal. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

                                                             ------------------
(IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)          SEE REVERSE SIDE
                                                             ------------------

[X]      Please mark votes as in this example




The Board of Directors recommends a vote FOR the                 For     Against    Abstain
following proposal:
                                                                 [ ]       [ ]        [ ]
Approval of the issuance of shares of El Paso
common stock to stockholders and optionholders of The
Coastal Corporation in connection with the proposed
merger of a wholly owned subsidiary of El Paso into
Coastal, as a result of which Coastal will become a
wholly owned subsidiary of El Paso.

                                                                                                       MARK HERE FOR COMMENTS    [ ]
                                                                                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]

                                                         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                                                         ENCLOSED ENVELOPE.

                                                         Please sign exactly as your name appears. If acting as attorney, executor, trustee or in other representative capacity, sign name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                         IMPORTANT: Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.


------------------------------       -----------------   ------------------------------------------      -----------------------
         SIGNATURE                          DATE                            SIGNATURE                             DATE

                        CONFIDENTIAL VOTING INSTRUCTIONS
                           EL PASO ENERGY CORPORATION
             SPECIAL MEETING OF STOCKHOLDERS - MAY 5, 2000
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



TO:  BANKERS TRUST COMPANY, TRUSTEE UNDER EL PASO
     ENERGY CORPORATION RETIREMENT SAVINGS PLAN

The undersigned hereby directs the Trustee to vote, in person or by proxy, the full and fractional shares of common stock of El Paso Energy Corporation credited to my account under the referenced Plan at the close of business on March 17, 2000, the record date, at the Special Meeting of Stockholders to be held at The Westin Galleria, 5060 W. Alabama, Houston, Texas 77056 on May 5, 2000, and at any adjournment(s) or postponement(s) of that meeting, with respect to the proposal to approve the issuance of shares of El Paso common stock to stockholders and optionholders of The Coastal Corporation in connection with the proposed merger of a wholly owned subsidiary of El Paso into Coastal, as a result of which Coastal will become a wholly owned subsidiary of El Paso. The Trustee is directed to grant to persons selected by El Paso discretionary authority as to any other matters that may properly come before the Special Meeting, including an adjournment of the Special Meeting to obtain a quorum, to solicit additional votes in favor of this proposal, as described in the accompanying joint proxy statement/prospectus. If these voting instructions are properly executed, the full or fractional shares credited to the undersigned's account will be voted in the manner directed by the undersigned.

If these voting instructions are completed, dated, signed and returned in the accompanying envelope to the Trustee by May 2, 2000, the full or fractional shares credited to the undersigned's account will be voted in the manner directed by the undersigned. If these voting instructions are returned to the Trustee without direction being given, those full or fractional shares will be voted FOR the proposal.

PLEASE MARK YOUR CHOICE LIKE THIS [X] IN
DARK INK AND SIGN AND DATE BELOW

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:


  Approval of the issuance of shares of El Paso common stock to stockholders             For           Against             Abstain
and optionholders of The Coastal Corporation in connection with the proposed
merger of a wholly owned subsidiary of El Paso into Coastal, as a result of                [ ]             [ ]                 [ ]
which Coastal will become a wholly owned subsidiary of El Paso.

                                                            If acting as attorney, executor, trustee or in other representative capacity, sign name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                            IMPORTANT:  Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

Shares held as of March 17, 2000:
                                  -----------               -----------------------------------------------     ------------------
                                                            SIGNATURE                                                  DATE

                        CONFIDENTIAL VOTING INSTRUCTIONS
                           EL PASO ENERGY CORPORATION
                 SPECIAL MEETING OF STOCKHOLDERS - MAY 5, 2000
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


TO:  BANKERS TRUST COMPANY, TRUSTEE UNDER EL PASO
     ENERGY CORPORATION BENEFITS PROTECTION TRUST

The undersigned hereby directs the Trustee to vote, in person or by proxy, the full and fractional shares of common stock of El Paso Energy Corporation credited to my account under the referenced Plan at the close of business on March 17, 2000, the record date, at the Special Meeting of Stockholders to be held at The Westin Galleria, 5060 W. Alabama, Houston, Texas on May 5, 2000, and at any adjournment(s) or postponement(s) of that meeting, with respect to the proposal to approve the issuance of shares of El Paso common stock to stockholders and optionholders of The Coastal Corporation in connection with the proposed merger of a wholly owned subsidiary of El Paso into Coastal, as a result of which Coastal will become a wholly owned subsidiary of El Paso. The Trustee is directed to grant to persons selected by El Paso discretionary authority as to any other matters that may properly come before the Special Meeting, including an adjournment of the Special Meeting to obtain a quorum, to solicit additional votes in favor of this proposal, as described in the accompanying joint proxy statement/prospectus. If these voting instructions properly executed, the full or fractional shares credited to the undersigned's account will be voted in the manner directed by the undersigned.

If these voting instructions are completed, dated, signed and returned in the accompanying envelope to the Trustee by May 2, 2000, the full or fractional shares credited to the undersigned's account will be voted in the manner directed by the undersigned. If these voting instructions are returned to the Trustee without direction being given, those full or fractional shares will be voted FOR the proposal.

PLEASE MARK YOUR CHOICE LIKE THIS [X] IN
DARK INK AND SIGN AND DATE BELOW

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

Approval of the issuance of shares of El Paso common stock to stockholders             For           Against             Abstain
and optionholders of The Coastal Corporation in connection with the proposed
merger of a wholly owned subsidiary of El Paso into Coastal, as a result of            [ ]             [ ]                 [ ]
which Coastal will become a wholly owned subsidiary of El Paso.



                                                            If acting as attorney, executor, trustee or in other representative capacity, sign name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                            IMPORTANT:  Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

Shares held as of March 17, 2000:
                                 -----------                ------------------------------------------------     ------------------
                                                            SIGNATURE                                                   DATE